         As filed with the Securities and Exchange Commission on May 6, 1998

                                                     Registration No. 333-_____

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                              --------------------------
                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                              --------------------------
                            NATIONAL CITY BANCSHARES, INC.
                (Exact name of registrant as specified in its charter)
                              --------------------------


         INDIANA                               6711                35-1632155
(State or other jurisdiction of   (Primary Standard Industrial   (IRS Employer
 incorporation or organization)    Classification Code Number)   Identification
                                                                    Number)


                                   227 MAIN STREET
                                     P.O. BOX 868
                           EVANSVILLE, INDIANA  47705-0868
                                    (812) 464-9677
           (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             --------------------------

                                   ROBERT A. KEIL
                           NATIONAL CITY BANCSHARES, INC.
                                  227 MAIN STREET
                                    P.O. BOX 868
                          EVANSVILLE, INDIANA  47705-0868
                                   (812) 464-9677
                 (Name, address, including zip code, and telephone
                 number, including area code, of agent for service)

                             --------------------------


                                     COPIES TO:

         DAVID C. WORRELL, ESQ.                WALTER R. BYRNE, JR., ESQ.
             BAKER & DANIELS                        STITES & HARBISON
        300 NORTH MERIDIAN STREET                 250 WEST MAIN STREET
               SUITE 2700                    2300 LEXINGTON FINANCIAL CENTER
       INDIANAPOLIS, INDIANA 46204             LEXINGTON, KENTUCKY  40507
             (317) 237-0300                          (606) 226-2300

                              --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box. [    ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [    ] ____________________

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [    ] ____________________


                                                   CALCULATION OF REGISTRATION FEE
                                                                 Proposed Maximum         Proposed Maximum
         Title of Each Class of             Amount to be          Offering Price              Aggregate             Amount of
      Securities to be Registered            Registered              Per Unit              Offering Price        Registration Fee

 Common Stock, without par value           1,441,862 (1)                (2)                $14,219,475 (2)           $4,195


 (1) Based on the maximum number of shares of National City Bancshares, Inc. Common Stock that may be issued in the Merger.
 (2) Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the book value per share of the common stock of Community First Financial, Inc. as of December 31, 1997.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                     [Community First Financial, Inc. Letterhead]

                                                        _______________ __, 1998

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of Community First Financial, Inc. ("CFF") to be held at 11:00 a.m., local time, on ________________ _, 1998 at the office of Community First Bank, National Association, 102 West Second Street, Maysville, Kentucky. At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 9, 1998, which provides for the merger (the "Merger") of CFF with and into National City Bancshares, Inc. ("NCBE").

     If the Merger is approved and consummated, all of the outstanding classes of shares of common and preferred stock of CFF, other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive shares of NCBE common stock. The provisions for converting all classes of shares of CFF into NCBE common stock are set forth in the Merger Agreement and described in the accompanying Prospectus/Proxy Statement.

     After careful review and consideration, your Board of Directors believes that the proposed Merger is in the best interests of CFF and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT.

     Please read the accompanying Prospectus/Proxy Statement which describes the Merger and related matters in more detail. Your participation in the Special Meeting, in person or by proxy, is important. Therefore, please mark, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously mailed in your proxy card. In the event that proxies representing a sufficient number of votes to approve the Merger are not obtained prior to the Special Meeting, a proposal to adjourn the Special Meeting in order to solicit additional proxies will be put to a vote at the Special Meeting.

                                        Sincerely,


                                        Robert D. Vance
                                        Chairman of the Board

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           COMMUNITY FIRST FINANCIAL, INC.

                             To be held on _____ _, 1998


TO THE SHAREHOLDERS OF COMMUNITY FIRST FINANCIAL, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Community First Financial, Inc., a Kentucky corporation ("CFF"), will be held on _______________ __, 1998, at 11:00 a.m., local time, at 102 West
Second Street, Maysville, Kentucky, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 9, 1998, between CFF and National City Bancshares, Inc., an Indiana corporation ("NCBE"), and the transactions contemplated thereby, pursuant to which, among other things, CFF will be merged (the "Merger") with and into NCBE, upon the terms and conditions set forth in the Merger Agreement, as more fully described in the accompanying Prospectus/Proxy Statement.

     2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     A copy of the Merger Agreement is attached as Appendix A to the accompanying Prospectus/Proxy Statement and is incorporated by reference in this Notice.

     The Board of Directors of CFF has fixed the close of business on _____________ __, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. In the event that proxies representing a sufficient number of votes to approve the Merger Agreement are not obtained prior to the Special Meeting, a proposal to adjourn the Special Meeting in order to solicit additional proxies will be put to a vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF CFF HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE CORPORATION, ITS SHAREHOLDERS, ITS COMMUNITY AND ITS OTHER CONSTITUENTS. THE BOARD, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CFF VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT DESCRIBES THE RIGHTS OF CFF SHAREHOLDERS TO DISSENT FROM THE MERGER AND THE PROCEDURES WHICH MUST BE FOLLOWED IN ORDER TO PERFECT SUCH RIGHTS.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                     By Order of the Board of Directors,
Maysville, Kentucky
______________ __, 1998              Clyde A. (Pete) Turner, Secretary

                            NATIONAL CITY BANCSHARES, INC.

                                      PROSPECTUS
                        UP TO 1,441,862 SHARES OF COMMON STOCK

                              --------------------------

                            COMMUNITY FIRST FINANCIAL, INC.

                                   PROXY STATEMENT
                                         FOR
                           SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ________________ __, 1998

     This Prospectus/Proxy Statement relates to the proposed acquisition of Community First Financial, Inc., a Kentucky corporation ("CFF"), by National City Bancshares, Inc., an Indiana corporation ("NCBE"), by means of the merger (the "Merger") of CFF with and into NCBE, pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 9, 1998, between CFF and NCBE. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

     This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CFF to be used at the Special Meeting of Shareholders (the "Special Meeting") of CFF to be held on ___________________ __, 1998. At the Special Meeting, holders of shares of CFF's Common Stock, no par value ("CFF Common"), CFF's Class A Preferred Stock, $225.00 par value per share ("CFF A Preferred") and CFF's Class B Preferred Stock, $500.00 par value per share ("CFF B Preferred," and together with CFF Common and CFF A Preferred, "CFF Stock"), will be asked to consider and vote upon approval of the Merger Agreement and the transactions contemplated thereby. In the event that proxies representing a sufficient number of votes to approve the Merger Agreement are not obtained prior to the Special Meeting, a proposal to adjourn the Special Meeting in order to solicit additional proxies will be put to a vote at the Special Meeting. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof at the Special Meeting. Shareholders of CFF are entitled to dissenters' rights in connection with the Merger as described herein. See "SPECIAL MEETING" and "THE
MERGER -- Dissenters' Rights."   This Prospectus/Proxy Statement and the
accompanying form of proxy are first being mailed to shareholders of CFF on or about ________________ __, 1998.

     Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of CFF Stock, other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive the following number of shares of common stock of NCBE ("NCBE Common"): 32.0692 shares of NCBE Common for each share of CFF Common; 49.3545 shares of NCBE Common for each share of CFF A Preferred; and 39.0000 shares of NCBE Common for each share of CFF B Preferred. See "THE MERGER -- Conversion of CFF Stock." This Prospectus/Proxy Statement also constitutes the prospectus of NCBE with respect to up to 1,441,862 shares of NCBE Common issuable in the Merger.

     The outstanding shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol, "NCBE." The last reported sale price of NCBE Common on _________________ __, 1998, was $__________.

     SEE "RISK FACTORS RELATING TO NCBE COMMON" BEGINNING ON PAGE 12 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN NCBE COMMON.

                NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
               STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
                   OF THE NCBE COMMON OR PASSED UPON THE ACCURACY
                  OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT.
                          ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

               THE SHARES OF NCBE COMMON OFFERED HEREBY ARE NOT SAVINGS
                ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR
                SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL
                  DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                        FUND OR ANY OTHER GOVERNMENTAL AGENCY.

      The date of this Prospectus/Proxy Statement is ________________ __, 1998

     ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO NCBE HAS BEEN SUPPLIED BY NCBE AND ALL INFORMATION WITH RESPECT TO CFF HAS BEEN SUPPLIED BY CFF.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS RELATING TO NCBE BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO STEPHEN C. BYELICK, JR., SECRETARY, NATIONAL CITY BANCSHARES, INC., 227 MAIN STREET, P.O. BOX 868, EVANSVILLE, INDIANA 47705-0868 (TELEPHONE NUMBER (812) 464-9864). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [FIVE BUSINESS DAYS PRIOR TO MEETING DATE] _______________ __, 1998.


                              --------------------------


                                  TABLE OF CONTENTS
                                                                            Page
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . 5

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Special Meeting of CFF Shareholders . . . . . . . . . . . . . . . . . . . 6
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Summary Comparative Historical and Combined per Share Data. . . . . . . .10
     Risk Factors Relating to NCBE Common. . . . . . . . . . . . . . . . . . .11
     Stock Price Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     Comparison of Shareholder Rights. . . . . . . . . . . . . . . . . . . . .11

RISK FACTORS RELATING TO NCBE COMMON . . . . . . . . . . . . . . . . . . . . .12
     Status of NCBE as a Bank Holding Company. . . . . . . . . . . . . . . . .12
     Risks Associated with Acquisitions. . . . . . . . . . . . . . . . . . . .12
     Impact of Interest Rate Changes . . . . . . . . . . . . . . . . . . . . .13
     Credit Risk and Loan Concentration. . . . . . . . . . . . . . . . . . . .13
     Regulatory Risks. . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     Exposure to Local Economic Conditions . . . . . . . . . . . . . . . . . .13
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Date, Time, Place and Purpose . . . . . . . . . . . . . . . . . . . . . .15
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . . .15
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . .16

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .16

     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . . .17
     Opinion of Financial Advisor to CFF . . . . . . . . . . . . . . . . . . .17
     Recommendation of CFF's Board of Directors. . . . . . . . . . . . . . . .20
     Closing and Effective Time. . . . . . . . . . . . . . . . . . . . . . . .21
     Conversion of CFF Stock . . . . . . . . . . . . . . . . . . . . . . . . .21
     Procedures for Exchange of Certificates . . . . . . . . . . . . . . . . .21
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . .22
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Representations and Warranties. . . . . . . . . . . . . . . . . . . . . .25
     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . . .26
     Termination and Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .27
     No Solicitation; Fees and Expenses. . . . . . . . . . . . . . . . . . . .27
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . .27
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . .28
     Resale of NCBE Common . . . . . . . . . . . . . . . . . . . . . . . . . .29
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . .29

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . .31

COMPARATIVE STOCK PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . .33

INFORMATION CONCERNING NCBE. . . . . . . . . . . . . . . . . . . . . . . . . .34
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     Year 2000 Issue . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     Security Ownership of Certain Beneficial Owners and Management. . . . . .36

INFORMATION CONCERNING CFF . . . . . . . . . . . . . . . . . . . . . . . . . .37
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     Selected Financial Data of CFF. . . . . . . . . . . . . . . . . . . . . .37
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . .38

DESCRIPTION OF NCBE CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . .47
     Authorized Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
     Dividends, Voting, Liquidation and Other Rights . . . . . . . . . . . . .47
     Certain Provisions of Articles of Incorporation and By-Laws . . . . . . .47
     Certain Provisions of the Indiana Law . . . . . . . . . . . . . . . . . .48
     Transfer Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . . . . .48
     Classified Board of Directors . . . . . . . . . . . . . . . . . . . . . .48
     Business Combinations Not Involving an Interested Shareholder . . . . . .48
     Business Combinations Involving an Interested Shareholder . . . . . . . .49
     Removal of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . .49
     Amendments to Articles of Incorporation . . . . . . . . . . . . . . . . .50
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     Rights of First Refusal or Transfer of Shares . . . . . . . . . . . . . .50
     Special Meetings of Shareholders. . . . . . . . . . . . . . . . . . . . .51
     Shareholder Action by Written Consent . . . . . . . . . . . . . . . . . .51
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     Control Share Acquisitions. . . . . . . . . . . . . . . . . . . . . . . .51

     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     Limitation of Liability of Directors. . . . . . . . . . . . . . . . . . .52
     Consideration of Non-Shareholder Interests. . . . . . . . . . . . . . . .53

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53

INDEX TO CFF FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX A-    Agreement and Plan of Merger dated as of March 9, 1998
               betweenNational City Bancshares, Inc. and Community First
               Financial, Inc. . . . . . . . . . . . . . . . . . . . . . . . A-1

APPENDIX B-    Fairness Opinion of Professional Bank Services, Inc.. . . . . B-1

APPENDIX C-    Excerpts of the Kentucky Business Corporation Act
               (Dissenters' Rights). . . . . . . . . . . . . . . . . . . . . C-1


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NCBE OR CFF. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                AVAILABLE INFORMATION

     NCBE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, the NCBE Common is included in the Nasdaq National Market and reports, proxy statements and other information concerning NCBE are available for inspection at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

     NCBE has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the NCBE Common to be issued pursuant to the Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by NCBE (File No. 0-13585) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

     1. NCBE's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Form 10-K/A filed March 26, 1998;

     2. NCBE's Current Reports on Form 8-K dated March 11, 1998, and April 30, 1998;

     3. NCBE's Proxy Statement dated April 22, 1998, relating to the 1998 annual meeting of shareholders; and

     4. The description of the NCBE Common contained in the Registration Statement on Form 8-A under the Exchange Act, filed with the Commission on May 13, 1985, including any amendments or reports filed for the purpose of updating such description.

     All documents and reports filed by NCBE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                       SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Prospectus/Proxy Statement, the Appendices hereto and the documents referred to herein. All information contained in this Prospectus/Proxy Statement relating to NCBE and its subsidiaries has been supplied by NCBE and all information relating to CFF and its subsidiaries has been supplied by CFF. Shareholders are urged to read this Prospectus/Proxy Statement and the Appendices hereto in their entirety.

                                PARTIES TO THE MERGER

NCBE

     National City Bancshares, Inc. is a bank holding company headquartered in Evansville, Indiana. As of December 31, 1997, NCBE had total consolidated assets of $1.3 billion, total loans of $916.4 million, total deposits of
$964.0 million, and total shareholders' equity of $146.8 million.   As of
March 6, 1998, NCBE owned 13 financial institution subsidiaries serving
33 communities from 44 locations. NCBE's subsidiaries provide a wide range of banking services in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana.

     NCBE is an Indiana corporation. Its principal offices are located at 227 Main Street, Evansville, Indiana 47708 (telephone number (812) 464-9677).

CFF

     Community First Financial, Inc. is a bank holding company headquartered in Maysville, Kentucky. As of December 31, 1997, CFF had total consolidated assets of $130.6 million, net loans of $101.9 million, total deposits of $113.2 million and total shareholders equity of $14.1 million. CFF has two banking subsidiaries, Community First Bank of Kentucky, a Kentucky banking corporation with its principal office in Warsaw, Kentucky (the "State Bank") and Community First Bank, National Association, Maysville, a national banking association with its principal office in Maysville, Kentucky (the "National Bank" and, together with the State Bank, the "Banks").

     CFF is a Kentucky corporation. Its principal offices are located at One West McDonald Parkway, Suite 3B, Maysville, Kentucky (telephone number (606) 564-4450).

                         SPECIAL MEETING OF CFF SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE

     The Special Meeting of CFF shareholders will be held at the office of the National Bank located at 102 West Second Street, Maysville, Kentucky on _____________ __, 1998, at 11:00 a.m., local time to consider and vote to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached hereto as Appendix A.

RECORD DATE; VOTE REQUIRED

     The record date (the "Record Date") for the Special Meeting is ______________ __, 1998. On the Record Date there were 41,969 shares of CFF Common, 1,605 shares of CFF A Preferred and 18 shares of CFF B Preferred outstanding and entitled to vote.

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of each class of CFF Stock entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Kentucky Business Corporation Act, as amended (the "Kentucky Law"), the affirmative vote of the holders of a majority of the issued and outstanding shares of CFF Common, CFF A Preferred and CFF B Preferred, voting separately as classes, or 20,985 shares of CFF Common, 803 shares of CFF A Preferred and 10 shares of CFF B Preferred, is required to adopt the Merger Agreement and the transactions contemplated thereby.

SECURITY OWNERSHIP OF CFF MANAGEMENT

     As of the close of business on the Record Date, the directors and executive officers of CFF and their affiliates owned 35,384 shares of CFF Common, or 84% of such class, 905 shares of CFF A Preferred, or 56% of such class and 18 shares of CFF B Preferred or 100% of such class. As of such date, no shares of CFF Stock were beneficially owned by the directors and executive officers of NCBE or their affiliates.

                                      THE MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference herein.

EFFECTIVE TIME OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Kentucky Law and the Indiana Business Corporation Law, as amended (the "Indiana Law"), the Merger will become effective at the hour and on the date (the "Effective Time") specified in the Articles of Merger to be filed pursuant to the Kentucky Law and the Indiana Law with the Secretaries of State of Kentucky and Indiana following the closing (the "Closing") of the Merger. At the Effective Time, CFF will merge with and into NCBE, and NCBE will be the surviving corporation in the Merger and the separate corporate existence of CFF will terminate. The parties expect that the Effective Time will occur during the second or third quarter of 1998.

OPINION OF FINANCIAL ADVISOR

     CFF engaged Professional Bank Services, Inc. ("PBS") to advise CFF's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by NCBE in the Merger. PBS delivered a Fairness Opinion to the Board of Directors on March 9, 1998. PBS has updated the Fairness Opinion as of the date of this Prospectus/Proxy Statement. A copy of the PBS Fairness Opinion is attached as Appendix B hereto. For a description of the analysis performed by PBS in connection with the Fairness Opinion, see "THE MERGER--Opinion of Financial Advisor to CFF."

REASONS FOR THE MERGER AND RECOMMENDATION OF BOARD OF DIRECTORS

     The recommendation of CFF's Board of Directors is based upon a number of factors, including, but not limited to: the similarities in operating philosophies and cultures of NCBE and CFF, the loan quality history of NCBE, the increased opportunities for employees of CFF offered by the affiliation with a large company, the liquidity for shareholders offered by a publicly traded company and the tax consequences of the proposed transaction to CFF shareholders.

     THE BOARD OF DIRECTORS OF CFF UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     For a discussion of the background of the Merger and the factors considered by the Board of Directors of CFF in reaching its decision to approve the Merger Agreement, see "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger; Recommendation of CFF's Board of Directors."

CONVERSION OF CFF STOCK

     As a result of the Merger, each share of CFF Stock issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the Kentucky Law, will be converted into the right to receive: 32.0692 shares of NCBE Common for each share of CFF Common; 49.3545 shares of NCBE Common for each share of CFF A Preferred; and 39.0000 shares of NCBE Common for each share of CFF B Preferred. See "THE MERGER -- Conversion of CFF Stock".

     No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as part of the Merger Consideration, each holder of shares of CFF Stock who would otherwise be entitled to a fractional interest of NCBE Common (after taking into account all shares of CFF Stock held by such holder) will be paid an amount in cash equal to the product of such fractional interest and the average of the means between the highest and lowest per share trading prices reported by the Nasdaq National Market for the ten trading days ended on the third trading day prior to the Closing. The shares of NCBE Common to be issued in the Merger and cash paid in lieu of fractional interests is referred to as the "Merger Consideration."

     For information on how shareholders of CFF will be able to exchange certificates representing shares of CFF Stock for certificates representing shares of NCBE Common after the Effective Time, see "THE MERGER -- Procedures for Exchange of Certificates."

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The Merger Agreement contains various customary representations and warranties of the parties and covenants that the parties will take or refrain from taking certain actions prior to the Effective Date. See "THE MERGER -- Representations and Warranties" and "-- Covenants."

     The obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions including: (i) approval by CFF's shareholders; (ii) approval by regulatory authorities having jurisdiction over the parties or the Merger; (iii) no action taken by governmental authorities to prevent consummation of the Merger; (iv) the registration statement containing this Prospectus/Proxy Statement having been declared effective and no stop order having been issued; (v) the receipt of an opinion of counsel to NCBE as to the treatment of the Merger as a tax-free reorganization for federal income tax purposes and (vi) the exchange of outstanding and unexercised options to acquire CFF Common for options to acquire NCBE Common. The obligations of NCBE are further conditioned upon, among other things, (i) the continued accuracy of representations and warranties made by CFF and the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of CFF and the Banks, taken as a whole;
(ii) the receipt of an opinion of counsel to CFF as to certain matters relating to CFF and the Merger; and (iii) the determination by NCBE that the Merger may be accounted for as a pooling of interests. The obligations of CFF are further conditioned upon, among other things, (i) the continued accuracy of representations and warranties made by NCBE; (ii) the receipt of an opinion of counsel to NCBE as to certain matters relating to NCBE and the Merger; and
(iii) the receipt, as of the date of mailing this Prospectus/Proxy Statement, of an opinion from PBS to the effect that the Merger is fair, from a financial viewpoint to the CFF shareholders. See "THE MERGER -- Conditions."

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the CFF shareholders: (i) by mutual consent of CFF and NCBE; (ii) by CFF, if any of the conditions to its obligation to consummate the Merger have not been satisfied by August 31, 1998; or (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by August 31, 1998. See "THE MERGER -- Termination and Waiver."

REGULATORY APPROVALS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and by the Kentucky Department of Financial Institutions (the "KDFI"). Regulatory approval is not anticipated until after the Special Meeting. See "THE MERGER -- Regulatory Approvals."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. The qualification of the Merger for pooling of interests accounting is a condition to NCBE's obligation to consummate the Merger. If such condition is not met, the Merger will not be consummated unless the condition is waived by NCBE. See "THE MERGER -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
If the Merger so qualifies, no gain or loss will be recognized by the holders of shares of CFF Stock upon receipt of the Merger Consideration (except for cash received in lieu of fractional interests of NCBE Common and by shareholders properly exercising their dissenters' rights). Consummation of the Merger is conditioned on there being delivered to the parties at the Closing an opinion of counsel to NCBE to the effect that the Merger will qualify as a tax-free reorganization.

EACH SHAREHOLDER OF CFF SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS. SEE "THE MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

DISSENTERS' RIGHTS

     The rights of dissenting shareholders of CFF are governed by the Kentucky Law. Under Kentucky Law, the applicable portions of which are attached hereto as Appendix B, a shareholder will be entitled to receive, in cash, the fair value of shares of CFF Stock if such shareholder properly exercises dissenters' rights. If holders of more than approximately 9% of the outstanding shares of CFF Stock should properly exercise dissenters' rights, the Merger would not qualify as a pooling of interests for accounting and financial reporting purposes, which qualification is a condition to the Merger. See "THE MERGER -- Dissenters' Rights."

              SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

     The following summary presents, for the periods indicated, selected comparative historical, pro forma combined and pro forma equivalent unaudited per share data for NCBE and CFF. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting, see "THE MERGER -- Accounting Treatment."
The data presented is not necessarily indicative of the results of the future operation of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING CFF" and "INDEX TO CFF FINANCIAL STATEMENTS."


                                                   Year Ended December 31,
                                                 ---------------------------
                                                 1997        1996       1995
                                                 ----        ----       ----
Net income per common share:
Historical:
   NCBE:
      Basic                                      $1.72       $1.52      $1.30
      Diluted                                     1.69        1.52       1.30
   CFF:
      Basic                                      69.31       56.91      49.07
      Diluted                                    65.42       53.54      46.49
Pro forma combined per share NCBE Common
      Basic                                       1.76        1.54       1.32
      Diluted                                     1.73        1.54       1.31
Equivalent pro forma per share CFF Common (1)
      Basic                                      56.44       49.39      42.33
      Diluted                                    55.48       49.39      42.01
Dividends per common share:
Historical:
   NCBE                                           0.64        0.55       0.40
   CFF                                            6.00        4.40       4.00
Pro forma combined per share NCBE Common          0.83        0.69       0.52
Equivalent pro forma per share CFF Common (1)    20.52       17.64      12.83
Book value per common share:
Historical:
   NCBE                                          13.69       12.12      11.71
   CFF                                          329.99      268.91     216.78
Pro forma combined per share NCBE Common         13.25       11.66      11.14
Equivalent pro forma per share CFF Common(1)    424.92      373.93     357.25

____________
(1) Equivalent pro forma per common share data represents the pro forma per share data for NCBE multiplied by 32.0692, the number of shares of NCBE Common to be issued in the Merger for each share of CFF Common.

                         RISK FACTORS RELATING TO NCBE COMMON

     An investment in NCBE Common involves certain risks, including those described in this Prospectus/Proxy Statement. See "RISK FACTORS RELATING TO NCBE COMMON."

                                   STOCK PRICE DATA

     The following table sets forth as of March 9, 1998 (the last trading day before the first public announcement of the terms of the proposed acquisition), the last sale price per share for the NCBE Common and the pro forma equivalent for a share of CFF Common, CFF A Preferred and CFF B Preferred. There is no public trading market for any classes of the CFF Stock. See "COMPARATIVE STOCK PRICES AND DIVIDENDS."


                                                                        Pro Forma Equivalent*
                                                                       -----------------------
                           NCBE Common      CFF Stock      CFF Common    CFF A Preferred     CFF B Preferred
                           -----------      ---------      ----------    ---------------     ---------------
 Price Per Share
 (as of March 9, 1998)       $39.00            N/A         $1,250.70        $1,924.83           $1,521.00


____________
*Assumes that each share of CFF Common is converted into 32.0692 shares of NCBE Common, each share of CFF A Preferred is converted into 49.3545 shares of NCBE Common, and each share of CFF B Preferred is converted into 39.0000 shares of NCBE Common.


                           COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the holders of CFF Stock and NCBE Common differ in certain respects. The rights of the shareholders of CFF who receive shares of NCBE Common in the Merger will be governed by the Indiana Law and by the Articles of Incorporation and Bylaws of NCBE. The governing law and constituent documents
of NCBE differ, in several respects, from those which apply to CFF.   As a
result, there are material differences between the rights of the holders of CFF Stock and NCBE Common, including: shareholder votes required for approving certain business combinations, removing directors, and amending Articles of Incorporation; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and certain Indiana statutory takeover provisions. See "COMPARISON OF SHAREHOLDER RIGHTS."

                         RISK FACTORS RELATING TO NCBE COMMON

     CFF SHAREHOLDERS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT, THE FOLLOWING RISK FACTORS IN EVALUATING THE NCBE COMMON TO BE ISSUED IN THE MERGER. CERTAIN STATEMENTS IN THIS PROSPECTUS/PROXY STATEMENT AND IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING, WITHOUT LIMITATION, THIS SECTION AND "INFORMATION CONCERNING NCBE", CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF NCBE TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

     SUCH FACTORS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING: THE FACTORS SET FORTH IN THIS SECTION; GENERAL AND LOCAL ECONOMIC CONDITIONS; RISKS ASSOCIATED WITH ACQUISITIONS, LEGISLATIVE AND REGULATORY INITIATIVES; MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; DEPOSIT FLOWS; THE COST OF FUNDS; GENERAL MARKET RATES OF INTEREST; INTEREST RATES ON COMPETING INVESTMENTS; DEMAND FOR LOAN PRODUCTS; DEMAND FOR FINANCIAL SERVICES; CHANGES IN ACCOUNTING POLICIES OR GUIDELINES; AND CHANGES IN THE QUALITY OR COMPOSITION OF NCBE'S LOAN AND INVESTMENT PORTFOLIOS. NCBE DOES NOT UNDERTAKE AND SPECIFICALLY DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

STATUS OF NCBE AS A BANK HOLDING COMPANY

     NCBE is a legal entity separate and distinct from its subsidiaries, although the principal source of NCBE's cash revenues is dividends from its subsidiaries. The right of NCBE to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that NCBE may itself be a creditor with a recognized claim.

     NCBE's principal source of funds is dividends received from its banking subsidiaries. Regulations limit the amount of dividends that may be paid by such subsidiaries without prior approval. During 1998, approximately
$3.3 million plus any 1998 net profits can be paid by the banking subsidiaries to NCBE without prior regulatory approval.

     The banking subsidiaries are also subject to legal restrictions which limit the transfer of funds by any of the banking subsidiaries to NCBE and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by any banking subsidiary to NCBE or any of NCBE's nonbanking subsidiaries are limited in amount to 10% of such subsidiary's capital and surplus and, with respect to NCBE and all such nonbanking subsidiaries, to an aggregate of 20% of such banking subsidiary capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

RISKS ASSOCIATED WITH ACQUISITIONS

     NCBE has experienced significant growth as a result of acquisitions. Since January 1, 1995, NCBE has acquired ten financial institutions or branches of financial institutions. As the banking industry continues to consolidate, NCBE expects to pursue other acquisitions in the future. NCBE's pending acquisitions are subject to various conditions, including shareholder and regulatory approval. No assurance can be given that the pending acquisitions will be consummated. The future profitability of NCBE will depend upon management's ability to improve the profitability of acquired institutions and to realize expected operational synergies. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations of the acquired company, a diversion of management's attention from other business concerns, risks of entering new geographic markets, the potential loss of key employees of the acquired company and the assumption of undisclosed liabilities. Future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and intangible assets, any of which could have a material adverse effect on NCBE. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates can be expected to increase. NCBE competes with other banking companies for acquisition opportunities and many of these competitors have greater financial resources and acquisition experience than NCBE. In addition, the "needs improvement" rating from a banking regulatory agency received with respect to Year 2000 compliance efforts could adversely affect NCBE's plans to grow by acquisition. See "INFORMATION CONCERNING NCBE - Recent Developments."

IMPACT OF INTEREST RATE CHANGES

     NCBE's results of operations are derived from the operations of its subsidiaries and are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, NCBE's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve Board. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk.

CREDIT RISK AND LOAN CONCENTRATION

     NCBE is exposed to the risk that customers to whom its subsidiaries have made loans will be unable to repay those loans according to their terms and that collateral securing such loans (if any) may not be sufficient in value to assure repayment. Credit losses could have a material adverse effect on NCBE's operating results.

     A primary risk facing NCBE, and financial institutions in general, is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of such borrower's loan agreement. As of December 31, 1997, NCBE's total loan portfolio was approximately $916.4 million or 70.6% of its total assets. The three largest components of the loan portfolio are real estate loans, $501.9 million or 54.7% of total loans, commercial and industrial loans, $201.4 million or 22.0% of total loans, and consumer loans, $149.5 million or 16.3% of total loans. NCBE's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within its market area. NCBE's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

REGULATORY RISKS

     The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the FDIC, not shareholders or other creditors. Regulations affecting financial institutions are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting NCBE and its subsidiaries may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of NCBE and its subsidiaries.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The success of NCBE and its subsidiaries is dependent to a certain extent upon the general economic conditions of the geographic markets they serve. Unlike larger banks which are more geographically diversified, NCBE's subsidiaries provide financial and banking services to customers in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. No assurance can be given concerning the economic conditions which will exist in such markets.

COMPETITION

     NCBE's subsidiaries face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by NCBE's subsidiaries. Competing providers may have greater financial resources than NCBE and offer services within and outside the market areas served by NCBE's subsidiaries.

                                  SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     This Prospectus/Proxy Statement is being furnished to shareholders of CFF in connection with the solicitation of proxies by the Board of Directors of CFF for use at the Special Meeting to be held at the office of the National Bank located at 102 West Second Street, Maysville, Kentucky, on _____________ __, 1998, at 11:00 a.m., local time, and at any adjournment or postponement thereof.

     At the Special Meeting, the shareholders of CFF will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of CFF with and into NCBE.

     This Prospectus/Proxy Statement, the attached Notice of Special Meeting and a Proxy Card for the appropriate class of CFF Stock are first being sent to shareholders of CFF on or about _____________ __, 1998.

RECORD DATE

     The Board of Directors of CFF has fixed _____________ __, 1998, as the Record Date for the determination of shareholders of CFF to receive notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 41,969 shares of CFF Common, 1,605 shares of CFF A Preferred and 18 shares of CFF B Preferred issued and outstanding. Only holders of CFF Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of CFF Stock can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of each of the three outstanding classes of CFF Stock entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Kentucky Law, the affirmative vote of the holders of a majority of the issued and outstanding shares of each class, or 20,985 shares of CFF Common, 803 shares CFF A Preferred and 10 shares of CFF B Preferred, is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of CFF Stock is entitled to one vote per share held at the close of business on the Record Date.

VOTING AND REVOCATION OF PROXIES

     Proxies for use by holders of each class of CFF Stock at the Special Meeting accompany this Prospectus/Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares represented by a proxy properly signed and returned to CFF at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of CFF Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of CFF a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of CFF proxies should be addressed to Community First Financial, Inc., One West McDonald Parkway, Suite 3B, Maysville, Kentucky 41056,
Attention: Corporate Secretary. A holder of CFF Stock who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of CFF at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

     CFF intends to count holders of shares of CFF Stock present in person at the Special Meeting but not voting, and holders of shares of CFF Stock for which CFF has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.
Brokers, if any, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, without specific instructions from such customers. Since the affirmative vote of the holders of a majority of the issued and outstanding shares of each of the three outstanding classes of CFF Stock entitled to vote at the close of business on the Record Date is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of CFF Stock will have the effect of a vote against the approval of the Merger Agreement.

     In the event that sufficient proxies are not obtained to approve the Merger Agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies voting in favor of the Merger Agreement. No proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies from shareholders of CFF Common by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of CFF, who will not be specifically compensated for such services.

     NCBE has agreed to bear the entire cost of printing this Prospectus/Proxy Statement and all filing fees paid to the Commission and other regulatory filing fees incurred in connection with the Merger.

                                      THE MERGER

GENERAL

     This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. Shareholders of CFF are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     On December 8, 1997, the directors of CFF met with Michael F. Elliott and Robert A. Keil, the Chairman of the Board and President, respectively, of NCBE, together with a representative of CFF's financial advisor, to explore possible opportunities for combining NCBE and CFF. A second meeting among these individuals was held at NCBE's corporate office in Evansville, Indiana on December 29, 1997. No specific transaction terms were discussed at either of these meetings. After considering NCBE's plan to retain the management, bank name and Board of Directors of CFF, the CFF Board determined to explore further a possible combination with NCBE.

     Management of CFF also held preliminary discussions with two other financial institutions regarding their interest in a possible combination with CFF, one of which was substantially equivalent in market value to NCBE. Management of CFF concluded that the operating philosophy and management style of NCBE was more attractive than either of these other institutions, and no further discussions were held.

     On January 16, 1998, Robert D. Vance, Chairman of the Board of CFF, met with Mr. Elliott to negotiate the terms of a possible transaction between NCBE and CFF.

     On January 29, 1998, Messrs. Elliott, Keil and Curtis D. Ritterling, together with Norma J. Linville, visited all of the banking facilities of the National Bank. On January 30, 1998, Messrs. Elliott, Keil and Ritterling, together with Clyde A. (Pete) Turner, visited both banking facilities of the State Bank.

     On March 3, 1998, representatives of CFF's financial advisor performed a due diligence review of NCBE's books and records at NCBE's corporate office in Evansville.

     On March 9, 1998, the CFF Board met to review the terms of the Merger Agreement. Representatives of CFF's counsel were present at this meeting and discussed the Merger Agreement in detail with the CFF Board. The CFF Board also received the written opinion of PBS as to the fairness, from a financial perspective, of the consideration to be received by the shareholders of CFF pursuant to the Merger Agreement. The CFF Board then approved the Merger Agreement.

     On March 9, 1998, the Merger Agreement was executed and delivered on behalf of NCBE and CFF.

REASONS FOR THE MERGER

     Among the factors considered by the Board of Directors of CFF in recommending to CFF shareholders the approval of the Merger Agreement and Merger were: the similarities in operating philosophies and cultures of NCBE and CFF, the loan quality history of NCBE, the increased opportunities for employees of CFF offered by the affiliation with a larger company, the liquidity for shareholders offered by the stock of a publicly traded company and the expectation that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The Board of Directors of CFF also considered information concerning the financial condition and results of operations of NCBE, and the advice of, and financial analysis prepared by, Professional Bank Services, Inc., including the opinion of Professional Bank Services, Inc., to the effect that the consideration to be received by the shareholders of CFF in the Merger is fair from a financial perspective. The CFF Board of Directors did not assign any relative weights to the foregoing factors.

OPINION OF FINANCIAL ADVISOR TO CFF

     Professional Bank Services, Inc. ("PBS") was engaged by CFF to advise CFF's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by NCBE to CFF shareholders as set forth in the Merger Agreement.

     Professional Bank Services, Inc. is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in CFF or NCBE. PBS was selected to advise CFF's Board of Directors based upon its familiarity with Kentucky financial institutions and knowledge of the banking industry as a whole.

     PBS performed certain analyses described herein and presented the range of values for CFF resulting from such analyses to the Board of Directors of CFF in connection with its advice as to the fairness of the Merger Consideration.

     A Fairness Opinion of PBS was delivered to the Board of Directors of CFF on March 9, 1998, at a meeting of the Board of Directors and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix B to this Prospectus/Proxy Statement and should be read in its entirety.

     In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to CFF and NCBE. PBS considered certain financial and stock market data of CFF and NCBE, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the states of Kentucky, Indiana, and Ohio that had recently been effected. PBS also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of CFF or NCBE. PBS took into consideration the results of CFF's solicitation of indications of interest from other financial institutions concerning their interest in a possible affiliation with CFF.

     As part of preparing this Fairness Opinion, PBS performed a due diligence review of NCBE on March 3, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors meetings from January 17, 1996 through January 21, 1998; reports filed with the Securities and Exchange Commission by NCBE on Forms 10-K, 8-K and 10-Q for the years ending December 31, 1995, 1996 and 1997 and year-to-date 1998; reports of independent auditors and management letters and response thereto, for the year ending December 31, 1996; the most recent analysis and calculation of allowance for loan and lease losses for each subsidiary bank; internal loan review reports; investment portfolio activity reports; asset quality reports; Uniform Holding Company Report for NCBE as of December 31, 1996 and September 30, 1997; December 31, 1997 reports of Condition and Income and September 30, 1997 Uniform Bank or Thrift Performance Reports for each subsidiary bank; discussion of pending litigation and other issues with senior management of NCBE.

     PBS reviewed and analyzed the historical performance of CFF and CFF's wholly owned subsidiaries Community First Bank, of Kentucky, Warsaw, Kentucky and Community First Bank, National Association, Maysville, Kentucky contained in: audited Annual Reports and financial statements dated June 30, 1996 and 1997 of the Banks; June 30, 1997 and December 31, 1997 Consolidated Reports of Condition and Income filed by the Banks with the Federal Reserve; December 31, 1997 consolidated unaudited financial statements of CFF; September 30, 1997 Uniform Bank Performance Report of the Banks; historical common stock trading activity of CFF; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the Fairness Opinion and preparing its written and oral presentation to CFF's Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond CFF's or NCBE's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     ACQUISITION COMPARISON ANALYSIS: In performing this analysis, PBS reviewed all bank acquisition transactions in the states of Kentucky, Indiana, and Ohio (the "Regional Area") since 1990. There were 151 bank acquisition transactions in the Regional Area announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of CFF. In addition to reviewing recent Regional Area bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like CFF, had an equity-to-asset ratio between 10.00% and 12.00%, had total assets between $100.0 - $150.0 million, had a return on average equity ("ROAE") greater than 15.00%, were located in the state of Kentucky, and bank transactions effected in the Regional Area since January 1, 1996. In addition, median values for the 151 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.69 and 16.89, respectively. The median multiples of book value and earnings for acquisitions of Regional Area banks which, like CFF, had an equity-to-asset ratio between 10.00% and 12.00% were 1.69 and 17.66, respectively. For acquisitions of Regional Area banks with assets between $100.0 - $150.0 million the median multiples were 1.85 and 17.72. For Regional Area acquisitions of banks with a ROAE greater than 15.00%, the median multiples of book value and earnings were 1.82 and 10.45, respectively. The median multiples of book value and earnings for acquisitions of banks located in the state of Kentucky were 1.67 and 14.82, respectively. For bank acquisitions in the Regional Area since January 1, 1996, the median multiples of book value and earnings were 1.91 and 21.27, respectively.

     In the proposed transaction, CFF shareholders will receive 32.0692 shares of NCBE Common per share of CFF Common. In addition, each of the 1,605 shares of CFF A Preferred will be exchanged for 49.3545 shares of NCBE Common. Each of the 18 shares of CFF B Preferred will be exchanged at a ratio of 39.0000 shares of NCBE Common per share of CFF B Preferred. Each of CFF's 500 common stock options will be exchanged for a NCBE nonqualified option to purchase 32.0692 shares of NCBE Common at an exercise price which will be adjusted by dividing the current exercise price by 32.0692, as further defined in the Merger Agreement. On March 2, 1998 the average of the bid/ask price for NCBE Common on the National Association of Securities Dealers Automated Quotation System was $39.75 per share. Using this average price of $39.75 per share of NCBE Common, the proposed consideration to be received by all classes of CFF's shares represents an aggregate value of $57,209,300 or $1,274.75 per share of CFF Common, $1,961.84 per share of CFF A Preferred and $1,550.25 per share of CFF B Preferred, which represents a multiple of CFF's December 31, 1997 book value and a multiple of CFF's December 31, 1997 earnings of 4.04 and 19.75 respectively.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable group. Compared to all Regional Area bank transactions, the acquisition value ranked in the 100th percentile as a multiple of book value and in the 70th percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 12.00%, the acquisition value ranked in the 100th percentile as a multiple of book value and the 67th percentile as a multiple of earnings. For Regional Area bank acquisitions where the acquired institution had between $100.0 - $150.0 million in assets, the acquisition value ranked in the 100th percentile as a multiple of book value and the 59th percentile as a multiple of earnings. For Regional Area bank transactions where the acquired institution had a ROAE greater than 15.00%, the acquisition value ranked in the 100th percentile for both multiple of book value and multiple of earnings. For bank transactions in the State of Kentucky, the acquisition value ranked in the 100th percentile as a multiple of book value and in the 87th percentile as a multiple of earnings. For Regional Area transactions effected since January 1, 1996, the acquisition value ranked in the 100th percentile as a multiple of book value and in the 41st percentile as a multiple of earnings.

     ADJUSTED NET ASSET VALUE ANALYSIS: PBS reviewed CFF's balance sheet data to determine the amount of material adjustments required to the stockholders' equity of CFF based on differences between the market value of CFF's assets and their value reflected on CFF's financial statements. PBS determined that three adjustments were warranted. Equity was increased $102,000 to reflect the after tax appreciation in CFF's held to maturity securities portfolio. Equity was reduced by $1,321,000 to reflect goodwill on CFF's balance sheet. PBS also reflected a value of the non-interest bearing demand deposits of approximately $4,651,000. The aggregate adjusted net asset value of CFF was determined to be $17,675,000 or $393.31 per Company common share.

     DISCOUNTED EARNINGS ANALYSIS: A dividend discount analysis was performed by PBS pursuant to which a range of values of CFF was determined by adding (i) the present value of estimated future dividend streams that CFF could generate over a five-year period and (ii) the present value of the "terminal value" of CFF's earnings at the end of the fifth year. The "terminal value" of CFF's earnings at the end of the five-year period was determined by applying a multiple of 16.89 times the projected terminal year's earnings. The 16.89 multiple represents the median price paid as a multiple of earnings for all bank transactions in the Regional Area since 1990.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of CFF Common. The aggregate value of CFF, determined by adding the present value of the total cash flows, was $42,960,000 or $955.97 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 6.0%, and a return on assets of 2.30% would remain in effect for the entire period beginning in year 2. Dividends were assumed to increase from 35.0% of income in years one through five to 65% of income for years six through twenty. This long-term projection resulted in a aggregate value of $36,030,000 or $801.75 per share of CFF Common.

     SPECIFIC ACQUISITION ANALYSIS: PBS valued CFF based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $34,338,000, or $764.10 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 7.0% adjusted for taxes, amortization of the acquisition premium over 15 years and an adjusted December 31, 1997 earnings level of $2,902,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $36,493,000 or $812.06 per share of CFF Common .

     PBS analyzed the historical pro forma results of the proposed transaction and considered the impact on CFF's historical earnings per share, book value per share and dividends.

     The Fairness Opinion is directed only to the question of whether the Merger Consideration to be received by CFF's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any CFF shareholder to vote in favor of the affiliation.
No limitations were imposed on PBS regarding the scope of its investigation or otherwise by CFF.

     Based on the results of the various analyses described above, PBS concluded that the Merger Consideration to be received by CFF's shareholders under the Merger Agreement is fair and equitable from a financial perspective to the shareholders of CFF.

     PBS will receive fees in the amount of $100,000 for all services performed in connection with the sale of CFF and the rendering of the Fairness Opinion. In addition, CFF has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of CFF.

RECOMMENDATION OF CFF'S BOARD OF DIRECTORS

     For the foregoing reasons, the Board of Directors of CFF concluded that the affiliation through the Merger of CFF with NCBE is in the best interest of CFF, its shareholders, its community and its other constituents.

     THE CFF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CFF STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     Certain members of the management and Board of Directors of CFF have interests in the Merger that are in addition to the interests of shareholders of CFF generally. See "-- Interests of Certain Persons in the Merger."

CLOSING AND EFFECTIVE TIME

     The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of NCBE and CFF as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

     If the Merger Agreement is approved by the requisite vote of CFF shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective at the date and time (the "Effective Time") specified in the Articles of Merger which are required by the Merger Agreement to be filed with the Offices of the Secretaries of State of the States of Kentucky and Indiana. It is presently contemplated that the Effective Time will occur during the second or third calendar quarter of 1998. The Merger Agreement may be terminated by either party if, among other things, the Closing does not occur on or before August 31, 1998. See "--Termination and Waiver."

CONVERSION OF CFF STOCK

     As a result of the Merger, each share of CFF Stock issued and outstanding immediately prior to the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the Kentucky Law, will be converted into the right to receive the following number of shares of NCBE Common: 32.0692 shares of NCBE Common for each share of CFF Common; 49.3545 shares of NCBE Common for each share of CFF A Preferred; and
39.000 shares of NCBE Common for each share of CFF B Preferred.

     Each option to purchase CFF Stock (a "CFF Option") outstanding and unexercised immediately prior to the Effective Time shall be exchanged for a substitute nonqualified stock option to be issued by NCBE. The substitute option will permit the holder of a CFF Option to acquire such number of shares (rounded down to the nearest whole number) of NCBE Common equal to the product of number of shares of CFF Stock issuable pursuant to such option multiplied by 32.0692 at an exercise price (rounded to the nearest whole cent) equal to the per share exercise price applicable to the CFF Option divided by 32.0692.

     No fractional shares of NCBE Common will be issued in the Merger and, in lieu thereof and as a part of the Merger Consideration, holders of shares of CFF Stock who would otherwise be entitled to a fractional interest of a share of NCBE Common (after taking into account all shares of CFF Stock held by such holder) will be paid an amount in cash equal to the product of such fractional interest and the average of the means between the highest and lowest per share trading prices reported by the Nasdaq National Market for the ten trading days ended on the third trading day prior to the Closing.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of CFF Stock into the right to receive the Merger Consideration will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of CFF Stock which may be exchanged for shares of NCBE Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of NCBE Common.

     Within five (5) business days after the Effective Time, The National City Bank of Evansville, the exchange agent in the Merger (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for CFF Stock whose shares were converted into the right to receive the Merger Consideration, advising such holder of: the number of shares of NCBE Common such holder is entitled to receive pursuant to the Merger; the amount of cash such holder is due in lieu of a fractional interest of NCBE Common; and the procedures for surrendering such certificates in exchange for a certificate for NCBE Common. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for CFF Stock will pass, only upon proper delivery of the certificates for CFF Stock to the Exchange Agent and will be in such form and have such other provisions as the Merger Agreement contains and as NCBE may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for CFF Stock, together with a letter of transmittal duly executed and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF CFF ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Unless and until the certificates for CFF Stock are surrendered, together with a letter of transmittal duly executed and any other required documents, dividends or other distributions on the shares of NCBE Common issuable with respect to such CFF Stock and cash payments in lieu of financial interests which would otherwise be payable will not be delivered to the holders of such certificates and, in such case, upon surrender of the certificates for CFF Stock, together with a letter of transmittal duly executed and any other required documents, there will be delivered any cash payment for fractional interests and dividends or other distributions on such shares of NCBE Common which became payable between the Effective Time and the time of such surrender. No interest on any such cash payment or dividends will accrue or be paid.

     If a certificate for CFF Stock has been lost the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, and an indemnity agreement, if required by NCBE.

REGULATORY APPROVALS

     NCBE agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals for the Merger. The Merger cannot proceed in the absence of such regulatory approvals.

     The Merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the Banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

     Following a recent examination, a rating of "needs improvement" was received with respect to NCBE's Year 2000 compliance efforts. If the examining agency does not issue a more satisfactory rating, Federal Reserve Board approval will be delayed, perhaps substantially. While NCBE expects to receive an improved rating in the near future, such improvement cannot be assured.

     The Merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger.

     The Merger is also subject to approval by the Kentucky Department of Financial Institutions ("KDFI") under the following criteria: (i) the terms of the acquisition are in accordance with the laws of the state; (ii) the financial condition, or the competence, experience and integrity of the acquiring company or its principals are such as will not jeopardize the financial stability of the acquired bank or bank holding company; (iii) the public convenience and advantage will be served by the acquisition; and (iv) no federal regulatory authority whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lessen competition. The commissioner of the KDFI will approve the Merger within 90 days of submission of a complete application if he finds the forgoing criteria have been satisfied.

     NCBE filed applications with the Federal Reserve Board and KDFI for approval of the Merger on _____________ __, 1998. Approval by each is not anticipated until after the Special Meeting.

DISSENTERS' RIGHTS

     The rights of CFF shareholders who choose to dissent from the Merger are governed by the provisions of the Kentucky Law. A copy of the provisions of the Kentucky Law governing dissenters' rights (KRS 271B.13-010 to 271B.13-280) is attached hereto as Appendix C.

     Any shareholder who wishes to assert dissenters' rights must deliver to CFF a written notice indicating that shareholder's intent to demand payment for his or her shares if the Merger is effectuated. This notice should be addressed to Community First Financial, Inc., One West McDonald Parkway, Suite 3B, Maysville, Kentucky 41056. The shareholder's notice must be delivered to CFF before the vote is taken at the Special Meeting and the shareholder must not vote in favor of the proposed Merger. Shareholders who wish to exercise dissenters' rights must exercise them as to all shares they beneficially own. Shareholders who own shares beneficially but not of record must, in addition to the other requirements described herein, submit to CFF the consent of the record holder of such shares no later than the time dissenters' rights are asserted. Any shareholder who fails to deliver the shareholder's notice or votes in favor of the Merger will not be entitled to payment for his shares as a dissenting shareholder under the Kentucky Law.

     If the Merger is approved at the special meeting, CFF will deliver a written dissenters' notice to all shareholders who satisfied the requirements set forth above. This dissenters' notice must be sent no later than 10 days after approval of the Merger by shareholders and must (i) state where demand for payment should be sent and where and when certificates for certificated shares should be deposited; (ii) inform holders of uncertificated shares of the extent of transfer restrictions imposed upon such shares after the demand for payment is received; (iii) supply a form for demanding payment for shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, which occurred on March 10, 1998 with respect to the Merger, and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) establish a date by which CFF must receive a demand for payment, which date shall be no less than 30 nor more than 60 days after the dissenters' notice is delivered; and (v) be accompanied by a copy of the provisions of the Kentucky Law pertaining to dissenters' rights. A dissenting shareholder must demand payment, certify whether beneficial ownership of his shares was acquired before the date set forth in the dissenters' notice and deposit his certificates in accordance with the terms of such notice. Any shareholder who demands payment and deposits shares in accordance with the terms of the dissenters' notice shall retain all other rights as a shareholder until the rights are canceled or modified by consummation of the Merger. Any shareholder who fails to demand payment or deposit shares as required by the dissenters' notice by the respective dates set forth therein will not be entitled to payment for his shares under the dissenters' statute, but shall be entitled to receive the Merger Consideration.

     If a dissenting shareholder was the beneficial owner of his shares on or before the date of the first announcement to news media or to shareholders of the terms of the proposed merger (a "Pre-announcement Shareholder"), which occurred on March 10, 1998 with respect to the Merger, the Kentucky Law requires CFF to pay such shareholder the amount CFF estimates to be the fair value of his shares plus accrued interest. Payment shall be made as soon as the Merger is consummated and must be accompanied by year-end and interim financial statements of CFF, a statement of CFF's estimate of the fair value of the shares, an explanation of how interest was calculated, a statement of the dissenting shareholder's right to demand payment, and a copy of the provisions of the Kentucky Law pertaining to dissenters' rights. If a dissenting shareholder was not the beneficial owner of his shares prior to the date of the first announcement to the news media or to shareholders of the proposed Merger (a "Post-announcement Shareholder"), CFF may elect to withhold payment of the fair value of the dissenting shareholder's shares.
To the extent such payment is withheld, CFF is required to estimate the fair value of the dissenting shareholder's rights plus interest and offer to pay this amount to each Post-announcement Shareholder who agrees to accept it in full satisfaction of his demand. The offer must be accompanied by a statement of CFF's estimate of value, an explanation of how interest was calculated and a statement of the dissenting shareholder's right to demand payment under the Kentucky Law.

     The Kentucky Law provides that a dissenting shareholder may notify CFF in writing of his estimate of the fair value of his shares and interest due and demand payment of the amount of such estimate (less any payment already made by CFF), or reject CFF's offer (if a Post-announcement Shareholder) and demand payment of the fair value of his shares if (i) the dissenter believes the amount paid or offered is less than the fair value of his shares, or if the interest due is incorrectly calculated, (ii) CFF fails to pay Pre-announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the proposed Merger is not consummated, CFF fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. In order to exercise these rights, a dissenter must notify CFF in writing within 30 days after CFF made or offered payment for the dissenter's shares.

     If a demand for payment by a dissenting shareholder remains unsettled within 60 days after CFF's receipt of the demand for payment, CFF must commence a proceeding in the circuit court of Mason County, Kentucky and petition the court to determine the fair value of the shares and accrued interest. If such a proceeding is not commenced within the 60-day period, CFF must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by CFF plus interest on such difference, in the case of a Pre-announcement Shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which CFF elected to withhold payment in the case of a Post-announcement Shareholder. The court in an appraisal proceeding will determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, against TBI, except the court may assess costs against dissenters to the extent the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess fees and expenses of attorneys and experts for the parties against CFF if the court finds that CFF did not substantially comply with the requirements of the Kentucky Law regarding dissenters' rights, or against any party if the court finds that such party acted arbitrarily, vexatiously or not in good faith. The Kentucky Law also makes provision for compensation of attorneys for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against CFF.

     If the holders of more than approximately 9% of the outstanding shares of CFF Stock properly exercise their dissenters' rights, the Merger would not qualify as a pooling of interests for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "-- Accounting Treatment".

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE KENTUCKY LAW RELATING TO THE RIGHTS OF DISSENTING

SHAREHOLDERS OF CFF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE KENTUCKY LAW INCLUDED HEREIN AS APPENDIX C.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of the parties. The representations and warranties made by NCBE relate to, among other things: (i) the organization and corporate power of NCBE, the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents, material agreements, laws and regulations; (ii) the absence of any requirement to obtain the approval of NCBE's shareholders in connection with the Merger;
(iii) capitalization; (iv) delivery of reports filed by NCBE under the Exchange Act; (v) the conformity of financial statements in such reports to generally accepted accounting principles ("GAAP"); (vi) the absence of any undisclosed material liabilities and any material adverse change in NCBE's financial condition, results of operations or business; (vii) the absence of any litigation, claim, investigation, or other proceeding which, if adversely determined, would have a material adverse effect; (viii) the authorization and nonassessability of the shares of NCBE Common to be issued in the Merger;
(ix) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests; and (x) the absence of any untrue statements or omissions of material fact on the part of NCBE in the Merger Agreement and related documents.

     The representations and warranties made by CFF relate to, among other things: (i) the organization, good standing and corporate power of CFF, the capitalization of CFF, the organization and good standing of the Banks, and the capitalization of the Banks; (ii) the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents of CFF and the Banks; (iii) ownership and organization of subsidiaries; (iv) delivery of audited financial statements of the Banks and the conformity of such financial statements to GAAP; (v) the filing of tax returns and payment of taxes; (vi) contracts, commitments or other agreements in excess of $100,000 to which CFF or either of the Banks is a party; (vii) ownership of real estate; (viii) the absence of any material adverse change in the financial condition, properties, results of operations or capitalization of CFF or either of the Banks; (ix) the absence of any litigation, claim, investigation or other proceeding which, if adversely determined, would have a material adverse effect on the business or financial condition of CFF or either of the Banks and the absence of any investigations, actions or other legal proceedings involving any director, officer or employee of CFF or the Banks; (x) insurance; (xi) substantial compliance with applicable laws and regulations; (xii) the absence of any obligation to pay broker's or finder's fees in connection with the Merger;
(xiii) compliance of employee benefit plans with applicable laws, rules and regulations; (xiv) labor-related matters; (xv) the absence of knowledge of certain environmental related conditions or events; (xvi) the absence of enforcement actions and other regulatory related matters; (xvii) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests; and (xviii) the absence of any untrue statements or omissions of material fact on the part of CFF in the Merger Agreement and related documents.

COVENANTS

     The Merger Agreement contains covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. As to NCBE, these covenants include, among other things, agreements to: (i) file, at its sole expense, and prepare all regulatory applications required to consummate the Merger and keep CFF informed of the status of such applications; (ii) file a Registration Statement on Form S-4 with the Commission relating to the shares of NCBE Common to be issued in the Merger; (iii) list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market; (iv) provide CFF with access during regular business hours to books and records relating to NCBE's assets, properties, operations and liabilities; (v) elect Robert D. Vance, the Chairman of the Board of CFF, as a director of NCBE; and
(vi) take certain actions with respect to the exchange of options to acquire NCBE Common for unexercised options to acquire CFF Common. See "-- Interests of Certain Persons in the Merger."

     The covenants made by CFF include, among other things, agreements by CFF to: (i) conduct its and the Banks' businesses in the ordinary course, not default in any obligations under material contracts, maintain insurance and existing business organization and relationships; and comply with applicable laws; (ii) notify NCBE of any event that may have a material adverse effect on the financial condition, operations, business or assets of CFF and the Banks or would interfere with CFF's ability to satisfy any conditions to its obligation to consummate the Merger; (iii) not incur any obligation or liability other than in the ordinary course of business, amend any material contract, acquire any interest in another entity, sell or dispose of real property, expand or enhance its data processing system, make any loan, commitment or line of credit to a single borrower in excess of $2,000,000, make any capital expenditures except for repairs, renewals or replacements in excess of $50,000 individually or $250,000 in the aggregate, issue, sell or redeem any capital stock of CFF or the Banks, pay cash dividends on the CFF Common in excess of $3.00 per share payable semi-annually and cash dividends on the CFF A Preferred in excess of $5.625 per share payable semi-annually (however, holders of CFF Stock may for any given quarter only receive cash dividends attributable either to CFF or NCBE, not both), amend the articles of incorporation or by-laws or similar documents of CFF or the Banks, enter into or amend an employment agreement, compromise or settle a tax claim, open a new office, close any existing office, or knowingly take any action that would adversely affect the ability to account for the Merger as a pooling of interests; (iv) not modify its practices relating to loans to directors, officers and employees; (v) not knowingly violate any laws, regulations, judgments or orders; (vi) maintain all books and records in accordance with GAAP; (vii) provide NCBE with access during regular business hours to books and records relating to CFF's and the Banks' assets, properties, operations and liabilities; (viii) provide NCBE with copies of certain reports to the Boards of Directors of CFF or the Banks and confer with NCBE on the general status of ongoing operations; (ix) notify NCBE of any material change in the operations or certain complaints, investigations or threatened litigation; (x) furnish NCBE with the information in CFF's possession that is required for any regulatory applications in connection with the Merger; (xi) obtain and deliver to NCBE at least 31 days prior to the Closing, an agreement from each person who is an officer, director or the owner of 5% or more of outstanding shares of each class of CFF Stock, an agreement regarding transfers of NCBE Common following the Merger; and (xii) cause a special meeting of CFF shareholders to be held and recommend approval of the Merger Agreement and the Merger.

CONDITIONS TO THE MERGER

     In addition to the approval of CFF shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain other conditions, including, among others: (i) that all required regulatory approvals have been obtained; (ii) that no action or proceeding has been commenced to restrain the Merger; (iii) the absence of any notice from any governmental agency indicating that the Merger would violate any law; (iv) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; (v) the receipt of an opinion of Baker & Daniels to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes; and (vi) the exchange of options to acquire NCBE Common for unexercised options to acquire CFF Common.

     The obligation of NCBE to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of CFF in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by CFF under the Merger Agreement, and the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of CFF and the Banks, taken as a whole; (ii) the receipt of or opinion of counsel to CFF as to certain matters relating to CFF and the Merger; (iii) the determination by NCBE that the Merger may be accounted for as a pooling of interests; and (iv) CFF's taking of any actions requested by NCBE with respect to the resolution of certain matters relating to CFF's employee benefit plans.

     The obligation of CFF to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of NCBE in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by NCBE under the Merger Agreement and the absence of any material adverse change prior to the Closing in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; (ii) the receipt of an opinion of counsel to NCBE as to certain matters relating to NCBE and the Merger; and (iii) the receipt, as of the date of mailing this Proxy Statement/Prospectus, of an opinion from PBS to the effect that the Merger is fair from a financial viewpoint, to the CFF shareholders.

TERMINATION AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the CFF shareholders: (i) by mutual consent of CFF and NCBE; (ii) by CFF, if any of the conditions to its obligation to consummate the Merger have not been satisfied by August 31, 1998; or (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by August 31, 1998.

     CFF and NCBE may, by written instrument, amend or modify the Merger Agreement in whole or in part, or waive compliance with any of the covenants or conditions of the Merger Agreement, before or after approval of the Merger Agreement by the CFF shareholders, to the extent authorized by applicable law.

NO SOLICITATION; FEES AND EXPENSES

     The Merger Agreement prohibits CFF, the Bank and their officers, directors and representatives, from soliciting or authorizing the solicitation of inquiries or proposals from third parties regarding an acquisition of CFF, the Bank, or all or substantially all of their assets, unless CFF's Board of Directors has reasonably determined, based on the written advice of counsel, that the failure to do so would breach its fiduciary duties. The foregoing prohibition also extends to conducting discussions or negotiations with third parties or furnishing confidential information to any person relating to an acquisition proposal. CFF is required to communicate to NCBE the terms of any such proposal.

     Except as expressly provided in the Merger Agreement, each party is to pay its own fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated therein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax ("federal income tax") consequences of the Merger to certain CFF shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be applicable to CFF shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to CFF shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their CFF Stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each CFF shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of CFF Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

     It is a condition to the Merger that as of the Closing the parties receive an opinion from Baker & Daniels, counsel to NCBE ("Counsel"), to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization for federal income tax purposes under Section 368(a) of the Code, with the following federal income tax consequences:

          (i) CFF shareholders will recognize no gain or loss as a result of the exchange of their CFF Stock solely for shares of NCBE Common pursuant to the Merger, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

          (ii) The aggregate adjusted tax basis of the shares of NCBE Common received by each CFF shareholder in the Merger (including only fractional shares of NCBE Common deemed to be received, as described in paragraph (iv) below) will be equal to the aggregate adjusted tax basis of the shares of CFF Stock surrendered.

          (iii) The holding period of the shares of NCBE Common received by each CFF shareholder in the Merger (including only fractional shares of NCBE Common deemed to be received, as described in paragraph (iv) below) will include the holding period of the shares of CFF Stock exchanged therefor.

          (iv) A CFF shareholder who receives cash in lieu of a fractional share of NCBE Common will be treated as if the fractional share had been received by such shareholder in the Merger and than redeemed by NCBE in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of NCBE Common allocable to the fractional share.

          (v) Cash received by CFF shareholders exercising dissenters' rights will be treated as (a) a distribution in full payment of such shares, resulting in capital gain or loss, or (b) ordinary income, as the case may be, depending upon such shareholder's individual situation.

     Counsel's opinion will be subject to certain conditions and customary assumptions and will rely upon various representations made by NCBE, CFF and certain shareholders of CFF. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion will also be based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service ("Service"), has no binding effect. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither NCBE nor CFF has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

     Based upon the advice of Counsel, the parties believe that the Merger will qualify as a reorganization for federal income tax purposes.
Accordingly, the material federal income tax consequences to a holder of CFF Stock will be as described in (i) through (v) above.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF CFF WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF CFF SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of NCBE and CFF will be carried forward after the Effective Time into the consolidated financial statements of NCBE at their recorded amounts, the consolidated income of NCBE will include income of NCBE and CFF for the entire fiscal year in which the Merger occurs, the separately reported income of NCBE and CFF for prior periods will be combined and restated as consolidated income of NCBE, and no goodwill will be recognized.

     The Merger Agreement provides that a condition to the obligation of NCBE to consummate the Merger is that NCBE determine that the Merger will qualify as a pooling of interests. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by NCBE. As of the date of this Prospectus/Proxy Statement, NCBE and CFF are not aware of any existing facts or circumstances which would preclude the Merger from qualifying as a pooling of interests.

     The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger.

RESALE OF NCBE COMMON

     The shares of NCBE Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any CFF shareholder who may be deemed to be an "affiliate" of NCBE for purposes of Rule 144 under the Securities Act or an "affiliate" of CFF for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of CFF or NCBE generally include individuals who, or entities which, control, are controlled by or are under common control with CFF or NCBE and will include directors and certain officers of CFF and NCBE and may include principal shareholders of CFF and NCBE, if any.

     Rules 144 and 145 under the Securities Act will restrict the sale of NCBE Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the first year following the Effective Time, those persons who are affiliates of CFF at the time of the Special Meeting, provided they are not affiliates of NCBE at or following the Effective Time, may publicly resell any NCBE Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of NCBE Common sold by them in any three-month period and as to the manner of sale. After the one year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NCBE as required by Rule 144 under the Securities Act.

     The ability of affiliates to resell shares of NCBE Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to NCBE's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of NCBE Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     Guidelines of the Commission regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the Commission indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     The Merger Agreement provides that CFF will obtain and deliver to NCBE an agreement from each person who is an officer, director or the owner of 5% or more of each outstanding class of CFF Stock providing that such person will not transfer any shares of NCBE Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of CFF Stock or NCBE Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of NCBE and CFF after the Merger have been published.

     This Prospectus/Proxy Statement does not cover resales of shares of NCBE Common received by any person who may be deemed to be an affiliate of CFF or NCBE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the CFF Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as CFF shareholders, including those referred to below.

     In the Merger Agreement, NCBE has agreed to elect Robert D. Vance as a director of NCBE after the Effective Time.

     Clyde A. (Pete) Turner, a director of CFF, holds options to purchase an aggregate of 400 shares of CFF Common. Two hundred options are expected to be exercised prior to the Effective Time. See "THE MERGER -- Conversion of CFF Stock."

                               SELECTED FINANCIAL DATA

     The following tables present selected unaudited consolidated historical financial data for NCBE and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived from the consolidated financial statements of NCBE and CFF and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "INFORMATION CONCERNING CFF" AND "INDEX TO CFF FINANCIAL STATEMENTS."

                                 NCBE - HISTORICAL
               (Dollar amounts other than per share data in thousands)



                                                                Year Ended December 31,
                                                            ------------------------------
                                                  1997          1996        1995          1994            1993
                                                  ----          ----        ----          ----            ----
SUMMARY OF OPERATIONS

Net interest income                             $51,995        $48,606      $44,433       $39,933        $38,010
Provision for loan losses                         1,891          2,704          399            78            736
                                                -----------------------------------------------------------------
Net interest income after provision
   for loan losses                               50,104         45,902       44,034        39,855         37,274

Noninterest income                               10,088          8,606        7,117         5,209          6,707
Noninterest expense                              34,390         29,966       28,968        28,644         28,343
                                                -----------------------------------------------------------------
Income before income taxes                       25,802         24,542       22,183        16,420         15,638

Income taxes                                      7,451          8,046        7,784         5,668          4,861
                                                -------        -------       ------       -------        -------
Net income                                      $18,351        $16,496      $14,399       $10,752        $10,777
                                                -------        -------       ------       -------        -------
                                                -------        -------       ------       -------        -------

PER SHARE DATA

Net income
   Basic                                          $1.72          $1.52        $1.30         $0.97          $0.97
   Diluted                                         1.69           1.52         1.30          0.97           0.97
Book value                                        13.69          12.12        11.71         10.47          10.23
Cash dividends declared                            0.64           0.55         0.40          0.40           0.38

SUMMARY OF FINANCIAL CONDITION

Total assets                                 $1,298,260     $1,172,057   $1,081,921    $1,004,160       $993,468
Securities                                      279,328        282,894      258,895       268,103        269,098
Loans                                           916,356        800,622      736,997       645,235        579,556
Deposits                                        964,046        913,350      864,136       849,306        844,808
Shareholders' equity                            146,803        129,694      130,606       114,750        113,975

SELECTED FINANCIAL RATIOS

Net income to average assets                     1.47%          1.48%          1.40%          1.09%          1.09%
Net income to average equity                    13.42          12.89          11.74           9.39           9.79
Cash dividend payout ratio                      36.74          37.05          30.05          36.77          31.65
Average equity to average assets                10.98          11.48          11.93          11.59          11.14

Weighted average shares (basic)              10,679,448     10,843,295     11,095,116     11,040,906     11,146,280
Weighted average shares (diluted)            10,832,943     10,843,295     11,095,116     11,040,906     11,146,280

                                         NCBE - CFF PRO FORMA
                      (Dollar amounts other than per share data in thousands)


                                                                     Years Ended December 31,
                                                                     -----------------------
                                                          1997                  1996            1995


SUMMARY OF OPERATIONS
Net interest income                                     $58,868                $54,810        $50,127
Provision for loan losses                                 1,893                  2,855            503
Net interest income after provision
   for loan losses                                       56,975                 51,955         49,624
Noninterest income                                       11,262                  9,759          8,324
Noninterest expense                                      38,130                 33,621         32,681
Income before income taxes                               30,107                 28,093         25,267

Income taxes                                              8,870                  9,224          8,797

Net income                                               21,237                 18,869         16,470

PER SHARE DATA
Net income
   Basic                                                   1.76                   1.54           1.32
   Diluted                                                 1.73                   1.54           1.31
Book value                                                13.25                  11.66          11.14
Cash dividends declared
                                                           0.83                   0.69           0.52
SUMMARY OF FINANCIAL CONDITION
Total assets                                          1,428,819              1,296,474      1,199,764
Securities                                              296,564                298,008        275,622
Loans, net                                            1,010,314                890,267        818,185
Deposits                                              1,077,283              1,020,686        964,971
Shareholders' equity                                    160,938                141,214        139,962

SELECTED FINANCIAL RATIOS

Net income to average assets                              1.55%                  1.53%          1.45%
Net income to average equity                             14.18%                 13.61%         12.61%
Dividend payout ratio                                    32.76%                 33.31%         27.26%
Average equity to average assets                         10.91%                 11.23%         11.50%

Weighted average shares (basic)                      12,087,900             12,254,321     12,523,209
Weighted average shares (diluted)                    12,250,278             12,266,122     12,527,859
Cud of period shares outstanding-Proforma            12,144,898             12,113,550     12,563,150
NCBE only                                            10,727,247             10,702,198     11,152,316
NCBE dividend declared                                     0.64                   0.55           0.40
CFF pro forma shares                                  1,417,651              1,411,352      1,410,834
CFF dividend on pro forma shares                           0.19                   0.14           0.12

                        COMPARATIVE STOCK PRICES AND DIVIDENDS

   Shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol NCBE. The following table sets forth the high and low sales prices of NCBE Common and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of CFF Common. The following table only sets forth information regarding those transactions as to which management of CFF has knowledge of the prices paid. Because of the lack of a public trading market for shares of CFF Common, the prices indicated may not reflect the prices which would be paid for such shares on such a market.



                                 NCBE Common                                      CFF Common
                                 -----------                                      ----------
                                                Cash                                               Cash
                                              Dividends                                        Dividends
                         Low        High      Declared              Low (1)       High (1)     Declared
                         ---        ----      ---------             ---           ----         --------
1996
First Quarter           $21.54     $27.10       $0.11                ---           ---           ---
Second Quarter           25.17      26.76        0.14 1/2            ---           ---         $2.20
Third Quarter            25.17      26.42        0.14 1/2            ---           ---           ---
Fourth Quarter           25.40      28.57        0.15                ---           ---          2.20

1997
First Quarter            27.86      32.26        0.15 1/4            ---           ---           ---
Second Quarter           30.24      40.24        0.15 1/4            ---           ---          3.00
Third Quarter            38.57      41.67        0.15 1/4           $250          $300           ---
Fourth Quarter           40.00      51.19        0.18                ---           ---          3.00

1998
First Quarter            38.50      45.50        0.18                ---           ---           ---
Second Quarter(2)         ---        ---         ---                 ---           ---           ---
____________

(1) Although there may have been private transactions involving CFF Common during these periods that are not reflected in the table, neither CFF nor any members of its management were parties to such transactions.
(2)  Through May _, 1998.

     On March 9, 1998, the last trading day before the first public announcement of the terms of the proposed acquisition, the closing sale price of NCBE Common, was $39.00 per share. Based upon the per share price of NCBE Common on such date, the equivalent per share price of CFF Common was $1,250.70, of CFF A Preferred, $1,924.83, and of CFF B Preferred, $1,521.00. The equivalent per share price for CFF Common is calculated by multiplying the specified closing sale price of NCBE Common by the number of shares of NCBE Common to be issued for each share of CFF Stock in the Merger, or
36.0692 for CFF Common, 49.3545 for CFF A Preferred, and 39.0000 for CFF B Preferred.

     On _________ _, 1998, the closing sale price of NCBE Common was $_______ per share. Based on the per share price of NCBE Common on such date, the equivalent per share price for CFF Common was $___________.

     As of ____________ __, 1998, there were _____ and _____ holders of record of NCBE Common and CFF Common, respectively.

     Both NCBE and CFF depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

     Shareholders of CFF are advised to obtain current market quotations for NCBE Common.

                              INFORMATION CONCERNING NCBE

BUSINESS

     NCBE was organized in 1985 as a bank holding company for The National City Bank of Evansville ("NCB") which remains NCBE's principal banking subsidiary. As of March 6, 1998, NCBE owned 12 commercial banks, including NCB, one savings bank, a leasing subsidiary, and a property management company. As of December 31, 1997, NCBE had total consolidated assets of $1.3 billion, total loans of $916.4 million, total deposits of $964.0 million, and total shareholders' equity of $146.8 million. NCBE's 13 financial institution subsidiaries serve 33 communities from 44 locations and provide a wide range of banking services in the tri-state area of Indiana, Kentucky, and Illinois surrounding Evansville, Indiana.

RECENT DEVELOPMENTS

     The following is a brief description of the two acquisitions that NCBE has completed since December 31, 1997:

     MAYFIELD BRANCH. On January 8, 1998, NCBE's subsidiary, First Kentucky Bank, through an affiliate acquired the Mayfield, Kentucky Branch of Republic Bank & Trust Company. First Kentucky Bank assumed deposit liabilities of $65.7 million in consideration of a deposit premium of $4.6 million. First Kentucky Bank also purchased the office facility and certain loans of the branch.

     VERNOIS BANCSHARES, INC. On March 6, 1998, NCBE acquired Vernois Bancshares, Inc. ("VBI"), the holding company for Bank of Illinois in Mt. Vernon ("BOI"), an Illinois banking corporation with three offices in Mount Vernon, Illinois. NCBE paid $27.5 million in cash for all of the outstanding stock of VBI. As of December 31, 1997, BOI had total assets of $163.5 million, net loans of $109.3 million and total deposits of $127.7 million. The acquisition was accounted for using the purchase method of accounting and the results of operations of BOI will be included in NCBE's consolidated results of operations from the date of acquisition.

     The following is a brief description of the terms of two other pending acquisitions:

     ILLINOIS ONE BANK, NATIONAL ASSOCIATION. NCBE is a party to an Agreement and Plan of Merger dated December 15, 1997 with Illinois One Bancorp, Inc. ("IOBI"), the holding company for Illinois One Bank, National Association ("IOB"), a national banking association with offices in
Shawneetown, Elizabethtown and Golconda,  Illinois.   The agreement relates
to the acquisition of IOBI in a merger transaction in which up to 577,417 shares of NCBE Common would be issued. As of December 31, 1997, IOB had total assets of $88.1 million, net loans of $48.4 million, total deposits of $76.4 million and total shareholders' equity of $10.9 million. The acquisition is subject to the approval of the shareholders of IOBI and the Federal Reserve. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the second quarter of 1998.

     TRIGG COUNTY FARMERS BANK. NCBE is a party to an Agreement and Plan of Merger dated February 11, 1998, with Trigg Bancorp, Inc. ("TBI"), the holding company for Trigg County Farmers Bank ("TCFB"), a Kentucky banking corporation, which has three offices in Cadiz, Kentucky. The agreement relates to the acquisition of CFF in a merger transaction in which up to 736,278 shares of the NCBE Common would be issued. As of December 31, 1997, TCFB had total assets of $96.4 million, net loans of $52.1 million, total deposits of $72.5 million and total shareholders equity of $8.5 million. The acquisition of CFF is subject to the approval of the shareholders of TBI, the Federal Reserve and the KDFI. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the second or third quarter of 1998.

     THE RIPLEY COUNTY BANK. NCBE is a party to an Agreement and Plan of Merger dated April 21, 1998, with Hoosier Hills Financial Corporation ("HHFC"), the holding company for The Ripley County Bank ("RCB"), an Indiana banking corporation, which has offices in Milan, Osgood, and Versailles, Indiana. The agreement relates to the acquisition of HHFC in a merger transaction in which up to 775,625 shares of NCBE Common (subject to increase under certain circumstances, at NCBE's election) would be issued. As of December 31, 1997, RCB had total assets of $108.9 million, net loans of $86.6 million, total deposits of $85.7 million and total shareholders' equity of $11.3 million. The acquisition is subject to the approval of the shareholders of HHFC and the Federal Reserve. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the third or fourth quarter of 1998.

     The following is a description of a recent securities offering.

     TRUST PREFERRED OFFERING. On March 30, 1998, NCBE Capital Trust I (the "Trust"), an affiliate of NCBE, completed a $34.5 million public offering of its cumulative preferred trust securities. The Trust used the proceeds of the public offering and funds from NCBE to purchase $35.6 principal amount of subordinated debentures issued by NCBE. NCBE used the net proceeds it received from the sale of its subordinated debentures to repay indebtedness incurred in the acquisition of VBI discussed above.

YEAR 2000 ISSUE

     The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

     In 1996, NCBE started the process of identifying the hardware and software issues required to be addressed to assure year 2000 compliance.
NCBE began by assessing the issues related to the year 2000 and the potential for those issues to adversely affect NCBE's own operations and those of its subsidiaries. Since that time, NCBE has established a Year 2000 Compliance Team (the "Team") composed of representatives from key areas throughout the organization. It is the mission of this Team to identify areas subject to complications related to the year 2000 and to initiate remedial measures designed to eliminate any adverse effects on NCBE's operations. The Team has identified all mission-critical software and hardware that may be adversely affected by the year 2000 and has required vendors to represent that the systems and products provided are or will be year 2000 compliant. Management of NCBE expects that all mission critical software will be upgraded to achieve year 2000 compliance and tested by December 31, 1998. In addition, the Team is developing contingency plans to address systems which do not become year 2000 compliant by December 31, 1998.

     NCBE is committed to a plan for achieving compliance, focusing not only on its own data processing systems, but also on its customers. The Team has taken steps to educate and assist its customers with identifying their year 2000 compliance problems. In addition, the Team has proposed policy and procedure changes to help identify potential risks to NCBE and to gain an understanding of how customers are managing the risks associated with the year 2000.

     Management of NCBE believes that the expenditures required to bring systems into compliance will not have a materially adverse effect on NCBE's performance. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

     NCBE and its banking subsidiaries are subject to examination with respect to their year 2000 compliance, by various state and federal agencies including the Federal Reserve Board, the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and state banking agencies. Following a recent examination, a rating of "needs improvement" was received with regard to NCBE's Year 2000 compliance efforts.
 If the examining agency does not issue a more satisfactory rating, NCBE will not qualify for expedited processing of regulatory applications seeking approval of future acquisitions or such approvals may only be given subject to additional conditions. While management expects to devote sufficient corporate resources to address regulatory concerns in this area, there can be no assurance that Year 2000 compliance issues will not delay the consummation of this acquisition, any other pending acquisitions (other than the acquisition of Illinois One Bank, N.A., which was approved by the Federal Reserve on March 12, 1998) or future acquisitions or otherwise adversely affect NCBE's ability to continue to grow through acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of NCBE Common beneficially owned as of the Record Date by (i) each person or group of persons known to NCBE to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of NCBE Common and (ii) each director and executive officer of NCBE. Also set forth below is such information adjusted for the Merger (assuming the issuance of 1,441,862 shares of NCBE Common). Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.



                                   Beneficial Ownership                  Beneficial Ownership
                                    Prior to the Merger                      After the Merger
                                  ------------------------               -----------------------
Name                                Shares         Percent                    Shares   Percent
------                              -------        -------                   --------  -------

Janice L. Beesley                    60,678  (1)       *                       60,678      *
Michael F. Elliott                  338,328  (2)      _.__%                   338,328    _.__%
Susanne R. Emge                      24,479  (3)       *                       24,479      *
Donald G. Harris                     12,042            *                       12,042      *
H. Ray Hoops                            848            *                          848      *
Robert A. Keil                       57,177  (4)       *                       57,177      *
John D. Lippert                      71,797  (5)       *                       71,797      *
Ronald G. Reherman                    9,065  (6)       *                        9,065      *
Curtis D. Ritterling                    151  (7)       *                          151      *
Laurence R. Steenberg                29,402  (8)       *                       29,402      *
Richard F. Welp                       3,686  (9)       *                        3,686      *
All directors and executive
     officers as a group
     (12 persons)                   607,868  (10)     _.__%                   607,868     _.__%

____________
*    Less than 1%.
(1) Includes 56,268 shares with shared voting and investment power with spouse and 4,410 shares that may be purchased pursuant to options exercisable within 60 days.
(2)  Includes 251,807 shares with sole voting and investment power;
     16,793 shares with shared voting and investment power with spouse;
     20,727 shares with sole voting and investment power by spouse; and 3,248 shares held by a trust with shared voting and investment power; and 45,753 shares subject to options exercisable within 60 days.
(3) Includes 2,020 shares with sole voting and investment power; 14,829 shares with shared voting and investment power with spouse; and 7,630 shares with sole voting and investment power by spouse.
(4) Includes 11,424 shares with shared voting and investment powers with spouse; and 45,753 shares subject to options exercisable within 60 days.
(5) Includes 15,695 shares with sole voting and investment power; 8,274 shares with sole voting and investment power by spouse; and 47,828 shares subject to options exercisable within 60 days.
(6) Includes 3,386 shares with sole voting and investment power; and 5,679 shares with shared voting and investment power with spouse.
(7)  Shares voting and investment power for all shares with spouse.
(8) All shares are held in trust for a limited partnership of which Mr. Steenberg is a general partner with sole voting and investment power.
(9) Includes 1,492 shares with sole voting and investment power; and 2,194 shares with shared voting and investment power with spouse.
(10) Includes 143,744 shares subject to options exercisable within 60 days.

                              INFORMATION CONCERNING CFF


BUSINESS


CFF was incorporated under the laws of the Commonwealth of Kentucky on February 20, 1980 to act as a bank holding company. On August 31, 1994, Community Independent Bancorp, Inc. and Community First Financial, Inc. merged with and into CFF. The State Bank is a Kentucky banking corporation that commenced business in 1922. The National Bank is a national banking association that commenced business in 1847. The business of CFF consists solely of the ownership, supervision and control of the Banks. The State Bank has two banking offices located in Warsaw and Dry Ridge, Kentucky. The National Bank has six banking offices located in Maysville (2), May's Lick and Mount Olivet, Kentucky, and Ripley and Aberdeen, Ohio. As of December 31, 1997, CFF had, on a consolidated basis, total assets of $130.6 million, net loans of $101.9 million, total deposits of $113.2 million, and total shareholders' equity of $14.1 million.

SELECTED FINANCIAL DATA OF CFF


The selected consolidated data presented below under the captions "Selected Statement of Income Data" and "Selected Balance Sheet Data" for and as of the two years ended June 30, 1997 and 1996 have been derived from the consolidated financial statements of CFF, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated data presented below for the six-month periods ended December 31, 1997 and 1996 are derived from the unaudited consolidated financial statements of CFF included elsewhere in this Prospectus/Proxy Statement. This data should be read in conjunction with CFF's Consolidated Financial Statements and the Notes thereto and "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                       Six Month Period                Year Ended
                                                      Ended December 31,                June 30,
                                                      ------------------               -----------
                                                           (unaudited)
           (Dollar amounts other than
          per share data in thousands)                1997          1996         1997          1996
                                                     -----          ----         ----         -----
        SELECTED STATEMENT OF INCOME DATA
Net interest income                                  $3,504        $3,200        $6,597        $6,009
Provision for loan losses                                (9)           66            77           173
Noninterest income                                      555           558         1,148         1,261
Noninterest expense                                   1,878         1,884         3,746         3,599
     Income before income taxes                       2,190         1,808         3,922         3,498
Income taxes                                            711           600         1,307         1,197
     Net income                                      $1,479        $1,208        $2,615        $2,301

Net income     -- Basic                              $35.57        $28.96        $62.71        $54.93
               -- Diluted                             33.54         27.23         59.17         51.84
Book value                                           329.99        268.91        299.47        242.03
Cash dividends declared                                3.00          2.20          5.20          4.20
           SELECTED BALANCE SHEET DATA
Loans                                              $103,172       $98,085      $104,773       $92,884
Allowance for loan losses                             1,245         1,252         1,288         1,220
Securities                                           17,236        15,021        11,923        12,565
Total assets                                        130,559       125,190       126,183       117,107
Deposits                                            113,237       108,109       108,713       100,001
Long-term debt                                        1,515         3,738         2,431         4,786
Stockholders' equity                                 14,135        11,520        12,783        10,408
            SELECTED FINANCIAL RATIOS
Net income to average assets                            2.3%          2.0%          2.1%          2.0%
Net income to average equity                           21.6          21.3          22.1          24.1
Cash dividend payout                                    8.5           7.6           8.3           7.6
Average equity to average assets                       10.6           9.2           9.6           8.2
Tangible equity to tangible assets                      9.9           8.1           4.1           7.7
Total capital to risk weighted assets                  14.7          12.2          13.1          10.9
                   OTHER DATA
Weighted average shares  -- Basic                     41,323       41,396        41,398        41,540
                         -- Diluted                   44,093       44,361        44,195        44,384


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The purpose of this discussion is to provide an analysis of the consolidated financial condition and results of operations of CFF and subsidiaries. This discussion should be read in conjunction with CFF's consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus/Proxy Statement.


                         YEARS ENDED JUNE 30, 1997 AND 1996


     RESULTS OF OPERATIONS


     Net income was $2,615 or $59.17 per share (diluted) for the years ended June 30, 1997, compared to $2,301 or $51.84 (diluted) for 1996, an increase of 14.1%. The increase in income was primarily attributable to increased net interest income of $573,000 (taxable equivalent basis), offset primarily by increased non-interest expenses of $147,000.

     The following paragraphs provide a more detailed analysis of the significant factors affecting operating results.

     NET INTEREST INCOME


     Net interest income was $6.7 million and $6.1 million for 1997 and 1996 (taxable equivalent basis), respectively, an increase of 9.4%. This increase resulted from an increase in average earning assets and net interest spread. Average earning assets increased $6.6 million (6.1%) to $114.4 million. Net interest spread and margin were 5.10% and 5.85%, respectively in 1997 and 4.96% and 5.68%, in 1996.

     The following table sets forth the changes in net interest income due to changes in rates (computed on a taxable equivalent basis) and changes in volume for 1997 and 1996. Taxable equivalent rates are based on a 34% tax rate. The change in interest due to both rate and volume has been allocated to the change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

Taxable Equivalent Rate/Volume Analysis

(Dollars in Thousands)


                                                                 1997/1996                        1996/1995
                                                                 ---------                        ---------
                                                         Increase (decrease) due to       Increase (decrease) due to
                                                      Net change    Rate      Volume    Net change    Rate     Volume
                                                      ----------    ----      ------    -----------------------------

Interest income
Loans                                                 $876          (140)      1,016      2,039        (10)     2,049
Securities:
  Taxable                                             (181)         (132)        (49)        55         43         12
  Tax exempt                                           (44)            3         (47)         4        (25)        29
Federal funds sold                                     (33)           86        (119)        92        (19)       111
Interest bearing deposits                              (23)           (3)        (20)        11         (8)        19
                                                    ----------      ----        ------   ------       -----    ------
Total interest income                                  595          (186)        781      2,201        (19)     2,220
                                                    ----------      ----        ------   ------       -----    ------
Deposits:   demand                                     (29)           (5)        (24)        (3)       (69)        66
            savings                                    (12)          (14)          2         19        (16)        35
            time                                       237          (123)        360        943        212        731
Federal funds purchased
  and securities sold under
  agreements to repurchase                              (7)           (8)          1          3          6         (3)
FHLB advances                                           14             8           6         51          8         43
Notes payable                                         (181)           (7)       (174)        19          5         14
                                                    ----------      ----        ------   ------       -----    ------
Total interest expense                                  22          (149)        171      1,032        146        886
                                                    ----------      ----        ------   ------       -----    ------
Net interest income                                   $573           (37)        610      1,169       (165)     1,334
                                                    ----------      ----        ------   ------       -----    -------
                                                    ----------      ----        ------   ------       -----    -------

     PROVISION FOR LOAN LOSSES

     Management considers the overall quality of the loan portfolio, previous loss experience, the size and composition of the loan portfolio and an assessment of current economic conditions on borrowers in determining the provision for loan losses. CFF's loan quality is good and charge-off history has been nominal. The provisions for loan losses of $77,000 and $173,000 for the years ended June 30, 1997 and 1996, respectively, resulted in ratios of the allowance to total loans of 1.23% and 1.31% at June 30, 1997 and 1996, respectively, and were considered sufficient, in management's opinion, to maintain the allowance at an adequate level.

     NON-INTEREST INCOME AND EXPENSES

     Non-interest income decreased $113,000 from 1996 to 1997. The significant reasons for the decrease were due to 1996 gains on the sale of a branch and sales of premises and equipment, amounting to $112,000 and $68,000, respectively, offset partially by a loss on disposition of other real estate amounting to $45,000 during 1996. The largest component of non-interest income is service charges on deposits, which increased 3% in 1997 compared to 1996.

     Non-interest expenses increased $147,000 (4.1%) in 1997 compared to 1996. The increase was primarily attributable to increases in salaries and employee benefits of $197,000, or 10.4% This increase was attributable to normal salary increases, bonuses and staff additions. There were no individually significant increases in the other categories of non-interest expenses. CFF's efficiency ratios were 47.8% and 48.8%, respectively.

     INCOME TAXES

     CFF's effective income tax rates were 33.3% and 34.2%, respectively, for 1997 and 1996, compared to the statutory federal income rate of 34%.

     FINANCIAL CONDITION

     Consolidated total assets increased from $117.1 million at June 30, 1996 to $126.2 million at June 30, 1997, an increase of $9.1 million or 7.8%. Average assets increased 6.0%, or $7.0 million, to $123.8 million.

     The growth in average assets was primarily in loans and deposits. Average loans increased $10.2 million (11.6%) during 1997. Average deposits increased $6.6 million (6.7%). The majority of the increase in average deposits was an $6.8 million (12.9%) increase in time deposits. These increases were significantly attributable to increased market share due to establishing a branch office in Maysville and aggressive marketing efforts.

     CFF's loan to deposit ratios were 96.4% and 92.9% at June 30, 1997 and 1996, and averaged 92.5% and 87.3% for the years ended June 30, 1997 and 1996. The increase in those amounts and ratios are due primarily to aggressive marketing efforts.

Average Balances and Rates - Taxable Equivalent Basis

(Dollars in Thousands)



                                        1997                                  1996                               1995
                            ---------------------------------   --------------------------------   --------------------------------
                            Average                   Average   Average                 Average    Average      Average     Average
                            Balances  Interest         Rate     Balances    Interest      Rate     Balances      Rate      Balances
Earning assets             ---------  ---------       -------   --------    --------    --------   --------    --------    --------

Loans                      $ 98,421    $  9,781        9.94%   $ 88,220     $ 8,905       10.09%   $ 67,917     $ 6,866       10.11%
Securities:
  Taxable                     9,669         577        5.97      11,271         758        6.73      11,077         703        6.35
  Tax exempt                  2,928         274        9.36       3,426         318        9.28       3,119         314       10.07
Federal funds sold            3,143         223        7.10       4,318         256        5.93       2,469         164        6.64
Interest bearing deposits       206          13        6.31         532          36        6.77         276          25        9.06
                            --------     ------       ------    -------      ------        -----    --------     -------      -----
Total earning assets        114,367      10,868        9.50     107,767      10,273        9.53      84,858       8,072        9.51
                                         ------        ----                  -------       -----                 --------      ----
Non-earning assets, less
  allowance for loan losses   9,401                               8,994                               7,671
                           --------                             -------                             --------
Total assets              $ 123,768                           $ 116,761                            $ 92,529
                          ---------                           ---------                            ---------
                          ---------                           ---------                            ---------

Interest bearing liabilities
Deposits:  demand          $ 21,854         524        2.40    $ 22,864         553        2.42    $ 20,311         556        2.74
           savings            9,048         224        2.48       8,977         236        2.63       7,672         217        2.83
           time              59,669       3,127        5.24      52,875       2,890        5.47      39,220       1,947        4.96
Federal funds purchased and
  securities sold  under
  agreements to repurchase      780          31        3.97         751          38        5.06         873          35        4.01
FHLB advances                 2,234         160        7.16       2,151         146        6.79       1,511          95        6.29
Notes payable                 1,297         112        8.64       3,316         293        8.84       3,158         274        8.68
                            --------     ------       ------    -------      ------        -----    --------     -------      -----
Total interest
 bearing liabilities         94,882       4,178        4.40      90,934       4,156        4.57      72,745       3,124        4.29
                                         ------       -----                  ------        -----                 -------      -----
Non-interest bearing
 liabilities
Demand deposits              15,856                              15,079                              11,941
Other                         1,195                               1,184                                 732
                            -------                              -------                            --------
Total liabilities           111,933                             107,197                              85,418

Stockholders' equity         11,835                               9,564                               7,111
                            -------                             --------                             -------
Total liabilities and
  stockholders' equity    $ 123,768                           $ 116,761                            $ 92,529
                         ----------                          -----------                           ---------
                         ----------                          -----------                           ---------

Net interest income                     $ 6,690                             $ 6,117                             $ 4,948
                                        --------                           ---------                           ----------
                                        --------                           ---------                           ----------


Net interest spread                                   5.10%                                4.96%                               5.22%
                                                      ------                               -----                               -----
                                                      ------                               -----                               -----

Net interest margin                                   5.85%                                5.68%                               5.83%
                                                      ------                               -----                               -----
                                                      ------                               -----                               -----


     SECURITIES

The carrying value of securities is summarized as follows:


(In thousands)


                                                     June 30,
                                          1997        1996        1995
                                        --------     -------    --------
U.S. Treasury and government
   agencies                             $ 8,644       8,812      12,851
Mortgage-backed securities                  121         153         235
Obligations of states and political
   subdivisions                           2,657       3,125       3,676
Equity securities                           501         465         368
Corporate obligations                       -            10          10
                                       ---------    --------    ---------
                                       $ 11,923      12,565      17,140
                                       ---------    --------    ---------
                                       ---------    --------    ---------


The maturity distribution and weighted average rates of securities at June 30, 1997 follows:

(Dollars in thousands)



                                                              After One But             After Five But
                                    Within One Year         Within Five Years          Within Ten Years          After Ten Years
                                   -----------------        ------------------       -------------------       ------------------
                                   Amount     Yield         Amount      Yield         Amount      Yield         Amount      Yield
                                  --------   -------       -------      ------       --------     -------      --------   -------
U.S. Treasury and                                                                   $       -
  government agencies            $   6,099   5.71%        $   2,470    5.99%                -       -- %     $      75     9.00%
Obligations of states
  and political subdivisions           268   8.34             1,282    8.77               658    8.90%              449   10.40
Mortgage-backed
  securities                           --     --             --        --                  --       --              121    7.51
                                 ---------   ------       ----------   -----         ---------   -------       ----------  ------
                                 $   6,367   5.82%        $   3,752    6.94%        $     658    8.90%        $     645    8.65%
                                 ---------   ------       ----------   -----         ---------   -------       ----------  ------
                                 ---------   ------       ----------   -----         ---------   -------       ----------  ------



          LOAN PORTFOLIO

          CFF's primary source of income is interest on loans. The following table sets fort the composition of the loan portfolio at June 30 of each of the last five years:

(Dollars in Thousands)


                                                                          June 30,
                          --------------------------------------------------------------------------------------------------------
                                1997                  1996                  1995                  1994                  1993
                         -------------------   -------------------   -------------------    ------------------   -----------------
                          Amount     Percent    Amount   Percent      Amount   Percent      Amount   Percent    Amount     Percent
                         --------    --------   ------   --------     -------  ---------    -------  -------    ------     -------
Commercial, financial
  and agricultural       $ 21,552   20.6%      $ 20,641   22.2%      $ 15,401   18.5%      $ 12,412   20.9%      $ 10,745   19.5%

Real Estate -               9,719    9.3          4,204    4.5          3,785    4.6          2,588    4.4          2,055    3.7
Construction

Real Estate - Commercial   35,310   33.7         34,193   36.8         35,414   42.6         25,382   42.8         24,208   44.1

Real Estate - Residential  32,591   31.1         28,414   30.6         22,498   27.1         15,589   26.3         14,500   26.4
Consumer                    5,601    5.3          5,432    5.9          5,946    7.2          3,331    5.6          3,437    6.3
                         ---------  ------     --------   -----      ---------  ------      -------   -----      --------   ------
                         $104,773   100.0%     $ 92,884   100.0%     $ 83,044   100.0%     $ 59,302   100.0%     $ 54,945   100.0%
                         ---------  ------     --------   -----      ---------  ------      -------   -----      --------   ------
                         ---------  ------     --------   -----      ---------  ------      -------   -----      --------   ------

          The following tables present the amount of commercial, financial and agricultural loans, and construction and development loans, at June 30, 1997, maturing in the periods indicated. Also shown are the amounts due after one year classified according to sensitivity to changes in interest rates.


(In thousands)


                                               Over One                            Rate Structure for Loans
                                 One Year   Year Through    Over Five              Maturing Over One Year
                                  or Less    Five Years       Years      Total     Predetermined  Adjustable
                                ---------    -----------    ---------   -------    -------------  ----------
Commercial, financial
  and agricultural               $ 7,921        7,187        6,444       21,552      $ 4,506        9,127

Real Estate-Construction           4,670        2,896        2,153        9,719        1,735        3,314
                                ---------      -------       ------      -------     --------      -------
                                $ 12,591       10,083        8,597       31,271      $ 6,241       12,441
                                ---------      -------       ------      -------     --------      -------
                                ---------      -------       ------      -------     --------      -------


     NONPERFORMING LOANS AND ASSETS

     Nonperforming loans, which include nonaccrual and restructured loans and loans 90 days or more past due, but still accruing interest, were approximately $1.1 million at both June 30, 1997 and 1996, and represented 1.0% and 1.2%, respectively, of total loans.

     Nonperforming assets include nonperforming loans and other real estate. There was no other real estate at either June 30, 1997 or 1996. CFF's ratios of nonperforming assets to total assets were 0.84% and 0.96%, respectively.

     In addition to the nonperforming loans discussed above, there were loans for which payments were current or less than 90 days past due where the borrowers were experiencing significant financial difficulties, which amounted to $666,000 at June 30, 1997. These loans are monitored by management and considered in determining the level of the allowance for loan losses.

     The following schedule summarizes nonaccrual loans past due 90 days or more and still accruing, restructured loans, and other real estate owned at December 31, 1997 and at June 30 of each of the last five years:

 (In thousands)

                                                                                       June 30,
                                            December 31,   -------------------------------------------------------------
                                               1997           1997        1996         1995         1994            1993
                                              -----           -----       -----        -----        -----          -----
Nonaccrual loans                               $1,664          620          766        1,009        1,100          509
Loans contractually past due
   90 days or more and still
   accruing                                       309          264          192          168          527          140
Restructured loans                                166          170          163          167           29           32
                                              --------       ------       ------       ------      -------        -----
          Total nonperforming loans             2,139        1,054        1,121        1,344        1,656          681
Other real estate                               ---          ---          ---            580        ---             90
                                              --------       ------       ------       ------      -------        -----

          Total nonperforming assets           $2,139        1,054        1,121        1,924        1,656          771
                                              --------       ------       ------       ------      -------        -----
                                              --------       ------       ------       ------      -------        -----

          ALLOWANCE FOR LOAN LOSSES



          The allowance for loan losses is a valuation allowance established to provide for loans which may not be paid in their entirety. The allowance is increased by provisions charged to expense and decreased by loan charge offs, net of recoveries of previously charged off loans. Loans are charged off by management when deemed uncollectible. The allowance for loan losses was 1.2x and 1.1x of nonperforming loans at June 30, 1997 and 1996, respectively.

          The following table summarizes CFF's loan loss experience for the six months ended December 31, 1997 and the last five years ended June 30:

(Dollars In Thousands)


                                                                                      June 30,
                                           December 31,    --------------------------------------------------------------
                                               1997          1997        1996          1995        1994         1993
                                              ------         -----       -----         -----       -----       ------
Loans, net of unearned income:
  Average outstanding during period          $102,503       98,421       88,220       67,917       55,433       53,677
                                             ---------      -------      ------       -------      -------      -------
                                             ---------      -------      ------       -------      -------      -------

Allowance for loan losses:
  Balance at beginning of period               $1,288        1,220        1,097          914          890          908

Charge-offs:
  Commercial, financial & agricultural              8           55           49           58            5           81
  Real estate - construction                      ---          ---          ---          ---          ---          ---
  Real estate - mortgage                           38           36           12           23          ---          ---
  Consumer                                        ---            3           27            4            1            1
                                             ---------      -------      ------       -------      -------      -------
          Total                                    46           94           88           85            6           82
                                             ---------      -------      ------       -------      -------      -------

Recoveries:
  Commercial, financial & agricultural              9           28           16           10           25           49
  Real estate - construction                      ---          ---          ---          ---          ---          ---
  Real estate - mortgage                          ---           39           14            2            2          ---
  Consumer                                          3           18            8            4            3            7
                                             ---------      -------      ------       -------      -------      -------
          Total                                    12           85           38           16           30           56
                                             ---------      -------      ------       -------      -------      -------

Net charge-offs (recoveries)                       34            9           50           69         (24)           26

Provision charged to operations                   (9)           77          173           31          ---          ---

Additions due to acquisitions                     ---          ---          ---          221          ---            8
                                             ---------      -------      ------       -------      -------      -------
Balance at end of period                       $1,245        1,288        1,220        1,097          914          890
                                             ---------      -------      ------       -------      -------      -------
                                             ---------      -------      ------       -------      -------      -------

Net charge-offs to average loans
   outstanding during period                     0.03%        0.01%        0.06%        0.10%      (0.04)%        0.05%

                                             ---------      -------      ------       -------      -------      -------
                                             ---------      -------      ------       -------      -------      -------

     The following table sets forth the allocation of the allowance for loan losses and the percent of loans in each category to total loans as of June 30 of each of the last five years:

(In thousands)


                                   1997                  1996                 1995                  1994                1993
                             ------    -------     ------    -------    ------    ------      ------    ------    -------    -------
                             Amount    Percent     Amount    Percent    Amount    Percent     Amount    Percent   Amount     Percent
                             ------    -------     ------    -------    ------    -------     ------    -------   ------     -------
Commercial, financial
  and agricultural            $374      20.6%       $365       22.2%     $284      18.5%       $256      20.9%      $174       19.5
Real Estate -- Construction    180       9.3         110        4.5        99       4.6          73       4.4         33        3.7
Real Estate -- Commercial      515      33.7         525       36.8       516      42.6         430      42.8        392       44.1
Real Estate -- Residential     129      31.1         122       30.6        99      27.1          82      26.3        235       26.4
Consumer                        90       5.3          98        5.9        99       7.2          73       5.6         56        6.3
                             ------    -------     ------    -------    ------    -------     ------    -------   ------      ------
                            $1,288     100.0%     $1,220      100.0%   $1,097     100.0%       $914     100.0%      $890      100.0%
                             ------    -------     ------    -------    ------    -------     ------    -------   ------      ------
                             ------    -------     ------    -------    ------    -------     ------    -------   ------      ------


     DEPOSITS

     Maturities of time deposits over $100,000 at June 30, 1997, were as follows:

 (In thousands)

Three months or less                               $        3,424
Over three through six months                               4,602
Over six months through twelve months                       4,321
Over twelve months                                          1,408
                                                            -----
                                                   $       13,755
                                                           ------
     LIQUIDITY                                             ------

     The role of liquidity is to ensure funds are available to meet depositors' withdrawal and borrowers' credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demand is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors.

     The Banks have a number of sources of funds to meet liquidity needs on a daily basis. An increase in loans affects liquidity as the repayment of principal and interest are a daily source of funds. The deposit base, consisting of consumer and commercial deposits and large dollar denomination ($100,000 and over) certificates of deposit, is another source of funds. The majority of these deposits are from long-term customers and are a stable source of funds. The Banks have no brokered deposits. Federal funds purchased also provide an available source of liquidity, although this source is seldom needed.

     Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase. Also, the Banks are members of the Federal Home Loan Bank of Cincinnati (FHLB), and therefore have access to credit products of the FHLB.

     CFF's liquidity depends primarily on the dividends paid to it as the sole shareholder of the Banks. As discussed in note 17 to the consolidated financial statements, as of July 1, 1997, the Banks may pay up to $1.1 million in dividends to CFF without regulatory approval.

     CAPITAL

     CFF's total stockholders' equity was $12.8 million at June 30, 1997, an increase of $2.4 million from June 30, 1996. The increase was due to retained net income. Cash dividends declared on CFF's common stock were $5.20 and $4.20 per share for the years ended June 30, 1997 and 1996, respectively.

     Bank holding companies and their subsidiary banks are required to meet certain risk based capital ratios by their regulators. These risk based ratios measure the relationship of capital to risk weighted assets, which are the sum of on and off balance sheet amounts for various assets and commitments, adjusted by various risk weightings prescribed by the regulators.

     At June 30, 1997, CFF's tier 1 and total risk based capital ratios were 11.9% and 13.1%, respectively. These ratios exceed the minimum 4.0% and 8.0% ratios prescribed by the regulators. A minimum leverage ratio, based upon tier 1 capital and average total assets, supplements the risk based capital ratios. The minimum leverage ratio is 3.0%, however, most bank holding companies are required to maintain a minimum in excess of that amount. CFF's leverage ratio was 9.0% at June 30, 1997. Further details regarding regulatory capital requirements and the capital ratios of the Banks are contained in Note 17 to the consolidated financial statements. CFF and the Banks exceed all regulatory capital ratios required to be categorized as well-capitalized. The ratios show an increasing trend due to the growth rate of CFF's capital exceeding the growth rate of its assets.

     RETURN ON EQUITY AND ASSETS

     The following table presents various key financial ratios for the years ended June 30:


                                             1997          1996           1995
                                            ------       -------         ------
Return on average assets                       2.1%        2.0%           1.8%
Return on average stockholders' equity        22.1        24.1           23.1
Dividend payout ratio                          8.3         7.6           10.0
Average equity to average assets ratio         9.6         8.2            7.7

     YEAR 2000

     CFF has undertaken efforts to evaluate the effects Year 2000 will have on its information systems and other important aspects of its business. In connection with a capacity upgrade during 1997, Maysville's existing computer system was brought into Year 2000 compliance. Testing is scheduled for May, 1998. Warsaw will require a similar system upgrade to become Year 2000 compliant, the cost of which will approximate $40,000. Additionally, CFF is in the process of contacting all commercial customers with balances of $100,000 or more regarding the Year 2000 issue to mitigate the potential adverse effects of this issue on their ability to service their debt with CFF.

     ACCOUNTING STANDARDS EFFECTIVE IN 1998

     During 1997, the Financial Accounting Standards Board issued FASB Statement No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement is effective for interim and annual periods beginning in 1998.

     Also, during 1997, the Financial Accounting Standards Board issued FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires reporting of certain information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to shareholders. This statement is effective in 1998. In the initial year of application, this statement is not required to be applied to interim periods.


                     SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996

     RESULTS OF OPERATIONS

     Net income was $1,479 or $33.54 per share (diluted) for the six months ended December 31, 1997, compared to $1,208 or $27.23 (diluted) per share for 1996, an increase of 23.2%.

     Net interest income was $3.5 million and $3.2 million for the six months ended December 31, 1997 and 1996, respectively, an increase of 9.5%. Net interest income for the six months ended December 31, 1997 included $113,000 of cash basis income resulting from the payout of a nonaccrual loan.

     The provisions for loan losses were ($9,000) and $66,000, respectively, and resulted in a ratio of the allowance to total loans of 1.21% as of December 31, 1997.

     Non-interest income and expenses were each essentially flat in total. The most significant increase was a $54,000 increase in credit life commissions, due to various incentives being emphasized for sales of credit life insurance, which was offset by decrease in service charge income and other non-interest income. CFF's efficiency ratios were 45.8% and 49.5%, respectively, resulting primarily from the increase in total revenues.

     FINANCIAL CONDITION

     Consolidated total assets increased $4.4 million (3.5%) from June 30, 1997 to $130.6 million as a result of an increase in deposits amounting to $4.5 million. Total loans decreased $1.6 million to $103.2 million, which is a seasonal decrease associated with CFF's agricultural loan portfolio. As a result, CFF's loan to deposit ratio decreased from 96.4% at June 30, 1997 to 91.1% at December 31, 1997. The excess funds generated by these changes were used to reduce debt and invested in securities. Stockholders' equity increased $1.3 million to $14.1 million. CFF's risk based capital ratios were as follows at December 31, 1997: 13.5% (tier 1 risk based), 14.7% (total risk based) and 10.0% (leverage), and increased due to the growth rate of CFF's capital exceeding the growth rate of its assets, with much of the asset increase being invested in U.S. Treasury securities.

     NONPERFORMING LOANS AND ASSETS

     Nonperforming loans were $2.1 million at December 31, 1997, compared to $1.1 million at June 30, 1997, an increase of $1.0 million. The increase is primarily due to the addition of new credits amounting to $1.6 million, less a reduction of $440,000 due to repayments. One of the additions, amounting to $852,000, was repaid with no loss of principal or interest to CFF subsequent to December 31, 1997. The other additions relate to credits which are fully secured by real estate collateral, and in management's opinion, are carried at realizable values. After adjusting for the repayment discussed above, nonperforming loans represent 1.2% of total loans compared to 1.0% at December 31, 1997.

     In addition to the nonperforming loans discussed above, there were loans for which payments were current or less that 90 days past due where the borrowers were experiencing significant financial difficulties, which amounted to $749,000.

                          DESCRIPTION OF NCBE CAPITAL STOCK

AUTHORIZED SHARES

     NCBE's Articles of Incorporation presently authorize the issuance of 20,000,000 shares of common stock, without par value. As of ______________ _, 1998, there were _____ shares of NCBE Common issued and outstanding.

DIVIDENDS, VOTING, LIQUIDATION AND OTHER RIGHTS

     Holders of NCBE's Common are entitled to receive dividends when, as and if declared by NCBE's Board of Directors out of funds legally available therefor. The ability of the financial institution subsidiaries of NCBE to pay cash dividends, which are expected to be NCBE's principal source of income, is restricted by applicable banking laws and regulations. Such dividends have previously been NCBE's principal source of income.

     Holders of NCBE Common are entitled to one vote per share on all matters to be voted upon by the shareholders other than the election of directors. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

     In the event of liquidation, dissolution or winding up of NCBE, whether voluntary or involuntary, the holders of NCBE Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

     Holders of shares of NCBE Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of NCBE Common.

     The shares of NCBE Common presently outstanding are, and the shares of NCBE Common to be issued pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS

     Certain provisions of NCBE's Articles of Incorporation and By-Laws may delay or make more difficult unsolicited acquisitions or changes of control of NCBE. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of NCBE, although such proposals, if made, might be considered desirable by a majority of NCBE's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of NCBE without the concurrence of the Board of Directors. These provisions include: (i) the classification of the Board of Directors into three classes, each class serving "staggered" terms of office of three years (see "COMPARISON OF SHAREHOLDER RIGHTS --Classified Board of Directors"); (ii) the requirements that any business combination be approved by the holders of 80% of the shares entitled to vote thereon; and
(iii) requirements for advance notice for making nominations at shareholders' meetings.

     NCBE's By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Although NCBE's By-Laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCBE and its shareholders.

CERTAIN PROVISIONS OF THE INDIANA LAW

     The Indiana Law applies to NCBE as an Indiana corporation. Certain provisions of the Indiana Law may delay, prevent or make more difficult changes of control of NCBE. Such provisions also may have the effect of preventing changes in the management of NCBE. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "COMPARISON OF SHAREHOLDER RIGHTS -- Business Combinations Involving Interested Shareholder" and "COMPARISON OF SHAREHOLDER RIGHTS -- Control Share Acquisitions."

TRANSFER AGENT

     The National City Bank of Evansville, Evansville, Indiana is the transfer agent for shares of NCBE Common.

                           COMPARISON OF SHAREHOLDER RIGHTS

     The rights of holders of shares of NCBE Common are governed by the Indiana Law and by NCBE's Articles of Incorporation and By-laws. The rights of holders of shares of CFF Stock are governed by the Kentucky Law and by CFF's Articles of Incorporation and By-laws. The rights of holders of shares of CFF Stock differ in certain respects from the rights which they would have as shareholders of NCBE. A summary of the material differences between the respective rights of the shareholders of NCBE and CFF is set forth below.

     At NCBE's 1998 annual meeting of shareholders, which is to be held May 20, 1998, holders of NCBE Common will be asked to consider changes to NCBE's Articles of Incorporation. Such changes are described in NCBE's Proxy Statement dated April 22, 1998, which is incorporated by reference herein. The following summary does not reflect any of the changes to NCBE's Articles of Incorporation that may be approved on May 20, 1998.

CLASSIFIED BOARD OF DIRECTORS

     NCBE. The Articles of Incorporation and By-laws of NCBE divide the Board of Directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years. Directors are elected by a plurality of votes cast by shares entitled to vote. The purpose of a classified Board of Directors is to promote stability and continuity within the Board. However, a classified Board of Directors also has the effect of decreasing the number of directors that may otherwise be elected by holders of NCBE Common and, therefore, may have the effect of precluding a contest for the election of directors or delay, prevent or make more difficult changes in control of NCBE.

     CFF. CFF's Articles of Incorporation do not contain any provisions for a classified Board of Directors.

BUSINESS COMBINATIONS NOT INVOLVING AN INTERESTED SHAREHOLDER

     NCBE. Under the Indiana Law, a majority of the shares entitled to vote on a proposed plan of merger or share exchange is required for approval unless any class or series of shares is entitled to vote as a class on the plan. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger,
(ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger. The articles of incorporation of any corporation may supersede the majority vote requirement by specifying a greater vote requirement. NCBE's Articles of Incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or other business combination transaction with another corporation that is not approved by a majority of the members of NCBE's Board of Directors.

     CFF. The Kentucky Law is substantially the same as the Indiana Law. CFF's Articles of Incorporation do not contain any provisions that would affect the vote required under the Kentucky Law to approve a business combination.

BUSINESS COMBINATIONS INVOLVING AN INTERESTED SHAREHOLDER

     NCBE. The Indiana Law restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation. The above provisions do not apply to a corporation that so elects in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. NCBE's Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

     CFF. The Kentucky Law imposes a greater minimum share voting requirement for a "business combination" which is defined as merger, sale of assets or sale of shares to an "interested shareholder." However these provisions would not apply to the Merger because CFF does not have 500 or more beneficial owners of any class of CFF Stock.

REMOVAL OF DIRECTORS

     NCBE. Under the Indiana Law, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, unless the articles of incorporation provide otherwise, the shareholders or directors may remove one or more directors with or without cause. A director may be removed by the shareholders, if they are otherwise authorized to do so, only at a meeting called for that purpose, and such purpose must be stated in the notice of the meeting. A director elected by a voting group of shareholders may be removed only by that voting group. NCBE's Articles of Incorporation do not contain any provisions changing the statutory provisions relating to the removal of directors.

     CFF. The Kentucky Law is substantially the same as the Indiana Law. CFF's Articles of Incorporation do not contain any provisions changing the statutory provisions relating to the removal of directors.

AMENDMENTS TO ARTICLES OF INCORPORATION

     NCBE. The Indiana Law provides that, unless a greater vote is required under a specific provision of the Indiana Law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Certain amendments, unless provided otherwise in a corporation's articles of incorporation, do not require shareholder approval. Under the Indiana Law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana Law. NCBE's Articles of Incorporation provide that amendments must be approved by the holders of a majority of the outstanding voting shares; except that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

     CFF. The Kentucky Law is substantially the same as the Indiana Law. CFF's Articles of Incorporation do not contain any provisions changing the statutory provisions relating to amendments of its Articles of Incorporation.

VOTING RIGHTS

     NCBE. On all matters other than the election of directors, NCBE shareholders are entitled to cast one vote per share of NCBE Common. NCBE shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

     CFF. On all matters other than the election of directors, holders of shares of CFF Common are entitled to one vote per share of CFF Common. CFF shareholders are entitled to cumulative voting on election of directors. Cumulative voting permits a shareholder to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. Such votes may be cast for one nominee or spread among designated nominees.

     Except with respect to the occurrence of a "Voting Triggering Event" (described below) or except where otherwise provided by law, holders of shares of CFF A Preferred have no right to vote on any matter for any purpose. In the event of a Voting Triggering Event which has not been cured, holders of CFF A Preferred have the right to call a special meeting of CFF's shareholders for the purpose of electing directors of CFF and may vote for the election of two persons to CFF's board of directors, with the remaining members to be elected by holders of CFF Common. A "Voting Triggering Event" means the failure of CFF to pay in four instances (which need not be consecutive) the semi-annual dividend on the CFF A Preferred as provided in the articles of incorporation of CFF, as amended. A Voting Triggering Event shall be deemed cured as soon as all dividends on the CFF A Preferred have been paid in full without interest. Generally, holders of shares of CFF B Preferred do not have the right to vote on any matter. However, holders of CFF A Preferred and CFF B Preferred are entitled to vote as separate voting groups on matters that, among other things, effect an exchange or reclassification of all or part of the shares of the class into shares of another class, change the designation, rights preferences, or limitations of all or part of the shares of the class. Holders of each class of CFF Stock shall be entitled to vote on the Merger.

RIGHTS OF FIRST REFUSAL OR TRANSFER OF SHARES.

     NCBE. Under the Indiana Law, a corporation's articles of incorporation or by-laws, or an agreement among shareholders or an agreement between shareholders and the corporation may impose restrictions on the transfer or registration of transfer of shares. There are no such restrictions applicable to shares of NCBE Common.

     CFF.  The Kentucky Law is substantially the same as the Indiana Law.

SPECIAL MEETINGS OF SHAREHOLDERS

     NCBE. The Indiana Law provides that a corporation with more than 50 shareholders shall hold a special meeting of shareholders on call of its board of directors or the persons authorized to do so in the corporation's articles of incorporation or by-laws. NCBE's By-laws provide that a special meeting of shareholders must be held upon the request of the Chairman of the Board, the President, a majority of the Board of Directors or the holders of 25% or more of the outstanding shares of voting stock.

     CFF. The Kentucky Law provides that a corporation must hold a special meeting of shareholders on the call of its board of directors or the persons authorized to do so in the corporation's articles of incorporation or by-laws or at the request of the holders of at least 33 1/3% (or such higher or lower percentage specified in the articles of incorporation) of the votes entitled to be cast at a special meeting. CFF's By-Laws provide that a special meeting of shareholders may be called by the chief executive officer, a majority of the Board of Directors or the holders of 1/5th or more of the outstanding shares.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     NCBE. Under the Indiana Law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent to such action is signed by all shareholders entitled to vote thereon.

     CFF.  The Kentucky Law is substantially the same as the Indiana Law.

DISSENTERS' RIGHTS

     NCBE. Under the Indiana Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. NCBE's shareholders are not required to vote on the Merger nor are they entitled to exercise dissenters' rights in connection with the Merger.

     CFF. The Kentucky Law is substantially the same as the Indiana Law. Shareholders of CFF are entitled to exercise such rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights."

CONTROL SHARE ACQUISITIONS

     NCBE. Pursuant to the Indiana Law, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares. "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, has its principal office or substantial assets within Indiana and either (i) more than 10% of its shareholders resident in

Indiana, (ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that said provisions do not apply. NCBE's Articles of Incorporation and By-laws do not exclude NCBE from the restrictions imposed by such provisions.

     CFF.  There is no similar provision under the Kentucky Law.

INDEMNIFICATION

     NCBE. Pursuant to the Indiana Law, NCBE is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to NCBE in certain circumstances. NCBE may also voluntarily undertake to indemnify certain persons acting on NCBE's behalf in certain circumstances. The Indiana Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The Indiana Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. NCBE's Articles of Incorporation generally provide for the indemnification of NCBE's directors, officers, employees and agents to the extent permitted by the Indiana Law.

     CFF. The Kentucky Law is substantially similar to the Indiana Law. CFF's Articles of Incorporation and By-Laws contain provisions requiring indemnification of directors and officers generally in accordance with the Kentucky Law.

LIMITATION OF LIABILITY OF DIRECTORS

     NCBE. The Indiana Law provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the Indiana Law and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the Indiana Law is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution.

     CFF. Kentucky law provides that a corporation may set forth in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of his duties as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or assent to an unlawful distribution to shareholders as prohibited under Kentucky law; or (iv) for any transaction from which the director derived an improper personal benefit. CFF has adopted such a provision in its articles of incorporation, as amended.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

     NCBE. The Indiana Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana Law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     CFF.  There is similar provision under the Kentucky Law.


                                    LEGAL MATTERS

     The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Baker & Daniels, Indianapolis, Indiana Certain legal matters on behalf of CFF in connection with the Merger will be passed upon by Stites & Harbison, Lexington, Kentucky.

                                       EXPERTS

     The consolidated financial statements of NCBE and subsidiaries as of December 31, 1997 and 1996 and each of the three years in the three-year period ended December 31, 1997, incorporated by reference to NCBE's Annual Report on Form 10-K, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of CFF as of June 30, 1997 and 1996, and for the two years ended June 30, 1997 and 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO CFF FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----
Independent Auditors' Report                                          F-2

Consolidated Balance Sheets as of December 31, 1997 (Unaudited)
and June 30, 1997 and 1996                                            F-3

Consolidated Statements of Income for the Six Months Ended
December 31, 1997 and 1996 (Unaudited) and the Years Ended
June 30, 1997 and 1996                                                F-4

Consolidated Statements of Stockholders' Equity for the Six
Months Ended December 31, 1997 and 1996 (Unaudited) and the Years
Ended June 30, 1997 and 1996                                          F-5

Consolidated Statements of Cash Flows for the Six Months Ended
December 31, 1997 and 1996 (Unaudited) and the Years Ended
June 30, 1997 and 1996                                                F-6

Notes to Consolidated Financial Statements                            F-7

                            INDEPENDENT AUDITORS' REPORT


The Board of Directors
Community First Financial, Inc.:

We have audited the accompanying consolidated balance sheets of Community First Financial, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community First Financial, Inc. and Subsidiaries as of June 30, 1997 and 1996 and results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




Louisville, Kentucky                         /s/ KPMG Peat Marwick LLP
April 21, 1998

                   COMMUNITY FIRST FINANCIAL INC. AND SUBSIDIARIES
                            Consolidated Balance Sheets
                         (In thousands, except share data)


                                                                           December 31,            June 30,
                                                                           ------------            --------
     ASSETS                                                                    1997           1997         1996
                                                                               ----           ----         ----
                                                                           (unaudited)
Cash and due from banks                                                     $  4,688          5,219        4,599

Interest bearing deposits with banks                                              84            105          433
Federal funds sold                                                             1,522            520        2,667
Securities:
   Available for sale (amortized cost of $4,451 at December 31, 1997,
     $3,401 at June 30, 1997 and $4,714 at June 30, 1996)                      4,452          3,404        4,711
   Held to maturity (fair value of $12,933 at December 31, 1997,
     $8,627 at June 30, 1997 and $7,918 at June 30, 1996)                     12,784          8,519        7,854

Loans                                                                        103,172        104,773       92,884
Less allowance for loan losses                                                 1,245          1,288        1,220
                                                                             -------        -------      -------
              Net loans                                                      101,927        103,485       91,664
                                                                             -------        -------      -------

Premises and equipment                                                         2,347          2,183        2,273
Accrued interest receivable and other assets                                   1,434          1,361        1,386
Goodwill, less accumulated amortization of $968 at December 31, 1997,
   $902 at June 30, 1997 and $769 at June 30, 1996                             1,321          1,387        1,520
                                                                             -------        -------      -------

              Total assets                                                  $130,559        126,183      117,107
                                                                             -------        -------      -------
                                                                             -------        -------      -------

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:

   Non-interest bearing demand                                              $ 17,620         16,956       14,064
     Interest bearing demand                                                  23,044         20,926       21,728
     Savings                                                                   8,373          9,268        9,332
     Time deposits                                                            64,200         61,563       54,877
                                                                             -------        -------      -------
              Total deposits                                                 113,237        108,713      100,001

Federal funds purchased and securities sold under
   agreements to repurchase                                                      324            833          734
Advances from the Federal Home Loan Bank                                       1,515          2,181        2,286
Accrued interest payable and other liabilities                                 1,348          1,423        1,178
Note payable                                                                     -              250        2,500
                                                                             -------        -------      -------
              Total liabilities                                              116,424        113,400      106,699
                                                                             -------        -------      -------

Stockholders' Equity:
   Class A nonvoting preferred stock.  $225 par value.  Authorized 2,000 shares.  Issued and outstanding:  1,605, 1,639 and 1,690 shares at
     December 31, 1997 and June 30, 1997 and 1996, respectively.                 361            368          380
   Class B nonvoting preferred stock.  $500 par value.  Authorized 100
     shares.  Issued and outstanding:  18 shares.                                  9              9            9
   Common stock, no par value.  Authorized 250,000 shares.  Issued and outstanding:  41,714, 41,426 and 41,396 shares at
     December 31, 1997 and June 30, 1997 and 1996, respectively.               1,327          1,222        1,218
   Surplus                                                                       510            514          516
   Retained earnings                                                          11,928         10,668        8,287
   Net unrealized gains (losses) on securities available for sale               -                 2           (2)
                                                                             -------        -------      -------
              Total stockholders' equity                                      14,135         12,783       10,408

Commitments and contingent liabilities
                                                                             -------        -------      -------

              Total liabilities and stockholders' equity                    $130,559        126,183      117,107
                                                                             -------        -------      -------
                                                                             -------        -------      -------

See accompanying notes to consolidated financial statements.

                    COMMUNITY FIRST FINANCIAL INC. AND SUBSIDIARIES
                           Consolidated Statements of Income
                         (In thousands, except per share data)

                                                                                Six months ended               Years ended
                                                                                   December 31,                  June 30,
                                                                                   -----------                   -------
                                                                               1997           1996           1997         1996
                                                                               ----           ----           ----         ----
                                                                            (unaudited)
Interest income:
  Loans, including fees                                                       $5,178          4,782        9,781        8,905
  Securities:
    Taxable                                                                      330            299          577          758
    Tax-exempt                                                                    76             94          181          210
  Federal funds sold                                                             102            119          223          256
  Interest bearing deposits with banks                                             4             11           13           36
                                                                               -----          -----       ------       ------
      Total interest income                                                    5,690          5,305       10,775       10,165
                                                                               -----          -----       ------       ------
Interest expense:
  Deposits                                                                     2,098          1,928        3,875        3,679
  Borrowings                                                                      88            177          303          477
                                                                               -----          -----       ------       ------
      Total interest expense                                                   2,186          2,105        4,178        4,156
                                                                               -----          -----       ------       ------

Net interest income before provision for loan losses                           3,504          3,200        6,597        6,009
Provision for loan losses                                                         (9)            66           77          173
                                                                               -----          -----       ------       ------
Net interest income after provision for loan losses                            3,513          3,134        6,520        5,836
                                                                               -----          -----       ------       ------

Non-interest income:
  Service charges on deposit accounts                                            406            427          835          810
  Securities gains                                                                 1            -              1            5
  Gain on sale of branch                                                         -              -            -            112
  Credit life insurance commissions                                               89             35          113          102
  Other                                                                           59             96          199          232
                                                                               -----          -----       ------       ------
      Total non-interest income                                                  555            558        1,148        1,261
                                                                               -----          -----       ------       ------

Non-interest expenses:
  Salaries and employee benefits                                               1,040          1,046        2,088        1,891
  Net occupancy expense                                                          115            116          214          249
  Equipment expense                                                              177            170          343          349
  Directors fees                                                                  60             60          119          130
  Supplies                                                                        62             54           98          102
  Goodwill amortization                                                           66             66          133          133
  Other                                                                          358            372          751          745
                                                                               -----          -----       ------       ------
      Total non-interest expenses                                              1,878          1,884        3,746        3,599
                                                                               -----          -----       ------       ------

Income before taxes                                                            2,190          1,808        3,922        3,498
Income tax expense                                                               711            600        1,307        1,197
                                                                               -----          -----       ------       ------

Net income                                                                    $1,479          1,208        2,615        2,301
                                                                               -----          -----       ------       ------
                                                                               -----          -----       ------       ------

Net income per common share:
  Basic                                                                       $35.57          28.96        62.71        54.93
  Diluted                                                                      33.54          27.23        59.17        51.84
                                                                               -----          -----       ------       ------
                                                                               -----          -----       ------       ------

See accompanying notes to consolidated financial statements.

                     COMMUNITY FIRST FINANCIAL INC. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity
                          Years ended June 30, 1997 and 1996
                    and six months ended December 31, 1997 (unaudited)
                     (In thousands, except share and per share data)


                                        Class A Preferred Stock    Class B Preferred Stock        Common Stock
                                        -----------------------    -----------------------        ------------
                                        Number                     Number                    Number
                                        of Shares   Amount         of Shares       Amount    of Shares     Amount  Surplus
                                        ---------   ------         ---------       ------    ---------     ------  -------
Balance, June 30, 1995                      1,747     $393                18           $9       41,831     $1,225      589
Issuance of common stock                                                                            50          7
Repurchase of common stock                                                                        (485)       (14)     (72)
Repurchase of preferred stock                 (57)     (13)                                                             (1)
Net income
Change in net unrealized gains (losses)
   on securities available for sale
Cash dividends declared:
   Common, $4.20 per share
   Preferred $11.25 per share
                                            -----    -----            ------       ------      -------     ------      ---

Balance, June 30, 1996                      1,690      380                18            9       41,396      1,218      516
Issuance of common stock                                                                            30          4
Repurchase of preferred stock                 (51)     (12)                                                             (2)
Net income
Change in net unrealized gains (losses)
   on securities available for sale
Cash dividends declared:
Common, $5.20 per share
Preferred $11.25 per share
                                            -----    -----            ------       ------      -------     ------      ---

Balance, June 30, 1997                      1,639      368                18            9       41,426      1,222      514
Issuance of common stock                                                                           595        115
Repurchase of common stock                                                                        (307)       (10)      (4)
Repurchase of preferred stock                 (34)      (7)
Net income
Change in net unrealized gains (losses)
   on securities available for sale
Cash dividends declared:
Common, $3.00 per share
Preferred $5.63 per share
                                            -----    -----            ------       ------      -------     ------      ---

Balance, December 31, 1997 (unaudited)      1,605     $361                18           $9       41,714     $1,327      510
                                            -----    -----            ------       ------      -------     ------      ---
                                            -----    -----            ------       ------      -------     ------      ---

                                                    Net Unrealized
                                                    Gains (Losses)       Total
                                        Retained    on Securities     Stockholders'
                                        Earnings  Available for Sale     Equity
                                        --------  ------------------     ------
Balance, June 30, 1995                     6,179         12               8,407
Issuance of common stock                                                      7
Repurchase of common stock                                                  (86)
Repurchase of preferred stock                                               (14)
Net income                                 2,301                          2,301
Change in net unrealized gains (losses)
   on securities available for sale                     (14)                (14)
Cash dividends declared:
   Common, $4.20 per share                  (174)                          (174)
   Preferred $11.25 per share                (19)                           (19)
                                          ------        ---              ------

Balance, June 30, 1996                     8,287         (2)             10,408
Issuance of common stock                                                      4
Repurchase of preferred stock                                               (14)
Net income                                 2,615                          2,615
Change in net unrealized gains (losses)
   on securities available for sale                       4                   4
Cash dividends declared:
Common, $5.20 per share                     (215)                          (215)
Preferred $11.25 per share                   (19)                           (19)
                                          ------        ---              ------

Balance, June 30, 1997                    10,668          2              12,783
Issuance of common stock                                                    115
Repurchase of common stock                   (77)                           (91)
Repurchase of preferred stock                 (8)                           (15)
Net income                                 1,479                          1,479
Change in net unrealized gains (losses)
   on securities available for sale                      (2)                 (2)
Cash dividends declared:
Common, $3.00 per share                     (125)                          (125)
Preferred $5.63 per share                     (9)                            (9)
                                          ------        ---              ------

Balance, December 31, 1997 (unaudited)    11,928         -               14,135
                                          ------        ---              ------
                                          ------        ---              ------


See accompanying notes to consolidated financial statements.

                  COMMUNITY FIRST FINANCIAL INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                            Six months ended             Years ended
                                                                               December 31,                June 30,
                                                                               -----------                 -------
                                                                            1997         1996          1997         1996
                                                                            ----         ----          ----         ----
                                                                               (unaudited)
Cash flows from operating activities:
     Net income                                                           $1,479        1,208         2,615        2,301
     Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses                                              (9)          66            77          173
       Depreciation, amortization and accretion, net                         193          188           388          450
       Deferred income taxes                                                  (8)         (16)          (16)          (5)
       Securities gains                                                       (1)         -              (1)          (5)
       Loss on disposition of other real estate owned                        -            -             -             45
       Gain on sale of branch                                                -            -             -           (112)
       Gain on sale of premises and equipment                                -            -             -            (68)
       (Increase) decrease in accrued interest receivable and
         other assets                                                        (80)         121            10           49
       Increase (decrease) in accrued interest payable and other
         liabilities                                                         (66)          61           259          100
                                                                          ------       ------        ------       ------
              Net cash provided by operating activities                    1,508        1,628         3,332        2,928
                                                                          ------       ------        ------       ------

Cash flows from investing activities:
     Net (increase) decrease interest bearing deposits with banks             21          265           328          545
     Net (increase) decrease in federal funds sold                        (1,002)      (1,159)        2,147         (992)
     Proceeds from maturities of securities available for sale               451        1,510         7,653        1,095
     Purchases of securities available for sale                           (1,492)      (1,574)       (6,319)      (2,048)
     Proceeds from maturities and calls of securities held to maturity     3,656        3,657         3,810       11,836
     Purchases of securities held to maturity                             (7,907)      (6,024)       (4,483)      (6,359)
     Net (increase) decrease in loans                                      1,567       (5,273)      (11,898)     (10,003)
     Purchases of premises and equipment                                    (307)          19          (162)        (247)
     Proceeds from sale of premises and equipment                            -            -             -            122
     Proceeds from sale of other real estate owned                           -            -             -            537
     Cash paid upon purchase and assumption transaction                      -            -             -         (1,705)
                                                                          ------       ------        ------       ------
              Net cash used in investing activities                       (5,013)      (8,579)       (8,924)      (7,219)
                                                                          ------       ------        ------       ------

Cash flows from financing activities:
     Net increase in deposits                                              4,524        8,108         8,712        7,982
     Net increase (decrease) in federal funds purchased and securities
      sold under agreement to repurchase                                    (509)        (142)           99       (1,719)
     Advances from Federal Home Loan Bank                                    116          -             -            746
     Repayment of notes payable                                             (250)      (1,000)       (2,250)      (1,524)
     Repayment of advances from Federal Home Loan Bank                      (782)         (48)         (105)         (83)
     Proceeds from issuance of common stock                                  115          -               4            7
     Repurchase of common stock                                              (91)         -             -            (86)
     Repurchase of preferred stock                                           (15)          (1)          (14)         (14)
     Dividends paid                                                         (134)        (100)         (234)        (193)
                                                                          ------       ------        ------       ------
              Net cash provided by financing activities                    2,974        6,817         6,212        5,116
                                                                          ------       ------        ------       ------

Net increase (decrease) in cash and cash equivalents                        (531)        (134)          620          825
Cash and due from banks, beginning of period                               5,219        4,599         4,599        3,774
                                                                          ------       ------        ------       ------
Cash and due from banks, end of period                                    $4,688        4,465         5,219        4,599
                                                                          ------       ------        ------       ------
                                                                          ------       ------        ------       ------

Supplemental disclosure of cash flow information:
     Cash paid for interest                                               $2,126        2,054         4,117        4,103
     Cash paid for income taxes                                              909          685         1,190        1,160
                                                                          ------       ------        ------       ------
                                                                          ------       ------        ------       ------

See accompanying notes to consolidated financial statements.

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

                December 31, 1997 (unaudited), June 30, 1997 and 1996



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  BUSINESS AND BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of Community First Financial, Inc. (the Company) and its wholly-owned subsidiaries, Community First Bank, N.A. (Maysville) and Community First Bank of Kentucky (Warsaw) (the Banks). Significant intercompany accounts and transactions have been eliminated in consolidation.

          The Banks provide a full range of banking services to individual and corporate customers in the Mason, Robertson, Gallatin and Grant areas of Kentucky and Ripley and Aberdeen areas of Ohio. The Banks are subject to competition from other financial institutions. The Banks are also subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

          The consolidated financial statements as of December 31, 1997 and for the six months ended December 31, 1997 and 1996, are unaudited, but in the opinion of management reflect all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of financial condition at December 31, 1997, and results of operations for the six months ended December 31, 1997 and 1996.

          In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.


     (b)  CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (c)  SECURITIES

          Securities classified as held to maturity are those debt securities the Banks have both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by methods approximating the interest method over their contractual lives.

          Securities classified as available for sale are those debt securities that the Banks intend to hold for an indefinite period of time, but not necessarily to maturity. Securities available for sale are carried at fair value, with unrealized gains or losses presented as a component of stockholders' equity on a net of tax basis. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

     (d)  LOANS

          Loans are stated at unpaid principal. Interest income on loans is recorded on the accrual basis except for those loans in a nonaccrual income status. Loans are placed in a nonaccrual income status when the prospects for recovering both principal and accrued interest are considered doubtful or when a default of principal or interest has existed for 90 days or more unless such loan is well secured and in the process of collection. Loan fees are not significant.

          Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. Smaller balance, homogenous loans, including consumer and residential mortgages, are collectively evaluated for impairment.


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (e)  ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is maintained at a level considered by management to be adequate to provide for loan losses inherent in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and such other factors, which in management's judgment deserve current recognition in estimating loan losses. The allowance for loan losses is increased by the provision for loan losses and reduced by net loan charge-offs.

     (f)  PREMISES AND EQUIPMENT

          Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

     (g)  OTHER ASSETS

          Included in other assets is real estate acquired in settlement of loans. Other real estate owned is carried at the lower of cost or fair value minus estimated selling costs. Any write-downs to the fair value at the date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets, write-downs to reflect subsequent declines in value and realized gains or losses are reflected in income.

     (h)  GOODWILL

          The excess of cost, including acquisition costs, over fair value of net assets acquired in purchase business combinations (goodwill) is amortized over 15-20 years on the straight-line basis. The carrying values and useful lives of goodwill are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (i)  INCOME TAXES

          Income tax expense is computed using the asset and liability method of accounting. Accordingly, deferred tax assets and liabilities are established for temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j)  NET INCOME PER COMMON SHARE

          Basic net income per common share is determined by dividing net income less preferred dividends by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average shares of common stock outstanding plus the weighted average number of shares that would be issued upon the conversion of preferred stock and upon the exercise of dilutive stock options assuming the proceeds were used to repurchase shares pursuant to the treasury stock method.

(2)  BRANCH SALE

     In October 1995, Warsaw closed on a branch sale pursuant to an Asset Purchase and Deposit Assumption Agreement with Grant County Deposit Bank (Grant), whereby Grant purchased certain loans and premises and equipment with an aggregate book value of $156,000 and assumed deposit liabilities amounting to $1,973,000 of one of Warsaw's branch offices. The total cash paid in connection with the sale was $1,705,000.

(3)  RESTRICTIONS ON CASH AND DUE FROM BANKS

     Bank regulatory authorities require the Banks to maintain certain cash and due from bank reserve balances daily relating to customer deposits. At December 31, 1997, June 30, 1997 and 1996, the balances maintained under such requirements were approximately $631,000 (unaudited), $495,000 and $434,000, respectively.


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(4)  SECURITIES

     The amortized cost, gross unrealized gains and losses, and approximate fair value of securities available for sale at December 31, 1997 and June 30, 1997 and 1996 follows:

                                        December 31, 1997 (unaudited)
                               ------------------------------------------------
                                                    Unrealized
                               Amortized        ------------------        Fair
     (In Thousands)              Cost           Gains       Losses        Value
                                 ----           -----       ------        -----
     U.S. Treasury and
        government agencies    $   3,931            3            2        3,932
     Equity securities               520          -            -            520
                                 -------      -------      -------      -------
                               $   4,451            3            2        4,452
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------

                                                   June 30, 1997
                               ------------------------------------------------
                                                    Unrealized
                               Amortized        ------------------        Fair
     (In Thousands)              Cost           Gains       Losses        Value
                                 ----           -----       ------        -----
     U.S. Treasury and
        government agencies    $   2,900            3          -          2,903
     Equity securities               501          -            -            501
                                 -------      -------      -------      -------

                               $   3,401            3          -          3,404
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------

                                                  June 30, 1996
                               ------------------------------------------------
                                                    Unrealized
                               Amortized        ------------------        Fair
     (In Thousands)              Cost           Gains       Losses        Value
                                 ----           -----       ------        -----
     U.S. Treasury and
        government agencies    $   4,249            8           11        4,246
     Equity securities               465          -            -            465
                                 -------      -------      -------      -------

                               $   4,714            8           11        4,711
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(4)  SECURITIES (CONTINUED)

     The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held to maturity at December 31, 1997 and June 30, 1997 and 1996 follows:

                                         December 31, 1997 (unaudited)
                               ------------------------------------------------
                                                    Unrealized
                               Amortized        ------------------        Fair
     (In Thousands)              Cost           Gains       Losses        Value
                                 ----           -----       ------        -----
     U.S. Treasury and
        government agencies    $  10,087           13            8       10,092
     Mortgage-backed
        securities                   104            6          -            110
     Obligations of states and
        political subdivisions     2,593          142            4        2,731
                                 -------      -------      -------      -------

                               $  12,784          161           12       12,933
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------

                                                  June 30, 1997
                               ------------------------------------------------
                                                    Unrealized
                               Amortized        ------------------        Fair
     (In Thousands)              Cost           Gains       Losses        Value
                                 ----           -----       ------        -----
     U.S. Treasury and
        government agencies    $   5,741           19            4        5,756
     Mortgage-backed
        securities                   121            1          -            122
     Obligations of states and
        political subdivisions     2,657          106           14        2,749
                                 -------      -------      -------      -------

                               $   8,519          126           18        8,627
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(4)  SECURITIES (CONTINUED)

                                                  June 30, 1996
                               ------------------------------------------------
                                                    Unrealized
                               Amortized        ------------------        Fair
     (In Thousands)              Cost           Gains       Losses        Value
                                 ----           -----       ------        -----
     U.S. Treasury and
        government agencies    $   4,566           13           24        4,555
     Mortgage-backed
        securities                   153            2          -            155
     Obligations of states and
        political subdivisions     3,125          107           34        3,198
     Corporate obligations            10          -            -             10
                                 -------      -------      -------      -------

                               $   7,854          122           58        7,918
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------

     The amortized cost and approximate fair values of debt securities at December 31, 1997 and June 30, 1997, by contractual maturity, is shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        December 31, 1997 (unaudited)
                               ------------------------------------------------
                                     Securities                Securities
                                 Available for Sale         Held to Maturity
                                 ------------------         ----------------
                               Amortized         Fair    Amortized        Fair
     (In Thousands)              Cost           Value      Cost           Value
                                 ----           -----      ----           -----
     Due within one year       $   3,832        3,832        9,069        9,067
     Due after one year
        through five years            99          100        2,795        2,848
     Due after five years
        through ten years            -            -            547          605
     Due after ten years             -            -            269          303
     Mortgage-backed
        securities                   -            -            104          110
                                 -------      -------      -------      -------

                               $   3,931        3,932       12,784       12,933
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(4)  SECURITIES (CONTINUED)

                                                 June 30, 1997
                               ------------------------------------------------
                                     Securities                Securities
                                 Available for Sale         Held to Maturity
                                 ------------------         ----------------
                               Amortized         Fair    Amortized        Fair
     (In Thousands)              Cost           Value      Cost           Value
                                 ----           -----      ----           -----

     Due within one year       $   2,050        2,051        4,316        4,319
     Due after one year
        through five years           850          852        2,900        2,934
     Due after five years
        through ten years            -            -            658          691
     Due after ten years             -            -            524          561
     Mortgage-backed
        securities                   -            -            121          122
                                 -------      -------      -------      -------

          Total                $   2,900        2,903        8,519        8,627
                                 -------      -------      -------      -------
                                 -------      -------      -------      -------

     Securities with a par value of approximately $12,893,000 (unaudited), $9,237,000 and $8,693,000 at December 31, 1997, June 30, 1997 and 1996,
     respectively, were pledged as collateral on public deposits and for other purposes as required by law.

(5)  LOANS

     The composition of loans follows:


     (In Thousands)                         December 31,         June 30,
                                            ------------    -----------------
                                               1997         1997         1996
                                               ----         ----         ----
                                            (unaudited)

     Commercial, financial and
        agricultural                        $  20,425       21,552       20,641
     Real estate construction                  10,871        9,719        4,204
     Commercial real estate                    35,845       35,310       34,193
     Residential real estate                   29,636       32,591       28,414
     Consumer                                   6,395        5,601        5,432
                                              -------      -------      -------

                                            $ 103,172      104,773       92,884
                                              -------      -------      -------
                                              -------      -------      -------


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(5)  LOANS (CONTINUED)

     Loans to officers, directors and entities in which these individuals are principal owners were approximately $1,314,000, $1,446,000 and $1,973,000, respectively, at December 31, 1997 (unaudited) and June 30, 1997 and 1996. During the years ended June 30, 1997, new loans of $905,000 were made to officers, directors and affiliated companies; repayments amounted to $1,432,000.

     Impaired loans amounted to $1,884,000 , $791,000 and $929,000 at December 31, 1997 (unaudited) and June 30, 1997 and 1996, respectively. The average recorded investment in impaired loans for the six months ended December 31, 1997 (unaudited) was $1,550,000 and for the years ended June 30, 1997 and 1996 were $959,000 and $946,000, respectively. The allowance for loan losses related to these loans was $22,000, $17,000 and $185,000, respectively, at December 31, 1997 (unaudited) and June 30, 1997 and 1996. Interest income on impaired loans of $134,000, $21,000 and $28,700 was recognized for cash payments received for the six months ended December 31, 1997 (unaudited) and the years ended June 30, 1997 and 1996.

(6)  ALLOWANCE FOR LOAN LOSSES

     An analysis of the changes in the allowance for loan losses follows:


                                               Six months ended            Years ended
     (In Thousands)                              December 31,                June 30,
                                         ------------------------------------------------
                                            1997          1996         1997         1996
                                            ----          ----         ----         ----
                                                (unaudited)

     Balance at beginning of period      $   1,288        1,220        1,220        1,097
     Provision for loan losses                  (9)          66           77          173
     Loans charged off                         (46)         (65)         (94)         (88)
     Recoveries of loans previously
        charged off                             12           31           85           38
     Net loan charge offs                      (34)         (34)          (9)         (50)
                                           -------      -------      -------      -------

     Balance at end of period            $   1,245        1,252        1,288        1,220
                                           -------      -------      -------      -------
                                           -------      -------      -------      -------


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(7)  PREMISES AND EQUIPMENT

    Premises and equipment consist of the following:


          (In Thousands)                        December 31,         June 30,
                                          ----------------------     --------
                                            1997          1997         1996
                                            ----          ----         ----
                                                (unaudited)

          Land                           $     368          368          368
          Bank premises                      2,275        2,058        2,104
          Furniture and equipment            1,960        1,816        2,035
          Construction in progress             -             60          -
                                           -------      -------      -------
                                             4,603        4,302        4,507
          Less accumulated depreciation      2,256        2,119        2,234
                                           -------      -------      -------
                                         $   2,347        2,183        2,273
                                           -------      -------      -------
                                           -------      -------      -------

(8)  DEPOSITS

     Maturities of time deposits are as follows:


          December 31, 1997 (unaudited):
          1998                                        $  50,211
          1999 and thereafter                            13,989
                                                        -------

                                                      $  64,200
                                                        -------
                                                        -------

          June 30, 1997:
          1998                                        $  53,198
          1999 and thereafter                             8,365
                                                        -------

                                                      $  61,563
                                                        -------
                                                        -------

     The aggregate amount of certificates of deposit of $100,000 or more was approximately $15,296,000, $13,755,000 and $10,900,000 at December 31, 1997
     (unaudited) and June 30, 1997 and 1996, respectively.


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(9)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Banks enter into sales of securities under agreements to repurchase which are treated as financings. The obligation to repurchase the securities sold is reflected as a liability and the assets underlying the agreements remain in the respective securities accounts. Information concerning securities sold under agreements to repurchase is summarized as follows:


     (Dollars in Thousands)                         December 31,          June 30,
                                                    ------------     -----------------
                                                       1997          1997         1996
                                                       ----          ----         ----
                                                    (unaudited)

        Average balance during the period            $   323          501          715
        Average interest rate during the period         5.61%        4.85%        5.27%
        Maximum month-end balance during
           the period                                $   324          757        1,069
                                                       -----        -----        -----
                                                       -----        -----        -----

(10) FEDERAL HOME LOAN BANK ADVANCES

     The Banks are members of the Federal Home Loan Bank of Cincinnati (FHLB) and, accordingly, are eligible to borrow from the FHLB. The Banks pledge certain first mortgage loans as collateral for these advances. The aggregate balance of these mortgages must equal 150% of the outstanding advances. Certain information with respect to the advances from the FHLB is summarized below:


                                       December 31, 1997               June 30, 1997
                                  --------------------------    --------------------------
                                            Weighted Average              Weighted Average
     (Dollars in Thousands)       Amount     Interest Rate     Amount      Interest Rate
                                  ------     -------------     ------      -------------
                                         (unaudited)

     Year of maturity
     2000 - 2004                $    900        6.47%             921         6.47%
     2005 and thereafter             615        7.62%           1,260         6.75%
                                  ------                       ------
                                $  1,515                        2,181
                                  ------                       ------
                                  ------                       ------

     Scheduled principal repayments on advances from FHLB at June 30, 1997 were approximately $112,000, $116,000, $121,000, $460,000, $110,000 for 1998
     through 2002, respectively, and $1,262,000 thereafter.


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(11) NOTES PAYABLE

     Notes payable consist of the following:


    (In Thousands)                            December 31,        June 30,
                                              ------------    ----------------
                                                  1997        1997        1996
                                                  ----        ----        ----
                                              (unaudited)

    Term note payable to Fifth Third Bank,
       due 12/31/97.  Interest payable
       semi-annually at the prime rate
       (8.5% at June 30, 1997).               $     -           250       2,500
                                                -------      ------      ------
                                                -------      ------      ------

(12) Income Taxes

     Income tax expense consists of the following:


                                                 Six months ended            Years ended
     (In Thousands)                                December 31,                June 30,
                                               --------------------       ------------------
                                                  1997         1996        1997        1996
                                                  ----         ----        ----        ----
                                                     (unaudited)

     Current                                   $    719         616       1,323       1,202
     Deferred                                        (8)        (16)        (16)         (5)
                                                 ------      ------      ------      ------

            Total for operations                    711         600       1,307       1,197
     Charged (credited) to stockholders'
        equity for net unrealized gains
        (losses) on securities available
        for sale                                     (1)          3           2          (7)
                                                 ------      ------      ------      ------
                                               $    710         603       1,309       1,190
                                                 ------      ------      ------      ------
                                                 ------      ------      ------      ------

     The effective income tax rates were 32.5% and 33.2%, respectively, for the six months ended December 31, 1997 and 1996 (unaudited), and 33.3% and 34.2%, respectively, for the years ended June 30, 1997 and 1996. The effective rates are less than that computed by applying the federal statutory rate of 34% due primarily to tax exempt income on securities and non-deductible amortization of goodwill.


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(12) INCOME TAXES (CONTINUED)

    The net deferred tax asset consists of the following:


     (In Thousands)                            December 31,        June 30,
                                               ------------    ----------------
                                                  1997         1997        1996
                                                  ----         ----        ----
                                               (unaudited)

     Deferred tax assets -
        Allowance for loan losses               $   218         216         205
                                                  -----       -----       -----

     Deferred tax liabilities -
        Accumulated depreciation                     46          54          48
        Cash basis accounting                        21          32          42
        Purchase accounting adjustments              79          81          88
        Other                                        42          28          20
                                                  -----       -----       -----
                                                    188         195         198
                                                  -----       -----       -----

            Net deferred tax asset              $    30          21           7
                                                  -----       -----       -----
                                                  -----       -----       -----

     No valuation allowance for deferred tax assets has been recorded because management believes it is more likely than not that the reversal of future taxable amounts and results of future operations will generate sufficient taxable income to realize the tax benefit of the deductible temporary differences.

(13) EMPLOYEE BENEFITS

     The Company has a defined benefit pension plan which covers all employees of Maysville who have met certain requirements as to age and length of service. The plan's benefit formula generally bases payments to retired employees upon their length of service and a percentage of their highest consecutive five-year average annual compensation. The Company contributes annually the minimum required contribution.


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(13) EMPLOYEE BENEFITS (CONTINUED)

     The following table sets forth the Plan's funded status and the components of net pension expense:


                                                                               June 30,
                                                                          ------------------
     IN THOUSANDS                                                          1997        1996
                                                                           ----        ----
     Actuarial present value of benefit obligations:
       Accumulated benefit obligation, including vested
         benefits of $331 and $256, respectively                        $    350         268
                                                                          ------      ------
                                                                          ------      ------

     Plan assets at fair value                                          $    514         420
     Projected benefit obligation for service rendered to date               583         489
                                                                          ------      ------

     Funded status                                                           (69)        (69)

     Unrecognized net loss from past experience different
       from that assumed                                                     (85)        (18)
     Unrecognized net asset value being recognized over 12 years              25          27
                                                                          ------      ------

     Accrued pension plan cost                                          $   (129)        (60)
                                                                          ------      ------
                                                                          ------      ------
                                                                                Years
                                                                            ended June 30,
                                                                          ------------------
                                                                           1996         1995
                                                                           ----         ----
     Net pension plan expense includes the following components:
        Service cost-benefits earned during the period                  $     60          55
        Interest cost on projected benefit obligation                         38          32
        Actual (return) loss on plan assets                                 (104)        (25)
        Net amortization and deferral                                         75          (2)
                                                                          ------      ------

     Net pension plan expense                                           $     69          60
                                                                          ------      ------
                                                                          ------      ------


                                                                     (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(13) EMPLOYEE BENEFITS (CONTINUED)

     The following table sets forth the actuarial assumptions:

                                                             1997        1996
                                                             ----        ----
     Weighted average discount rate                          7.75%       7.75%
     Rate of increase in future compensation levels          7.50        7.50
     Long-term rate of return on assets                      5.00        5.00

     Warsaw has a profit-sharing plan that covers substantially all employees. Contributions to the plan are based on a formula and are contingent upon the attainment of certain levels of earnings as defined in the agreement. During the six months ended December 31, 1997 and 1996 (unaudited), the expenses of the plan were approximately $3,000 and $500, respectively. During the years ended June 30, 1997 and 1996, expenses of the plan were approximately $7,000 and $14,000, respectively.

     The Company sponsors a defined contribution 401(k) plan that covers substantially all employees. Contributions to the plan are made to match 50% of employee contributions up to 6% of the employee's salary. Expenses of the plan were approximately $18,000 and $19,000 for the six months ended December 31, 1997 and 1996 (unaudited), respectively. Expenses of the plan were approximately $38,000 and $18,000 for the years ended June 30, 1997 and 1996, respectively. Employer matching contributions vest over a six year period.


                                                                     (Continued)
                                         F-21

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(14) STOCK OPTIONS

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. A summary of the status of the Company's stock options and the changes therein is presented below:


                                           Six months
                                       ended December 31           Years ended June 30
                                              1997                1997               1996
                                       ------------------   ----------------  ------------------
                                                 Weighted           Weighted             Weighted
                                                  Average            Average              Average
                                                 Exercise           Exercise             Exercise
                                        Shares     Price     Shares   Price      Shares     Price
                                        ------     -----     ------   -----      ------     -----
                                           (unaudited)
Outstanding at beginning
  of year                              1,150    $164.59     1,180   $172.01    1,230      $163.32
Granted                                  200     299.47        -       -          -          -
Exercised                               (595)    193.61       (30)   145.00      (50)      145.00
                                       -----                -----              -----

Outstanding at end of year               755     189.82     1,150    164.59    1,180       172.01
                                       -----                -----              -----
                                       -----                -----              -----

Options exercisable at
  period-end                              55                  450                395
                                       -----                -----              -----
                                       -----                -----              -----


     At June 30, 1997, 1,150 stock options were outstanding at a weighted average exercise price of $164.59 (exercise prices ranged from $145-187 per share). The weighted average remaining contractual life was less than one year. The 450 options exercisable at June 30, 1997 were at a weighted average exercise price of $172.04.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(15) PREFERRED STOCK

     The Class A preferred stock is entitled to receive 5% nonparticipating, noncumulative dividends annually, except that no dividends may be paid on common stock until any unpaid dividends, if any, on the Class A preferred have been paid. The Class A preferred is convertible into common stock at a rate of 1.539 shares of common stock for each share of Class A preferred stock held. Additionally, the Company must offer to redeem any or all of the outstanding Class A preferred stock for a cash price of at least 105% of its par value before redeeming any common stock. In the event of the Company's liquidation, holders of the Class A preferred stock are entitled to receive the par value per share plus any unpaid dividends before any distribution to holders of the Company's Class B or common stock.

     The Class B preferred stock receives no dividends. In the event of the Company's liquidation, holders of the Class A preferred stock are entitled to receive the par value per share before any distribution is made to the holders of the Company's Class B preferred stock or common stock.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(16) NET INCOME PER SHARE

     The following table reflects the numerators (net income) and denominators (average shares outstanding) for the basic and diluted net income per share computation:


                                             Six months ended      Years ended
(In thousands, except share data)               December 31,         June 30,
                                              --------------      ---------------
                                              1997      1996      1997      1996
                                              ----      ----      ----      ----
                                               (unaudited)
Net income                                  $1,479     1,208     2,615     2,301
Less preferred stock dividends                   9         9        19        19
                                            ------    ------    ------    ------
Net income available to common
 stockholders                               $1,470     1,199     2,596     2,282
                                            ------    ------    ------    ------
                                            ------    ------    ------    ------

Average shares outstanding                  41,323    41,396    41,398    41,540
Effect of dilutive securities:
   Stock options                               300       373       275       243
   Convertible preferred stock               2,470     2,592     2,522     2,601
                                            ------    ------    ------    ------
Average shares outstanding
 including dilutive securities              44,093    44,361    44,195    44,384
                                            ------    ------    ------    ------
                                            ------    ------    ------    ------

Net income per share:
   Basic                                    $35.57     28.96     62.71     54.93
   Diluted                                   33.54     27.23     59.17     51.84
                                            ------    ------    ------    ------
                                            ------    ------    ------    ------

(17) REGULATORY MATTERS

     The Company's principal source of funds is dividends received from the Banks. Under applicable banking laws, bank regulatory authorities must approve the declaration of dividends in any year if such dividends are in an amount in excess of the sum of net income of that year and retained earnings of the preceding two years. At January 1, 1998 (unaudited) and July 1, 1997 the Banks could declare, without regulatory approval, dividends of approximately $1,727,000 and $1,126,000, respectively.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(17) REGULATORY MATTERS (CONTINUED)

     The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - - and possibly additional discretionary - - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 1997 and June 30, 1997, that the Company meets all capital adequacy requirements to which it is subject.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(17) REGULATORY MATTERS (CONTINUED)

     As of December 31, 1997, the most recent regulatory notifications categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain a minimum total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a Tier 1 leverage ratio of at least 5%. There are no conditions or events since the notification that management believes have changed the Company's category. A summary of the Company's and the individual banks' capital ratios follows:

                                            December 31,       June 30,
                                           ------------     --------------
                                               1997          1997     1996
                                               ----          ----     ----
                                            (unaudited)
Total risk - based capital (1)
     Consolidated                              14.7%         13.1%    10.9%
     Community First Bank, N.A.                13.7          13.0     12.0
     Community First Bank of Kentucky          13.8          12.9     13.3

Tier 1 risk based capital (1)
     Consolidated                              13.5%         11.9%     9.9%
     Community First Bank, N.A.                12.4          11.8     10.8
     Community First Bank of Kentucky          12.6          11.7     12.1

Tier 1 leverage (2)
     Consolidated                              10.0%          9.0%     8.0%
     Community First Bank, N.A.                 9.5           9.3      8.9
     Community First Bank of Kentucky           9.5           8.7      9.2

(1)  Ratio is computed in relation to risk-weighted assets.
(2)  Ratio is computed in relation to average assets.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(18) COMMITMENTS AND CONTINGENCIES

     The Company's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk in excess of the amount recognized in the balance sheet. The extent of the Banks involvement in various commitments and contingent liabilities is expressed by the contract amount of such instruments.

     Commitments to extend credit, which amounted to approximately $6,645,000, $6,864,000 and $6,317,000 at December 31, 1997 (unaudited) and June 30,
     1997 and 1996, respectively, are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Commitments have exposure to some credit loss in the event of nonperformance of the customer. The Banks credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the balance sheet. The Banks experience has been that most loan commitments are drawn upon by customers. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Banks guaranteeing the performance of a customer to a third party. Those guarantees primarily consist of performance assurances made on behalf of the customers who have contractual commitments to produce or deliver goods or services. Most guarantees are for one year or less. The risk to the Banks arises from its obligation to make payment in the event of the customer's contractual default. The amount of collateral obtained if deemed necessary by the Banks is based upon management's credit evaluation of the customer. Collateral held varies. At December 31, 1997 (unaudited) and June 30, 1997 and 1996, the Banks had approximately $547,000, $1,706,000 and $1,167,000, respectively, in standby letters of credit outstanding.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(18) COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The Company is a party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position or results of operations.

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows:


                                         June 30, 1997         June 30, 1996
                                         -------------         -------------
     (In Thousands)                  Carrying        Fair   Carrying       Fair
                                       Amount       Value     Amount      Value
                                       ------       -----     ------      -----
Financial assets:
     Cash and short-term
        investments                  $  5,844       5,844      7,699      7,699
     Securities                        11,923      12,031     12,565     12,629
     Loans, net                       103,485     103,589     91,664     91,503

Financial liabilities:
     Deposits                        $108,713     108,777    100,001    100,061
     Federal funds purchased
        and securities sold under
        agreements to repurchase          833         833        734        734
     Advances from FHLB                 2,181       2,156      2,286      2,141
     Note payable                         250         250      2,500      2,500

Off balance sheet financial
 instruments:
     Commitments                          -           -          -          -
     Letters of credit                    -           -          -          -

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

          The fair value for cash and short-term investments is the financial statement carrying amount.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(19) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          The fair value for securities equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

          The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

          The fair value of advances from FHLB are based upon rates currently available to the Company for debt with similar terms and remaining maturities.

          The fair value of commitments to extend credit are estimated using fees currently charged to enter into similar agreements and the creditworthiness of the customers. The fair value of standby letters of credit are based on fees currently charged for similar agreements or the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

          The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subject to judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(20) PARENT COMPANY FINANCIAL STATEMENTS

     Condensed financial data (unaudited) for Community First Financial, Inc. (parent company only) follows:


     Condensed Balance Sheets
     (In Thousands)                                        June 30,
                                                     ---------------------
                                                       1997           1996
                                                       ----           ----
     ASSETS
     Cash on deposit with subsidiaries               $   579            898
     Investment in subsidiaries                       12,653         12,039
     Other assets                                        184            175
                                                     -------        -------
          Total assets                               $13,416         13,112
                                                     -------        -------
                                                     -------        -------

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Note payable                                    $   250          2,500
     Other liabilities                                   383            204
     Stockholders' equity                             12,783         10,408
                                                     -------        -------
          Total liabilities and stockholders'
             equity                                  $13,416         13,112
                                                     -------        -------
                                                     -------        -------


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(20) PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


     Condensed Statements of Income                       Years ended
     (In Thousands)                                        June 30,
                                                     ----------------------
                                                       1997           1996
                                                       ----           ----
     Income:
        Dividends from subsidiaries                   $2,250          2,140
        Other income                                      13              8
                                                      ------         ------
            Total income                               2,263          2,148
                                                      ------         ------

     Expenses:
        Interest expense                                 112            293
        Other expenses                                   282            256
                                                      ------         ------
            Total expenses                               394            549
                                                      ------         ------

     Income before income tax benefit
        and equity in undistributed
        earnings of subsidiaries                       1,869          1,599
     Income tax benefit                                 (131)          (144)
                                                      ------         ------

     Income before equity in
        undistributed earnings of subsidiaries         2,000          1,743
     Equity in undistributed earnings
        of subsidiaries                                  615            558
                                                      ------         ------

     Net income                                       $2,615          2,301
                                                      ------         ------
                                                      ------         ------


                                                                    (Continued)

                   COMMUNITY FIRST FINANCIAL, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



(20) PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


Condensed Statements of Cash Flows                         Years ended
(In Thousands)                                               June 30,
                                                      ---------------------
                                                        1997           1996
                                                        ----           ----
Cash flows from operating activities:
  Net income                                         $ 2,615          2,301
  Adjustments to reconcile net
    income to cash provided
    by operating activities:
      Amortization                                        22             21
      Equity in undistributed
        earnings of subsidiaries                        (615)          (558)
      Increase in other assets                           (26)           480
      Increase in other liabilities                      179             55
                                                      ------         ------
    Net cash provided by operating
      activities                                       2,175          2,299
                                                      ------         ------
Cash flows from financing activities:
  Repayment of notes payable                          (2,250)        (1,524)
  Proceeds from issuance of
    common stock                                           4              7
  Repurchase of common stock                             -              (86)
  Repurchase of preferred stock                          (14)           (14)
  Dividends paid                                        (234)          (193)
                                                      ------         ------
    Net cash used in financing
      activities                                      (2,494)        (1,810)
                                                      ------         ------

  Net increase (decrease) in cash
    and cash equivalents                                (319)           489
  Cash and cash equivalents at
    beginning of period                                  898            409
                                                      ------         ------
  Cash and cash equivalents at
    end of period                                    $   579            898
                                                      ------         ------
                                                      ------         ------

                                      APPENDIX A

                             AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 9th day of March, 1998, by and between National City Bancshares, Inc., an Indiana corporation ("NCBE"), and Community First Financial, Inc., a Kentucky corporation ("CFF").

                                 W I T N E S S E T H:

     WHEREAS, CFF owns all of the outstanding capital stock of Community First Bank of Kentucky, a Kentucky banking corporation with its principal place of business located in Warsaw, Kentucky (the "State Bank"), and Community First Bank, National Association, Maysville, a national banking association with its principal place of business in Maysville, Kentucky (the "National Bank" and, together with the State Bank, the "Banks"); and

     WHEREAS, the parties desire that CFF merge with and into NCBE (the "Merger") in a transaction to be accounted for as a pooling-of-interests upon the terms and conditions contained herein; and

     WHEREAS, the Board of Directors of CFF deems the Merger advisable and in the best interests of CFF and its shareholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of CFF's shareholders; and

     WHEREAS, the Board of Directors of NCBE has adopted a resolution approving the Merger and this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the capital stock of CFF, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

     1.   THE MERGER.

     (a) MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL") and the Kentucky Business Corporation Act (the "KBCA" and, together with the IBCL, the "Statutes"), at the Effective Time (as hereafter defined), CFF will be merged with and into NCBE. CFF shall be the merging corporation under the Merger and its separate corporate existence shall cease as of the Effective Time. NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of CFF in accordance with the Statutes.

     (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Kentucky Department of Financial Institutions; and (iii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

     (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and CFF as promptly as practicable following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 11, 12 and 13 of this Agreement. The parties shall execute and file on or prior to the Closing, articles of merger in the form required by the Statutes (the "Articles of Merger") relating to the Merger with the Indiana Secretary of State and the Kentucky Secretary of State. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time".

     (d) TAX TREATMENT; POOLING OF INTERESTS. The parties intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code") and as a "pooling of interests" for accounting purposes. Each of the parties agree to cooperate and take such actions as may be reasonably necessary to assure such qualification.

     2.   EFFECTS OF THE MERGER.

     (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Statutes.

     (b) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) DIRECTORS. The directors of NCBE serving at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (d) OFFICERS. The officers of NCBE serving at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3. CONVERSION OF CFF STOCK. The Merger shall have the following effects with regard to shares of the authorized classes of capital stock of CFF ("CFF Stock"):

     (a) CONVERSION OF CFF COMMON. As of the Effective Time, each issued and outstanding share of CFF Stock other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive from NCBE the following number of shares of Common Stock, without par value ("NCBE Common"): (i) each outstanding share of CFF Common Stock, no par value ("CFF Common"), shall be converted into the right to receive 32.0692 shares of NCBE Common; (ii) each outstanding share of CFF Class A Preferred Stock, $225.00 par value per share ("CFF A Preferred"), shall be converted into the right to receive 49.3545 shares of NCBE Common; and (iii) each outstanding share of CFF Class B Preferred Stock, $500.00 par value per share ("CFF B Preferred"), shall be converted into the right to receive 39.0000 shares of NCBE Common. If between the date hereof and prior to the Closing, the shares of NCBE Common should be changed as the result of a stock dividend, stock split or reclassification (a "Share Adjustment"), the number of shares of NCBE Common to be received by holders of each class of CFF Stock shall be appropriately adjusted to reflect the Share Adjustment.

     (b) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing CFF Stock. Each holder of CFF Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional interest in a share of NCBE Common shall have the right to receive cash (without interest) in an amount equal to such fractional interest of a share of NCBE Common multiplied by the Average Value of the NCBE Common. Such cash, together with the shares of NCBE Common to be issued pursuant to Section 3(a) is referred to as the "Merger Consideration." The Average Value of a share of NCBE Common shall be equal to the average of the means between the highest and lowest per share trading prices reported by the Nasdaq National Market System for the ten (10) trading days ended on the third trading day prior to the Closing.

     (c) CANCELLATION OF TREASURY STOCK. As of the Effective Time, each share of CFF Stock that is owned by CFF in its treasury shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The foregoing shall not apply to any issued and outstanding shares held by CFF in a fiduciary or similar capacity.

     (d) DISSENTING SHARES. "Dissenting Shares" shall mean shares of any class of CFF Stock held by any person who properly exercises and perfects rights under the KBCA as a dissenting shareholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting shareholder under the KBCA and shall not receive any part of the Merger Consideration.

     (e) EXCHANGE OF CFF OPTIONS. Each option to purchase CFF Stock (a "CFF Option") outstanding and unexercised immediately prior to the Effective Time shall be exchanged for a substitute Nonqualified Stock Option under NCBE's 1998 Stock Option and Incentive Plan (the "NCBE Option Plan"). The substitute option shall permit the holder of a CFF Option to acquire such number of shares (rounded down to the nearest whole number) of NCBE Common equal to the product of number of shares of CFF Stock issuable pursuant to such option multiplied by
32.0692 at an exercise price (rounded to the nearest whole cent) equal to the per share exercise price applicable to the CFF Option divided by 32.0692.

     4. EFFECT ON NCBE COMMON. The Merger shall have no effect on the shares of NCBE Common issued and outstanding immediately prior to the Effective Time.

     5.   EXCHANGE OF CERTIFICATES.

     (a) SURRENDER OF CERTIFICATES. Within five (5) business days after the Effective Time, The National City Bank of Evansville (the "Exchange Agent"), shall send to each record holder of each class of CFF Stock (except for holders of Dissenting Shares), a letter of transmittal for use in effecting the surrender of certificates formerly evidencing CFF Stock in exchange for the Merger Consideration. The letter of transmittal shall specify how surrender of the certificates formerly evidencing shares of CFF Stock shall be effected.
Upon surrender of a certificate formerly evidencing CFF Stock to the Exchange Agent together with such letter of transmittal and such other documentation that reasonably may be required by NCBE or the Exchange Agent, the appropriate Merger Consideration shall be issued, and the certificate so surrendered shall be canceled. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of CFF Stock until (and then only to the extent that) the holder thereof validly surrenders the certificates formerly representing the shares of CFF Stock for exchange as provided in this Section 5, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. If the Merger Consideration for any shares of CFF Stock is to be issued in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member of the Medallion Signature Guarantee Program that is either a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to NCBE Common with a record date after the Effective Time shall be delivered to the holder of a certificate evidencing shares of CFF Stock, until the surrender of such certificate. Upon surrender of any such certificate there shall be paid, without interest, the amount of accrued and unpaid dividends or other distributions payable with respect to the whole shares of NCBE Common included in the Merger Consideration issuable to the holder of such certificate.

     (c) ESCHEAT. Notwithstanding anything in this Section 5 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of CFF Stock for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

     (d) NO FURTHER OWNERSHIP RIGHTS IN CFF STOCK. The Merger Consideration paid upon the surrender of a certificate evidencing shares of CFF Stock in accordance with the terms of this Section 5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of CFF Stock theretofore represented by such certificate(s), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CFF on such shares of CFF Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CFF Stock which were outstanding immediately prior to the Effective Time.

     (e) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from the Merger Consideration or any dividends payable to former holders of CFF Stock such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Code. Such withheld amounts shall be treated as having been paid by any such former holder of shares of CFF Stock.

     6. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to CFF as follows:

     (a) ORGANIZATION, AUTHORIZATION AND NO VIOLATION. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana.
NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE, and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     (b) NO SHAREHOLDER VOTE. No vote by the shareholders of NCBE is required under the IBCL, the articles of incorporation or by-laws of NCBE or the rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers in order to approve the Merger.

     (c) CAPITAL STOCK. The authorized capital stock of NCBE consists of 20,000,000 shares of NCBE Common, of which 10,727,247 shares were issued and outstanding as of December 31, 1997. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE other than (i) outstanding options to purchase shares of NCBE Common pursuant to NCBE's Incentive Stock Option Plan and (ii) commitments to issue shares of NCBE Common in connection with the proposed acquisitions of Illinois One Bancorp, Inc. and Trigg Bancorp, Inc.

     (d) SEC DOCUMENTS. NCBE has provided CFF with copies of the following reports filed by NCBE with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) NCBE's annual report on Form 10-K for the year ended December 31, 1996; and (ii) NCBE's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997 (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

     (e) FINANCIAL INFORMATION. Included in the SEC Documents are the consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, and the unaudited consolidated balance sheet of NCBE and its subsidiaries as of September 30, 1997 and the related unaudited statements of income, changes in shareholders' equity and cash flow for the nine months then ended. Such financial statements (other than for interim periods) have been audited by McGladrey & Pullen, LLP, independent auditors, whose report thereon is included with such financial statements.
Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments). At December 31, 1996, there were no material liabilities of NCBE and its subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so reflected.

     (f) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1996, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (e) not misleading.

     (g) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of NCBE, threatened, against or adversely affecting NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole. To the best of NCBE's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of NCBE or any of its subsidiaries in their respective capacities as directors, officers, employees or agents, is a party, pending of threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting NCBE or any of its subsidiaries, or the assets or business of NCBE or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

     (h) SHARES TO BE ISSUED IN THE MERGER. The shares of NCBE Common to be issued in the Merger are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

     (i) POOLING-OF-INTERESTS. As of the date of this Agreement, NCBE has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

     (j) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to CFF or hereinafter required to be furnished to CFF, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     7. REPRESENTATIONS AND WARRANTIES OF CFF. CFF represents and warrants to NCBE, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"), as follows:

          (a)(i) ORGANIZATION AND GOOD STANDING OF CFF. CFF is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. CFF is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by CFF requires such qualification. CFF is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          (ii) CAPITAL STOCK. On the date hereof, CFF has 250,000 shares of CFF Common authorized, of which 41,969 shares are issued and outstanding and no shares are held in the treasury, 2,000 shares of CFF A Preferred authorized, of which 1,605 shares are issued and outstanding and no shares are held in the treasury, and 100 shares of CFF B Preferred authorized, of which 18 shares are issued and outstanding and no shares are held in the treasury. All of the issued and outstanding shares of CFF Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of CFF Stock have been issued in violation of any preemptive rights. There are no other classes of capital
     stock or equity securities of CFF other than CFF Stock.   Except as set
     forth on the Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of any class of CFF Stock or any contracts, commitments, understandings or arrangements by which CFF is or may be obligated to issue additional shares of any class of CFF Stock.

          (iii) ORGANIZATION OF THE BANKS. The State Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. The National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of the Banks are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

          (iv) CAPITAL STOCK OF THE BANKS. On the date hereof, the State Bank has 5,000 shares of common stock, $50.00 par value per share ("State Bank Stock"), authorized, of which 3,333 shares are issued and outstanding and no shares are held in the treasury and the National Bank has 6,400 shares of common stock, $100.00 par value per share ("National Bank Stock" and together with State Bank Stock, "Bank Stock"), authorized, of which 6,400 shares are issued and outstanding and no shares are held in the treasury. CFF is the record and beneficial owner of all of the issued and outstanding shares of the Bank Stock. All of the issued and outstanding shares of Bank Stock are duly and validly authorized and issued, fully paid and non-assessable. None of the issued and outstanding shares of Bank Stock have been issued in violation of any preemptive rights. There are no other classes of capital stock or equity securities of the Banks other than Bank Stock. There are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, shares of Bank Stock or any contracts, commitments, understandings or arrangements by which either of the Banks is or may be obligated to issue additional shares of Bank Stock.

     (b) AUTHORIZATION AND NO VIOLATION. Subject to receipt of approvals from the Applicable Governmental Authorities and approval by the shareholders of CFF, the execution and delivery of this Agreement by CFF and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of CFF and this Agreement constitutes the legal, valid and binding obligation of

CFF, enforceable against CFF in accordance with its terms, except as limited by
(x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by CFF and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of CFF or the articles of incorporation or articles of association, as the case may be, and by-laws of the Banks, (ii) any Material Contract (as defined in subsection (f)) of CFF or the Banks or (iii) any other material license, law, order, rule, regulation or judgment to which CFF or either of the Banks is a party, is bound or by which any of their respective properties or assets is subject. The minute books of CFF accurately reflect in all material respects all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

     (c) SUBSIDIARIES. The Banks are the only entities (including, without limitation, corporations, partnerships, limited liability companies and joint ventures) in which CFF, directly or indirectly through the Banks, has any equity or other ownership interest.

     (d) FINANCIAL STATEMENTS. CFF has delivered to NCBE the balance sheets of the Banks as of June 30, 1997 and 1996 and the related consolidated statements of income, stockholder's equity and cash flows for the two years ended June 30, 1997. Such financial statements have been audited by KPMG Peat Marwick, LLP, independent auditors, whose reports thereon are included with such financial statements. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), the balance sheets present fairly the financial conditions of the Banks as of their respective dates and the statements of income present fairly the results of operations of the Banks for the respective periods covered. At June 30, 1997, there were no material liabilities (actual, contingent or accrued) of the Banks which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so shown or reflected.

     (e)  TAXES AND TAX RETURNS.

          (i) CFF and each of the Banks has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its respective properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which CFF and each of the Banks either singly or in the aggregate have set aside adequate reserves. The amounts recorded as reserves for Taxes on the financial statements of the Banks as of June 30, 1997, are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended June 30, 1997 or for any year or period prior thereto.
     The federal and state Returns of CFF and the Banks have not been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority. There are no material disputes pending, or claims asserted, for Taxes upon CFF or either of the Banks. None of CFF or the Banks has been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. None of CFF or the Banks has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. CFF has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where CFF was not the common parent of the group. None of CFF or the Banks is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than CFF and the Banks. None of CFF or the Banks has filed a consent under Section 341(f) of the Code. CFF has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to December 31, 1997, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1995.

          (ii) All monies required to be withheld from employees of CFF and the Banks for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of CFF management is adequate, has been established.

     (f) MATERIAL CONTRACTS. All executory contracts, indentures, commitments, and other agreements in excess of $100,000 to which CFF or either of the Banks is a party or to which CFF or either of the Banks or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract") were entered into in the ordinary course of business. CFF and each of the Banks has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by CFF or either of the Banks or, to the best knowledge of CFF management, any other party thereto has occurred which will impair the ability of CFF or the Banks to enforce any material rights thereunder.

     (g) REAL ESTATE. CFF has good title to all of the assets reflected as owned in the financial statements described in subsection (e), and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. As of the date hereof, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by CFF or the Banks are (i) to the best knowledge of CFF management, in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) to the best of CFF's knowledge, free from any known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by CFF or the Banks of the real property or tangible personal property owned or leased by any of them.

     (h) NO MATERIAL ADVERSE CHANGE. Since June 30, 1997, there has been no material adverse change in the business, financial condition, properties, results of operations, or capitalization of CFF or either of the Banks.

     (i) LITIGATION. Except as set forth on the Disclosure Schedule, there is no litigation, claim, investigation or other proceeding pending or, to the knowledge of CFF, threatened, against or adversely affecting CFF or either of the Banks, or of which the property of CFF or either of the Banks is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of CFF and the Banks, taken as a whole. To the best of CFF's knowledge, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of CFF or either of the Banks in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting CFF or either of the Banks, or the assets or business of CFF or either of the Banks, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of CFF and the Banks, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

     (j) INSURANCE. Except as set forth on the Disclosure Schedule, CFF and each of the Banks has in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of CFF for the businesses in which CFF and the Banks are engaged. All policies of insurance owned or held by CFF or either of the Banks are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof is paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

     (k)  COMPLIANCE WITH LAWS.   CFF and each of the Banks has conducted its
business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by CFF and the Banks, to the best knowledge of CFF management, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on CFF and the Banks, taken as a whole.

     (l) BROKER'S AND FINDER'S FEES. None of CFF or the Banks has incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

     (m)  EMPLOYEE BENEFIT PLANS.

          (i) Except for the businesses conducted by CFF and the Banks, there are no other trades or businesses, whether or not incorporated, which, together with CFF or either of the Banks, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

          (ii)  The Disclosure Schedule sets forth a true and a complete list of
     (A) each employee benefit plan, as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that CFF or either of the Banks or their predecessors by merger currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained by CFF or either of the Banks for the benefit of any current or former employees of CFF, the Banks or their predecessors by merger (the ERISA Plans and such other plans are collectively referred to as the "Plans"). Except as otherwise set forth on the Disclosure Schedule, CFF has made available to NCBE copies of all Plans and related trusts or funding arrangements for such Plans; the most recent determination letter for each Plan as to which a determination letter has been issued, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based and any material correspondence to or from the IRS, DOL or PBGC within the last three years preceding the date hereof in connection with any ERISA Plan. CFF has also made available to NCBE for any Plan, copies of any fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last year preceding the date of this Agreement.

          (iii) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of CFF, the Banks or their predecessors by merger for any period extending beyond their retirement or other termination of service other than (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law; (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or
     (C) except as otherwise set forth on the Disclosure Schedule, benefits which in the aggregate are not material.

          (iv) Except as set forth on the Disclosure Schedule, each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified. To the best of CFF's knowledge, nothing has occurred since the dates of the respective IRS favorable determination letters that would adversely affect the qualification of the Plans and their related trusts.

          (v) Except as set forth on the Disclosure Schedule, to the best of CFF's knowledge, all of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance in all material respects with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in compliance with such requirements and its own terms in all material respects.

          (vi) To the best of CFF's knowledge, none of CFF, the Banks or their predecessors by merger currently maintains or contributes to, or has ever maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, other than the Community First Defined Benefit Plan.

          (vii) None of CFF, the Banks, their predecessors by merger, any of the Plans or any trust created thereunder, or, to the best of CFF's knowledge, any trustee or administrator thereof has engaged in a transaction in connection with which CFF or the Bank, any of the Plans or any such trust, would be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. None of CFF or the Banks is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, will become liable for any tax imposed under Section 4978 of the Code.

          (viii) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) to the best of CFF's knowledge, complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or, to the best of CFF's knowledge, against any Plan fiduciary or administrator, or against CFF or either of the Banks or their officers or employees with respect to any Plan.

          (ix) To the best of CFF's knowledge and except as set forth on the Disclosure Schedule, each ERISA Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability on the part of the Surviving Corporation, NCBE, CFF or either of the Banks, to any person, entity or government agency for any conduct, practice or omission which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination.

          (x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any director or any employee of CFF or either of the Banks from CFF or either of the Banks under any Plan; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     (n) LABOR MATTERS. None of CFF or the Banks is a party to or has in effect any organized labor contract or collective bargaining agreement.

     (o)  ENVIRONMENTAL MATTERS.

          (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which CFF, the Banks or their predecessors by merger have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

          (ii) To the best of CFF's knowledge, neither the conduct nor operation of any of CFF, the Banks or their predecessors by merger nor any condition of any property presently or previously owned, leased or operated by any of them violates or has violated Environmental Laws in any respect that would have a material adverse effect on the financial condition, results of operations or business of CFF and the Banks, taken as a whole, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) CFF or either of the Banks to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of CFF and the Banks, taken as a whole. None of CFF or the Banks has received any notice from any person or entity that any of CFF, the

     Banks or their predecessors by merger or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (p) REGULATORY COMPLIANCE. None of CFF or the Banks is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the Kentucky Department of Financial Institutions, the Federal Reserve Board, the FDIC or any federal or state regulatory agency, and none of CFF or the Banks has been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of CFF or either of the Banks.

     (q) POOLING-OF-INTERESTS. As of the date of this Agreement, CFF has no reason to believe that the Merger will not qualify as a pooling-of-interests for accounting purposes.

     (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by CFF contained in this Agreement and no statement contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     8.   COVENANTS OF NCBE.  NCBE agrees with CFF as follows:

     (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities for the transactions contemplated by this Agreement; however, NCBE's obligation to use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities shall not be construed as including an obligation to accept any unreasonable terms of or conditions to an approval of any Applicable Governmental Authority, to change the business practices of NCBE or any NCBE subsidiary in any material respect or to institute any litigation in connection with such approvals. NCBE shall keep CFF reasonably informed as to the status of such applications and shall provide to CFF copies of such applications and any supplementally filed materials.

     (b) REGISTRATION STATEMENT. NCBE shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") relating to the shares of NCBE Common to be issued pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement, including the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), as amended or supplemented, shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the information in the Proxy Statement/Prospectus furnished by NCBE for inclusion therein shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     (c) LISTING. NCBE shall use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market.

     (d) ACCESS TO INFORMATION. NCBE shall permit CFF reasonable access during regular business hours to its properties. NCBE shall disclose and make available to CFF and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to CFF, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which CFF may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (e) ELECTION OF ADDITIONAL NCBE DIRECTOR. After the Effective Time, NCBE agrees to use its best efforts to expand its Board of Directors by one member and elect Robert D. Vance to fill the vacancy created by such action.

     (f) NCBE OPTION PLAN. NCBE agrees to use its best efforts to cause the NCBE Option Plan to be approved by the holders of NCBE Common at the 1998 annual meeting of shareholders and to issue the substitute Nonqualified Stock Options under the NCBE Option Plan pursuant to Section 3(e) hereof. NCBE shall also use its best efforts to file a registration statement under the Securities Act with respect to the shares of NCBE Common issuable pursuant to the NCBE Option Plan.

     9. AGREEMENTS WITH RESPECT TO CONDUCT OF CFF AND THE BANKS PRIOR TO THE CLOSING. CFF agrees with NCBE as follows:

     (a) ORDINARY COURSE, INSURANCE AND PRESERVATION OF BUSINESS. CFF and each of the Banks will, except as otherwise agreed to in writing by NCBE:

          (i) carry on its respective business in the ordinary course and consistent with its respective policies, procedures and practices as heretofore conducted;

          (ii) except as terminated in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

          (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

          (iv) maintain, renew, keep in full force and effect and preserve its business organization, material rights, franchises, permits and licenses, retain its present employee force, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

          (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

     (b) NOTICE. CFF will promptly notify NCBE of any event of which hereafter becomes known to CFF management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of CFF and the Banks, taken as a whole, or if CFF determines that it may be unable to fulfill the conditions set forth in Section 11 or 12 hereof.

     (c) PROHIBITED ACTION WITHOUT APPROVAL. None of CFF or the Banks will, except with the prior written consent of NCBE, do any of the following:

          (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by CFF or either of the Banks; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by CFF or either of the Banks (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $2,000,000 to any person other than renewals or restructurings of loans in existence on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $50,000 individually or $250,000 in the aggregate; or

          (iii) issue, sell, redeem or acquire for value, or agree to do so, any shares of the capital stock or other equity securities, options or other ownership interests of CFF or debt securities, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than (A) cash dividends on the CFF Common in an amount equal to $3.00 per share payable semi-annually on July 1 and January 1, and (B) cash dividends on the CFF A Preferred in an amount equal to $5.625 per share, payable semi-annually on March 30 and September 30; provided, however, that CFF shall coordinate with NCBE the record and payment dates of dividends payable pursuant to clauses (A) and (B) for the quarter in which the Effective Time occurs, such that CFF shareholders shall receive dividends from either CFF or NCBE, but not both, with respect to such quarter, (C) cash dividends payable by the Banks, (D) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (E) the payment of any debt security upon the maturity thereof, and (F) obligations or liabilities permitted to be incurred pursuant to Section 9(c)(i) hereof; or

          (iv) sell, pledge or redeem any Bank Stock; amend its articles of incorporation or articles of association, as the case may be, or by-laws; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (v)  enter into or amend any employment agreement; or

          (vi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity; or

          (vii) open any new office or close any current office of the Banks; or

          (viii) knowingly take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method.

     (d)  NO SOLICITATION.

          (i) None of CFF or the Banks nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless CFF's Board of Directors has reasonably determined in good faith based upon the written advice of counsel that the failure to do so would cause the Board of Directors to breach its fiduciary duties under applicable law, (A) enter into or authorize any discussions with any third party concerning, or (B) furnish or authorize the furnishing of any confidential information relating to CFF or the Banks to any third party for the purpose of studying, considering, soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire CFF or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of CFF or the Banks. CFF will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

          (ii) Upon the execution of this Agreement, CFF shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire CFF or the Banks.

     (e) INSIDER LENDING. The Banks shall not change or modify any of their current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to their directors, officers and employees.

     (f) NO VIOLATION. None of CFF or the Banks will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

     (g) ACCOUNTING. CFF and each of the Banks will maintain its books, accounts and records in accordance with GAAP. None of CFF or the Banks shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. None of CFF or the Banks shall change any practice or policy with respect to the charging off or loans or the maintenance of their reserve for possible loan losses, except as required by law, regulation or GAAP.

     10.  ADDITIONAL AGREEMENTS.  CFF agrees as follows:

     (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, CFF shall permit NCBE and its authorized representatives reasonable access during regular business hours to CFF's properties and those of the Banks. CFF shall make its and the Banks' directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and CFF shall, and shall cause the Banks to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of CFF and the Banks, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (b) MANAGEMENT REPORTS. CFF shall promptly provide to NCBE copies of any reports to the Board of Directors of CFF or either of the Banks or any committee thereof and minutes of all meetings of the Board of Directors of CFF and the Banks and each committee thereof. Throughout the period prior to the Effective Time, CFF and the Banks will cause one or more designated representatives to confer with representatives of NCBE on the ongoing operations of CFF and the Banks.

     (c) NOTIFICATION OF CHANGE. CFF shall promptly notify NCBE of any material change in the ordinary course of business or in the operation of the properties of CFF or either of the Banks and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving CFF or either of the Banks which is material to, or which might have a material adverse effect on CFF and the Banks, taken as a whole, or of any breach by CFF of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep NCBE promptly and fully informed of such events.

     (d) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, CFF shall promptly furnish NCBE with any information within its possession which relates to CFF or either of the Banks and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. CFF agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

     (e) RESTRICTION ON RESALES. CFF shall obtain and deliver to NCBE, at least thirty-one (31) days prior to the Closing, the signed agreement, in the form of Exhibit A hereto, of each of its officers and directors and shall use its best efforts to obtain similar agreements from each other person who owns 5% or more of the outstanding shares of each class of CFF Stock and any other persons who may reasonably be deemed by NCBE to be an "affiliate" of CFF within the meaning of such term as used in Rule 145 under the Securities Act.

     (f) SHAREHOLDER APPROVAL. CFF shall cause to be duly called and held a special meeting of the holders of CFF Stock for submission of this Agreement and the Merger for approval of such shareholders as required by the KBCA. In connection with such meeting, (i) CFF shall cooperate and assist NCBE in preparing and filing the Registration Statement, and any amendments or supplements thereto, including the Proxy Statement/Prospectus with the Commission and applicable state securities authorities, and CFF shall mail the Proxy Statement/Prospectus to its shareholders; (ii) CFF shall furnish NCBE all information within its possession concerning itself that NCBE may reasonably request in connection with the Proxy Statement/Prospectus; (iii) the Board of Directors of CFF (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such approval; and (iv) CFF agrees that the information furnished to NCBE for inclusion in the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     11. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) SHAREHOLDER APPROVAL. The Merger shall have been approved by the holders of a majority of each of the classes of CFF Stock, voting as separate voting groups.

     (b) REGULATORY APPROVAL. The transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

     (c)  NO ACTION TO PREVENT CONSUMMATION.

          (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person which is reasonably expected to (i) result in an order enjoining the Merger, (ii) result in a determination that a party has failed to comply with applicable legal requirements in connection with the Merger; or (iii) have a material adverse effect on the future conduct of the business of a party;

          (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law and that it intends to commence proceedings to restrain consummation of the Merger; and

          (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

     (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order.

     (e) FEDERAL TAX OPINION. The parties shall have received an opinion of Baker & Daniels, in form and substance satisfactory to the parties, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code and such opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time.

     (f) EXCHANGE OF CFF OPTIONS. Each outstanding and unexercised CFF Option shall have been exchanged for a substitute Nonqualified Stock Option under the NCBE Option Plan or other arrangements satisfactory to the holders of such CFF Options shall have been made.

     12. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a)  STATUS AS OF CLOSING.   All representations and warranties of CFF
contained in this Agreement shall be true as though made at and as of the Closing except for such untruths or inaccuracies which individually or in the aggregate would not have a material adverse effect on CFF and the Banks, taken as a whole; CFF shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of CFF and the Banks, taken as a whole; and there shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of CFF) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEY'S OPINION. NCBE shall have received an opinion, dated the Closing, of Stites & Harbison, counsel for CFF, in substantially the form of Exhibit B attached hereto.

     (c) POOLING-OF- INTERESTS. In the opinion of NCBE, after consultation with its independent auditors, the Merger shall qualify for the pooling-of-interests method under Accounting Principles Board No. 16 if consummated in accordance with this Agreement.

     (d) EMPLOYEE BENEFIT PLANS. CFF shall have taken such actions as NCBE may reasonably request to resolve or initiate the resolution of matters identified on the Disclosure Schedule with respect to the Plans of CFF and the Banks.

     13. CONDITIONS TO OBLIGATIONS OF CFF. The obligation of CFF to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) STATUS OF CLOSING. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing except for such truths or inaccuracies which individually or in the aggregate would not have a material adverse effect on NCBE and its subsidiaries, taken as a whole; NCBE shall have performed and satisfied all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; and there shall be delivered to CFF a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEY'S OPINION. CFF shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit C attached hereto.

     (c) FAIRNESS OPINION. CFF shall have received, as of the date of mailing the Proxy Statement/Prospectus contained in the Registration Statement, an up-date of the opinion delivered to the Board of Directors of CFF prior to the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial viewpoint, to the holders of all classes of CFF stock.

     14. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and
(c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

     15. PAYMENT OF EXPENSES. Each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby.

     16. TERMINATION OF AGREEMENT. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the shareholders of CFF have approved this Agreement, this Agreement may be terminated at any time on or prior to the Closing:

     (a) MUTUAL CONSENT. By mutual written consent of a majority of the members of each of the Boards of Directors of CFF and NCBE, or

     (b) OTHERWISE. (i) By the Board of Directors of CFF, upon written notice to NCBE, if by August 31, 1998, any of the conditions set forth in Sections 11 or 13 shall not have been satisfied or are no longer capable of being satisfied; or (ii) by the Board of Directors of NCBE, upon written notice to CFF, if by August 31, 1998, any of the conditions set forth in Sections 11 or 13 shall not have been satisfied or are no longer capable of being satisfied.

     (c) EFFECT OF TERMINATION. Upon termination of this Agreement by either NCBE or CFF pursuant to this Section 16, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or CFF or the respective directors, officers, employees, agents or stockholders of either of them unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

     17. PUBLICITY AND REPORTS. NCBE and CFF shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

     18. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 1(d), 5, 8(e) and 14 shall survive the Effective Time or the earlier termination of this Agreement.

     19. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

     If to NCBE, addressed to:

          National City Bancshares, Inc.
          227 Main Street
          P. O. Box 868
          Evansville, Indiana 47705-0868
          Attn: Robert A. Keil
          Fax No. (812) 464-9825

          With a copy addressed to:

          Baker & Daniels
          300 North Meridian Street, Suite 2700
          Indianapolis, Indiana 46204-1782
          Attn: David C. Worrell
          Fax No. (317) 237-1000

     If to CFF, addressed to:

          Community First Financial, Inc.
          One West McDonald Parkway, Suite 3B
          Maysville, Kentucky   41056
          Attn:  Robert D. Vance
          Fax No. (606) 564-5757

          With a copy addressed to:

          Stites & Harbison
          Suite 2300
          250 W. Main Street
          Lexington, Kentucky 40507
          Attn:  Walter R. Byrne, Jr.
          Fax No.  (606) 253-9144

     20.  MISCELLANEOUS.

     (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party and any attempted assignment in violation of this prohibition shall be null and void.

     (b) LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana.

     (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

     (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of CFF, to the extent authorized by applicable law, by a writing signed by CFF and NCBE.

     (e) ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     (f) REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              NATIONAL CITY BANCSHARES, INC.



                              By:  /s/ ROBERT A. KEIL
                                 -----------------------------------------
                                     Robert A. Keil, President
ATTEST:


   /s/ STEPHEN C. BYELICK, JR.
----------------------------------
Stephen C. Byelick, Jr., Secretary


                              COMMUNITY FIRST FINANCIAL, INC.


                              By:    /s/ ROBERT D. VANCE
                                 -----------------------------------------
                                    Robert D. Vance, Chairman of the Board
ATTEST:

  /s/ CLYDE A. (PETE) TURNER
----------------------------------
Clyde A. (Pete) Turner, Secretary

                                      EXHIBIT A

                               FORM OF AFFILIATE LETTER

Gentlemen:

     In connection with the merger (the "Merger") of Community First Financial, Inc., a Kentucky corporation ("CFF"), with and into National City Bancshares, Inc., an Indiana corporation ("NCBE"), pursuant to the Agreement and Plan of Merger dated as of ________ __, 1998 (the "Agreement"), I have been advised that I may be deemed to be an "affiliate" within the meaning of Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), for the purposes of any resales of shares of the common stock, without par value ($1.00 stated value per share), of NCBE to be issued to me in the Merger (the "Shares"). I have also been advised that I may be deemed an "affiliate" of CFF for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board. Based on such advice and in order to induce NCBE and CFF to cause the Merger to be consummated, I hereby represent and warrant to, and agree with NCBE and CFF as follows:

          A. I hereby consent to the placing of a legend on the certificate or certificates evidencing the Shares referring to the issuance thereof in a transaction to which Rule 145 under the 1933 Act is applicable and to the giving of stop transfer instructions to the transfer agent for the Shares with respect to such certificate or certificates. The legend will state in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the terms of such Rule."

          B. I understand that NCBE is under no obligation to take any action to facilitate the sale, transfer, or other disposition by me or on my behalf of any of the Shares.

          C. In the event of any sale or transfer of any of the Shares in a transaction not involving a sale within the limits and in accordance with the applicable provisions of Rule 145 or a sale in a registered public offering, I will obtain from each transferee of the Shares in such transaction a letter agreement substantially similar hereto, or a letter containing such other information reasonably required by NCBE to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by NCBE against the transferee.

     It is understood and agreed that the legend set forth in Paragraph A above shall be removed, and the related stock transfer restrictions shall be lifted forthwith (i) if the sale or other transfer by me or on my behalf of my Shares shall have been registered under the 1933 Act, (ii) if the sale or other transfer by me or on my behalf of my Shares is not so registered, such sale is exempt from the registration requirements of the 1933 Act, or (iii) upon the expiration of the period specified in Rule 145(d)(3) under the 1933 Act, as it may be amended from time to time.

     I further represent to and covenant with NCBE that I have not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of CFF Stock held by me and that I will not sell, transfer or otherwise dispose of any of the Shares received by me in the Merger until after such time as results covering at least 30 days of combined operations of CFF and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                              Very truly yours,


                              ------------------------------

                                      EXHIBIT B

                          FORM OF OPINION OF COUNSEL FOR CFF

     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. CFF is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The State Bank is a banking corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky. The National Bank is a national banking association validly existing and in good standing under the laws of the United States.

     2. CFF and each of the Banks have the requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

     3. The authorized capital stock of CFF consists of 250,000 shares of CFF Common, 2,000 shares of CFF A Preferred and 100 shares of CFF B Preferred.
Based solely on a review of CFF's stock records, there are 41,969 shares of CFF Common issued and outstanding and no shares in the treasury, 1,605 shares of CFF A Preferred issued and outstanding and no shares in the treasury and 18 shares of CFF B Preferred issued and outstanding and no shares in the treasury. The authorized capital stock of the State Bank consists of 5,000 shares of State Bank Stock. Based solely on a review of the State Bank's stock records, there are 3,333 shares of State Bank Stock issued and outstanding, all of which are owned of record by CFF. The authorized capital stock of the National Bank consists of 6,400 shares of National Bank Stock. Based solely on a review of the National Bank's stock transfer records, there are 6,400 shares of National Bank Stock issued and outstanding, all of which are owned of record by CFF. To the best of our knowledge, all the outstanding shares of CFF Stock and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.

     4. The Agreement has been duly executed and delivered by CFF and constitutes a valid and binding obligation of CFF, enforceable against CFF in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals from Applicable Governmental Authorities that are required to be obtained by CFF in connection with the Merger have been obtained.

     6. The execution and delivery by CFF of, and the performance by CFF of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws or the articles of incorporation or articles of association, as the case may be, or by-laws of the Banks, or (b) to the best of our knowledge after due inquiry, violate, result in a breach of or constitute a default under any Material Contract to which CFF is a party or by which its properties are bound.

     7. Upon the filing and acceptance of the Articles of Merger by the Kentucky Secretary of State and assuming the Merger is effective under the laws of the State of Indiana, the Merger will become effective under the KBCA upon the issuance of a Certificate of Merger by the Kentucy Secretary of State.

     8. The meeting of shareholders of CFF held on ________ __, 1998, was duly held in accordance with all applicable requirements of the KBCA and the articles
of incorporation and bylaws of CFF.   The Agreement was duly adopted by the
affirmative vote of the holders of a majority of each of the classes of CFF Stock, voting as separate voting groups. No other action on the part of the holders of any class of CFF capital stock is required to approve the Merger.

                                      EXHIBIT C

                         FORM OF OPINION OF COUNSEL FOR NCBE



     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. NCBE is a corporation organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

     2. NCBE has all requisite corporate power and authority necessary to carry out its business as currently conducted.

     3. The authorized capital stock of NCBE consists of 20,000,000 shares of common stock, without par value (stated value $1.00 per share). All shares of NCBE Common to be issued to shareholders of CFF pursuant to the Merger have been duly authorized and, when issued in accordance with the Agreement, will be fully paid and non-assessable.

     4. The Agreement has been duly executed and delivered by NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

     6. No vote by the holders of any of the capital stock of NCBE to approve the Merger is required under Indiana law, the articles of incorporation or by-laws of NCBE or rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

     7. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to the best of our knowledge, after due inquiry, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

     8. Upon the filing and acceptance of the Articles of Merger by the Indiana Secretary of State and assuming the Merger is effective under the laws of the Commonwealth of Kentucky, the Merger will become effective under the IBCL at the time specified in the Articles of Merger.

     9. The Registration Statement has become effective under the Securities Act and, to our knowledge, is not the subject of any stop order or proceedings seeking a stop order.

                                      APPENDIX B

                                [PBS Fairness Opinion]



                                                  May __, 1998


Board of Directors
Community First Financial, Inc.
1 McDonald Parkway, Suite 3B
Maysville, Kentucky 41056

Dear Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common and preferred shareholders of Community First Financial, Inc., Maysville, Kentucky (the "Company") of the proposed merger of the Company with National City Bancshares, Inc., Evansville, Indiana ("NCBE"). In the proposed merger, Company common shareholders will receive 32.0692 NCBE common shares per Company common share or an aggregate of 1,345,912 NCBE common shares for all 41,969 Company common shares outstanding. In addition, each of the Company's 1,605 Class A preferred shares will be exchanged for 49.3545 for a total of 79,214 NCBE common shares. The Company's 18 Class B preferred shares will be exchanged at a ratio of 39 NCBE common shares per Company Class B preferred share or an aggregate of 702 NCBE common shares. Each of the Company's 500 common stock options will be exchanged for a NCBE non-qualified option to purchase 32.0692 NCBE common shares at a exercise price which will be adjusted by dividing the current exercise price by 32.0692, as further defined in the Agreement and Plan of Merger between NCBE and the Company (the "Agreement"). On March 2, 1998, the proposed consideration to be received, by all classes of Company shares, represents an aggregate value of $57,209,300 or $1,274.75 per Company common share, $1961.84 per Class A preferred share and $1,550.25 per Class B preferred share, based on the average of the bid/ask price for NCBE common stock of $39.75 as quoted on the National Association of Securities Dealers Automated Quotation System.

     Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

     For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiaries Community First Bank of Kentucky, Warsaw, Kentucky and Community First Bank, National Association, Maysville, Kentucky (the "Banks") contained in: (i) December 31, 1997 and June 30, 1997 Consolidated Reports of Condition and Income filed by the Banks with the Federal Reserve; (ii) June 30, 1996 and 1997 audited annual reports of the Banks; (iii) December 31, 1997 consolidated unaudited financial statements of the Company; and (iv) September 30, 1997 Uniform Bank Performance Reports of the Banks. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

     As part of preparing this Fairness Opinion, PBS performed a due diligence review of NCBE on March 3, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors meetings from January 17, 1996 through January 21, 1998; reports filed with the Securities and Exchange Commission by NCBE on

Forms 10-K, 8-K and 10-Q for the years ending December 31, 1995, 1996 and 1997 and year-to-date 1998; reports of independent auditors and management letters and response thereto, for the year ending December 31, 1996; the most recent analysis and calculation of allowance for loan and lease losses for each subsidiary bank; internal loan review reports; investment portfolio activity reports; asset quality reports; Uniform Holding Company Report for NCBE as of December 31, 1996 and September 30, 1997; December 31, 1997 reports of Condition and Income and September 30, 1997 Uniform Bank or Thrift Performance Reports for each subsidiary bank; discussion of pending litigation and other issues with senior management of NCBE.

     We have not compiled, reviewed or audited the financial statements of the Company or NCBE, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or NCBE.

     Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the merger consideration proposed to be received the holders of all classes of stock of the Company under the Agreement is fair and equitable from a financial perspective.

                                            Very truly yours,

                                            Professional Bank Services, Inc.

                                      APPENDIX C
                  Excerpts of the Kentucky Business Corporation Act
                                 (Dissenters' Rights)
                    RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


271B.13-010    DEFINITIONS. - As used in this subtitle:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020    RIGHT TO DISSENT - (1)  A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a)  Consummation of a plan of merger to which the corporation is a party:

     1. If shareholder approval is required for the merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

     2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the ususal and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

     2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

     (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

     (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030    DISSENT BY NOMINEE AND BENEFICIAL OWNERS - (1)  A record
shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (2) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                     PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

271B.13-200    NOTICE OF DISSENTERS' RIGHTS - (1)  If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

  (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210    NOTICE OF INTENT TO DEMAND PAYMENT - (1)  If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (b)  Shall not vote his shares in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220    DISSENTERS' NOTICE - (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

  (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders or, if no shareholder authorization was obtained, by the board of directors, and shall:

     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

     (e)  Be accompanied by a copy of this subtitle.

271B.13-230    DUTY TO DEMAND PAYMENT - (1)  A shareholder who is sent a
dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

  (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240    SHARE RESTRICTIONS - (1) The corporation may restrict the
transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

  (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250    PAYMENT - (1)  Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  (2)     The payment shall be accompanied by:

     (a) The Corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c)  An explanation of how the interest was calculated; and

     (d) A statement of the dissenters' right to demand payment under KRS 271B.13-280.

271B.13-260    FAILURE TO TAKE ACTION - (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270    AFTER-ACQUIRED SHARES - (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under KRS 271B.13-280.

271B.13-280    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER -(1)
A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

     (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days afer the date set for demanding payment.

  (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection
(1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                             JUDICIAL APPRAISAL OF SHARES

271B.13-300    COURT ACTION - (1)  If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310    COURT COSTS AND COUNSEL FEES - (1)  The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

     The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding to which the director or officer was a party because of serving as a director or officer of the corporation.

     As permitted by the Indiana Business Corporation Law, the Registrant's Articles of Incorporation provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the Board of Directors must have determined that such persons acted in good faith in what they reasonably believed to be the best interests of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful).

     In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 21.  Exhibits and Financial Statement Schedules.

          (a) Exhibits: The list of exhibits is incorporated by reference to the Index to Exhibits on page E-1.

          (b) Financial Statement Schedules: All financial statements schedules are omitted since the required information is not applicable or is not present in amounts sufficient to require submission of the schedules.

Item 22.  Undertakings.

     1.   The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities hereunder through use of a prospectus which is a part of this Registration Statement, by a person or party who is deemed to be an underwriter within the making of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form.

     4. The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     7. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                      SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EVANSVILLE, STATE OF INDIANA, ON MAY 6, 1998.

                                     NATIONAL CITY BANCSHARES, INC.

                                     By:  /s/ Michael F. Elliott
                                     ________________________________________
                                     Michael F. Elliott, Chairman of the Board
                                     and Chief Executive Officer

                                  POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael F. Elliott and Robert A. Keil and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



         SIGNATURE                         TITLE                      DATE
/s/ Michael F. Elliott         Chairman of the Board, Chief      May 6, 1998
__________________________     Executive Officer and
Michael F. Elliott             Director (Principal Executive
                               Officer)



/s/ Robert A. Keil             President, Chief Financial        May 6, 1998
__________________________     Officer and Director
Robert A. Keil                 (Principal Financial Officer)



/s/ Stephen C. Byelick, Jr.    Secretary and Treasurer           May 6, 1998
__________________________     (Principal  Accounting
Stephen C. Byelick, Jr.        Officer)



_________________________      Director                         ______, 1998
Janice L. Beesley


/s/ Susanne R. Emge            Director                          May 6, 1998
_________________________
Susanne R. Emge


_________________________      Director                         ______, 1998
Donald G. Harris


/s/ Dr. H. Ray Hoops           Director                          May 6, 1998
__________________________
Dr. H. Ray Hoops



/s/ John D. Lippert            Director                          May 6, 1998
_________________________
John D. Lippert



/s/ Ronald G. Reherman         Director                          May 6, 1998
__________________________
Ronald G. Reherman



/s/ Laurence R. Steenberg      Director                          May 6, 1998
__________________________
Laurence R. Steenberg



/s/ Richard F. Welp            Director                          May 6, 1998
__________________________
Richard F. Welp


                                  INDEX TO EXHIBITS


  EXHIBIT
    NO.      DESCRIPTION

     2 Agreement and Plan of Merger dated February 11, 1998 between the Registrant and Trigg Bancorp., Inc., (incorporated by reference to Appendix A to the Proxy Statement/Prospectus included in this Registrant Statement).

    3(a) Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3A to Form 10-K for the year ending December 31, 1996).

    3(b) By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii) to Form 10-K for the year ending December 31, 1997).

     5 Opinion of Baker & Daniels, counsel for Registrant, regarding legality of securities offered hereby.

     8 Opinion of Baker & Daniels, counsel for Registrant, regarding tax matters.

   23(a)     Consent of McGladrey & Pullen, LLP.

   23(b)     Consent of KPMG Peat Marwick LLP.

   23(c) Consent of Baker & Daniels - included in its opinions filed as Exhibits 5 and 8.

   23(d)     Consent of Professional Bank Services, Inc.

     24      Power of Attorney - included on page II-5.

   99(a)     Form of CFF Proxy - CFF Common.

   99(b)     Form of CFF Proxy - CFF A Preferred.

   99(c)     Form of CFF Proxy - CFF B Preferred.


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